UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Thomas & Betts Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.10 per share

(2)	Aggregate number of securities to which transaction applies:

55,574,846 shares of common stock, which consists of: (i) 52,201,342 shares of common stock issued and outstanding as of February 13, 2012 (including 333,746 shares of restricted common stock outstanding as of such date), (ii) 3,204,583 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of February 13, 2012 and (iii) 168,921 shares of common stock subject to performance share units and deferred director fees as of February 13, 2012.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011460 by the underlying value of the transaction of $3,884,549,816, which has been calculated as the sum of: (a) the product of (i) 52,201,342 issued and outstanding shares of common stock as of February 13, 2012 and (ii) the merger consideration of $72.00 per share; plus (b) the product of (i) 3,204,583 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of February 13, 2012 and (ii) $35.54 per share (the difference between $72.00 per share and the weighted-average exercise price of such options of $36.46 per share); plus (c) the product of (i) 168,921 shares of common stock subject to performance share units and deferred director fees as of February 13, 2012 and (ii) $72.00 per share.

(4)	Proposed maximum aggregate value of transaction:

$3,884,549,816

(5)	Total fee paid:

$445,169

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THOMAS & BETTS CORPORATION

8155 T&B Boulevard

Memphis, Tennessee 38125

(901) 252-8000

[—], 2012

Dear Shareholder:

Thomas & Betts Corporation (“Thomas & Betts”) and ABB Ltd (“ABB”) have entered into an Agreement and Plan of Merger, dated as of January 29, 2012 (as it may be amended from time to time, the “merger agreement”), providing for the acquisition of Thomas & Betts by ABB. Pursuant to the terms of the merger agreement, an indirect wholly owned subsidiary of ABB will be merged with and into Thomas & Betts, with Thomas & Betts surviving the merger as an indirect wholly owned subsidiary of ABB (the “merger”).

If the merger is completed, Thomas & Betts shareholders will have the right to receive $72.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock, par value $0.10 per share, of Thomas & Betts (“Thomas & Betts common stock”) that they own immediately prior to the effective time of the merger.

We will hold a special meeting of our shareholders in connection with the proposed merger (the “special meeting”) on [—], 2012 at [—] a.m., local time. At the special meeting, shareholders will be asked to vote on the proposal to approve the merger agreement. The proposal to approve the merger agreement will be approved if the holders of a majority of the outstanding shares of Thomas & Betts common stock vote to approve the merger agreement.

We cannot complete the merger unless Thomas & Betts shareholders approve the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

The Thomas & Betts board of directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Thomas & Betts and its shareholders and has unanimously approved the merger agreement and the merger. After careful consideration, the Thomas & Betts board of directors unanimously recommends that Thomas & Betts shareholders vote “FOR” the proposal to approve the merger agreement.

In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain payments that will or may be made to Thomas & Betts’ named executive officers by Thomas & Betts based on or otherwise relating to the merger. The Thomas & Betts board of directors unanimously recommends that Thomas & Betts shareholders vote “FOR” the named executive officer merger-related compensation proposal described in the accompanying proxy statement.

The obligations of Thomas & Betts and ABB to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Thomas & Betts, the special meeting, the merger agreement and the merger.

Thank you for your confidence in Thomas & Betts.

Respectfully,

Dominic J. Pileggi
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits of the merger agreement or the transactions contemplated thereby, which would include the merger, or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [—], 2012 and is first being mailed to Thomas & Betts shareholders on or about [—], 2012.

THOMAS & BETTS CORPORATION

8155 T&B Boulevard

Memphis, Tennessee 38125

(901) 252-8000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

DATE & TIME	[—], [—], 2012 at [—] a.m., CDT

PLACE	TPC Southwind, 3325 Club at Southwind, Memphis, Tennessee 38125.

ITEMS OF BUSINESS

•    Consider and vote on a proposal to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of January 29, 2012, by and among Thomas & Betts Corporation (“Thomas & Betts”), ABB Ltd (“ABB”) and Edison Acquisition Corporation, an indirect wholly owned subsidiary of ABB, a copy of which is included as Annex A to the proxy statement of which this notice forms a part, and pursuant to which an indirect wholly owned subsidiary of ABB will be merged with and into Thomas & Betts, with Thomas & Betts surviving the merger as an indirect wholly owned subsidiary of ABB (the “merger”);

•    Approve an adjournment of the special meeting of shareholders of Thomas & Betts (the “special meeting”), if necessary or appropriate in the view of the board of directors of Thomas & Betts (the “Thomas & Betts Board” or the “Board”), to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement; and

•    Consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation to be paid by Thomas & Betts to its named executive officers that is based on or otherwise relates to the merger.

RECORD DATE	Shareholders of record at the close of business on [—], 2012 may vote at the special meeting.

VOTING BY PROXY	The Thomas & Betts Board is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy by internet, over the telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS

The Thomas & Betts Board unanimously recommends that you vote:

•    “FOR” the proposal to approve the merger agreement;

•    “FOR” the adjournment proposal; and

•    “FOR” the named executive officer merger-related compensation proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE

MATERIALS OR COMPLETE, DATE, SIGN, AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

Please note that we intend to limit attendance at the special meeting to shareholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Thomas & Betts common stock as of the record date. All shareholders should also bring photo identification.

The proxy statement of which this notice forms a part provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Thomas & Betts common stock, please contact Thomas & Betts’ proxy solicitor:

Georgeson, Inc.

199 Water Street

New York, NY 10038

Call Toll-Free: (888) 658-3624

By Order of the Board of Directors of Thomas & Betts Corporation,

J.N. Raines
Vice President, General Counsel and Secretary

Memphis, Tennessee

[—], 2012

i

ii

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read the remainder of this proxy statement carefully, including the attached annexes, and the other documents to which we have referred you. For additional information on Thomas & Betts included in documents incorporated by reference into this proxy statement see the section entitled “Where You Can Find More Information” beginning on page 79. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “Thomas & Betts”, “we”, “us”, or “our” in this proxy statement refer to Thomas & Betts Corporation, a Tennessee corporation; all references in this proxy statement to “ABB” refer to ABB Ltd, a corporation organized under the laws of Switzerland; all references to “Merger Sub” refer to Edison Acquisition Corporation, a Tennessee corporation and an indirect wholly owned subsidiary of ABB formed for the sole purpose of effecting the merger; all references to “Thomas & Betts common stock” refer to the common stock, par value $0.10 per share, of Thomas & Betts; all references to the “merger” refer to the merger of Merger Sub with and into Thomas & Betts with Thomas & Betts surviving as an indirect wholly owned subsidiary of ABB; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of January 29, 2012, as it may be amended from time to time, by and among ABB, Thomas & Betts and Merger Sub, a copy of which is included as Annex A to this proxy statement. Thomas & Betts, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Companies

Thomas & Betts Corporation (see page 17)

Thomas & Betts Corporation is a leading designer and manufacturer of essential components used to manage the connection, distribution, transmission and reliability of electrical products in industrial, construction and utility applications. We are also a leading producer of commercial heating and ventilation units used in commercial and industrial buildings and highly engineered steel structures used for utility transmission. We have operations in over 20 countries. Manufacturing, marketing and sales activities are concentrated primarily in North America and Europe. We pursue growth through market penetration, new product development and acquisitions.

We sell our products through the following channels:

•	electrical, utility, telephone, cable, and heating, ventilation and air-conditioning distributors;

•	mass merchandisers, catalog merchandisers and home improvement centers; and

•	directly to original equipment manufacturers, utilities and certain end-users.

Shares of Thomas & Betts common stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “TNB”.

Thomas & Betts was established in 1898 as a sales agency for electrical wires and raceways, and was incorporated and began manufacturing products in New Jersey in 1917. We were reincorporated in Tennessee in 1996. Our principal executive offices are maintained at 8155 T&B Boulevard, Memphis, Tennessee 38125, and the telephone number at that address is 901-252-8000. Our corporate website address is www.tnb.com. The information provided on the Thomas & Betts website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement.

ABB Ltd (see page 17)

ABB is a corporation organized under the laws of Switzerland with its principal executive offices located at Affolternstrasse 44, CH-8050 Zurich, Switzerland. The telephone number of ABB is +41 (43) 317-7111. ABB is a global leader in power and automation technologies that are designed to improve performance and lower the environmental impact for its utility and industrial customers. ABB provides a broad range of products, systems, solutions and services that are designed to improve power grid reliability, increase industrial productivity and enhance energy efficiency. ABB focuses on power transmission, distribution and power-plant automation and serves electric, gas and water utilities, as well as industrial and commercial customers. ABB also delivers automation systems that measure, control, protect and optimize plant applications across a full range of industries.

Edison Acquisition Corporation (see page 17)

Edison Acquisition Corporation, an indirect wholly owned subsidiary of ABB, is a Tennessee corporation that was formed on January 26, 2012 for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The principal executive offices of Merger Sub are located at 501 Merritt 7, Norwalk, Connecticut 06851, and the telephone number at that address is 203-750-2226.

The Merger

A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 53.

Form of the Merger (see page 22)

If the merger is completed, at the effective time of the merger, Merger Sub will be merged with and into Thomas & Betts. Thomas & Betts will survive the merger as an indirect wholly owned subsidiary of ABB.

Merger Consideration (see page 54)

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Thomas & Betts shareholders will have the right to receive $72.00 in cash, without interest and less any applicable withholding taxes, for each share of Thomas & Betts common stock that they own immediately prior to the effective time of the merger.

Treatment of Thomas & Betts Equity Awards (see page 55)

The merger agreement provides that outstanding equity awards granted under Thomas & Betts’ equity plans will be treated as follows at the effective time of the merger:

Stock Options. Each option to purchase shares of Thomas & Betts common stock, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the spread value of the option. The spread value will equal the merger consideration of $72.00 per share minus the exercise price of the option, multiplied by the number of shares subject to the option.

However, an optionholder may elect, no later than five business days before the effective time of the merger, to have all or a portion of his or her options instead converted into an option to purchase ABB American Depositary Shares. The number of ABB American Depositary Shares that will be subject to the converted option will equal the number of shares of Thomas & Betts common stock subject to the option immediately before the effective time of the merger, multiplied by the option exchange ratio, rounded down to the nearest number of whole shares. The exercise price of the converted option will equal the exercise price of the option immediately before the effective time of the merger divided by the option exchange ratio, rounded up to the nearest whole cent. The option exchange ratio will equal the merger consideration of $72.00 per share divided by the volume-weighted average price of an ABB American Depositary Share on the NYSE for the 10 consecutive trading days ending on and including the last trading day before the date on which the effective time of the merger occurs. The converted option will be governed by the same terms (e.g., exercise period) as applied to the option immediately before the effective time of the merger.

Any option with an exercise price of $72.00 or more will be cancelled without consideration.

Restricted Stock. Each restricted share of Thomas & Betts common stock, whether vested or unvested, will be converted into the right to receive the merger consideration of $72.00 per share.

Other Equity Awards. Each other Thomas & Betts equity award, whether vested or unvested, will be converted into the right to receive the merger consideration of $72.00 per share, minus any exercise or base price applicable to the award, multiplied by the number of shares of Thomas & Betts common stock subject to the award. Any such award that is subject to performance-based vesting conditions will vest based on the attainment of those conditions as of the effective time of the merger. To the extent that the conditions are not attained, the award will be cancelled without consideration.

Thomas & Betts has granted performance stock units that will vest between 0% and 200% based on attainment of a specified relative total shareholder return condition for the period from January 1, 2011 through the effective time of the merger for units granted in December 2010 and the period from January 1, 2012 through the effective time of the merger for units granted in December 2011. For each unit that vests based on attainment of this condition, the holder will receive the merger consideration of $72.00.

Withholding. Any cash payments that the holders of equity awards receive at the effective time of the merger will be subject to applicable withholding taxes.

Recommendation of the Thomas & Betts Board of Directors (see page 34)

After careful consideration, the Thomas & Betts board of directors (the “Thomas & Betts Board” or the “Board”) unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Thomas & Betts and its shareholders and unanimously authorized and adopted the merger agreement and the merger. Certain factors considered by the Thomas & Betts Board in reaching its decision to authorize and adopt the merger agreement and the merger can be found in the section entitled “The Merger—Thomas & Betts’ Reasons for the Merger” beginning on page 31. The Thomas & Betts Board unanimously recommends that the shareholders vote:

•	FOR the proposal to approve the merger agreement at the special meeting;

•

FOR the proposal to adjourn the special meeting, if necessary or appropriate in the view of the Thomas & Betts Board, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement (the “adjournment proposal”); and

•

FOR the proposal to approve, on a non-binding, advisory basis, certain compensation to be paid by Thomas & Betts to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”).

Opinion of Deutsche Bank Securities Inc. (see page 34)

Deutsche Bank Securities Inc. (“Deutsche Bank”) rendered its opinion to the Thomas & Betts Board that, as of January 29, 2012 and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the merger consideration of $72.00 in cash per share to be received by the holders of shares of Thomas & Betts common stock in the merger was fair from a financial point of view to such holders.

The full text of Deutsche Bank’s written opinion, dated January 29, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Board in connection with and for purposes of its consideration of the merger. Deutsche Bank’s opinion is not a recommendation as to how any holders of Thomas & Betts common stock should vote with respect to the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision of Thomas & Betts to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies.

Interests of Thomas & Betts’ Directors and Executive Officers in the Merger (see page 44)

In considering the recommendation of the Thomas & Betts Board to approve the merger agreement, Thomas & Betts shareholders should be aware that certain of Thomas & Betts’ directors and executive officers have interests in the merger that are different from, or in addition to, those of Thomas & Betts shareholders generally. These interests are described in the section entitled “The Merger—Interests of Thomas & Betts’ Directors and Executive Officers in the Merger” beginning on page 44. The Thomas & Betts Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its unanimous decision to authorize and adopt the merger agreement, and in unanimously recommending to Thomas & Betts shareholders that the merger agreement be approved. These interests include the following:

•

Pursuant to the merger agreement, the directors and executive officers will be entitled to (i) cashout of their shares and equity awards at the effective time of the merger based on the merger consideration of $72.00 per share (except for any stock options that they elect to have rolled over into options to purchase ABB American Depositary Shares) and (ii) continued indemnification and insurance coverage for six years after the effective time of the merger.

•

Pursuant to their termination protection agreements, which were entered into between 2003 and 2010, the executive officers will be entitled to cash payments, supplemental retirement benefits, continued health and welfare benefits and reimbursement of specified tax obligations, either at the effective time of the merger or on specified terminations of employment after the effective time of the merger. Thomas & Betts will be required to make an irrevocable contribution to a rabbi trust to fully fund the cash payments provided under the agreements.

Material U.S. Federal Income Tax Consequences of the Merger (see page 76)

The exchange of Thomas & Betts common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 and consult your tax advisers regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Clearances and Approvals Required for the Merger (see page 51)

HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents Thomas & Betts and ABB from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the HSR Act waiting period is terminated or expires. Thomas & Betts and ABB will file the requisite notification and report forms under the HSR Act with the DOJ and the FTC as promptly as practicable, which will trigger the start of the HSR Act waiting period. The DOJ, the FTC, state attorneys general and others may challenge the merger on antitrust grounds either before or after expiration or termination of the HSR Act waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC, state attorneys general or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the merger. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or that, if a challenge is made, it will not succeed.

Foreign Antitrust Matters. Thomas & Betts and ABB must also file merger notifications with the appropriate regulators in the European Union, Canada, Turkey and Brazil pursuant to each jurisdiction’s respective laws, designed or intended to regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Thomas & Betts and ABB must also observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in each of the European Union, Canada and Turkey before completing the merger. Pre-closing approval in Brazil is not required. Thomas & Betts and ABB will file merger notifications with the appropriate regulators in Brazil on Friday, February 17, 2012, and with those in the European Union, Canada and Turkey as promptly as practicable.

Foreign antitrust authorities in these or other jurisdictions may take action under the antitrust laws of their jurisdictions, which could include seeking to enjoin the completion of the merger. For more information about regulatory approvals relating to the merger, see the sections entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” beginning on page 51 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 66.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Expected Timing of the Merger (see page 54)

We expect to complete the merger in mid-2012. The merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Conditions to Completion of the Merger (see page 66)

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied or, where legally permissible, waived, including:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of Thomas & Betts common stock;

•

expiration or termination of the applicable waiting period under the HSR Act and the expiration or termination of the applicable waiting periods, or the receipt of the applicable approvals, clearances or consents, under the antitrust or similar laws of the European Union, Canada and Turkey;

•

absence of (i) any order issued by any court of competent jurisdiction or other restraint or prohibition of any governmental entity and (ii) any law prohibiting or making illegal the consummation of the merger;

•

the accuracy of representations and warranties made by the other party in the merger agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties); and

•	performance in all material respects by the other party of the agreements and covenants of such party in the merger agreement on or prior to the closing date of the merger.

Restrictions on Solicitation of Alternative Proposals (see page 60)

Subject to certain exceptions, the merger agreement prohibits Thomas & Betts from, among other things, (i) soliciting, initiating or knowingly encouraging or facilitating competing acquisition proposals or (ii) engaging in any discussions or negotiations regarding, or providing information concerning Thomas & Betts relating to, any competing acquisition proposal. Prior to approval of the merger agreement by Thomas & Betts shareholders, Thomas & Betts may, however, upon the terms and subject to the conditions set forth in the merger agreement, provide information to and engage in discussions or negotiations with a third party that makes an unsolicited written acquisition proposal that either constitutes a superior proposal (as defined in the merger agreement) or is reasonably likely to result in a superior proposal, if the Thomas & Betts Board determines that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Changes in Board Recommendation (see page 62)

Prior to approval of the merger agreement by Thomas & Betts shareholders, the Thomas & Betts Board may, upon receipt of a superior proposal (as defined in the merger agreement), change its recommendation that the Thomas & Betts shareholders approve the merger agreement or authorize Thomas & Betts to terminate the merger agreement in order to accept the superior proposal, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving ABB the opportunity to make adjustments to the merger agreement in response to the superior proposal so that such proposal no longer constitutes a superior proposal. The Thomas & Betts Board may also change its recommendation that the Thomas & Betts shareholders approve the merger agreement in certain other circumstances. If the Thomas & Betts Board changes its recommendation with respect to the merger agreement, ABB may terminate the merger agreement.

Termination of the Merger Agreement (see page 67)

ABB and Thomas & Betts may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger.

Either ABB or Thomas & Betts may also terminate the merger agreement if:

•

the merger has not been consummated by August 29, 2012, unless all of the conditions to the completion of the merger other than the condition relating to antitrust approvals are satisfied or are capable of being satisfied, in which case such date will be extended such that each party may only terminate the merger agreement if the merger has not been consummated by October 29, 2012;

•

any order of a governmental entity having competent jurisdiction is entered enjoining any of the parties from consummating the merger and such order has become final and nonappealable or there is any law that makes consummation of the merger illegal or otherwise prohibited;

•	Thomas & Betts shareholders do not approve the merger agreement at the special meeting (or any adjournment thereof); or

•

the other party has breached any of its representations, warranties, covenants or agreements in the merger agreement (other than, in Thomas & Betts’ case, its non-solicitation obligations) resulting in the failure to satisfy the condition to the non-breaching party’s obligations to complete the merger relating to the accuracy of the breaching party’s representations and warranties or the breaching party’s compliance with its covenants and agreements, and such breach is incapable of being cured by August 29, 2012 (or October 29, 2012, if extended as provided in the merger agreement) or is not cured by the breaching party within 30 days after such party receives written notice of such breach from the non-breaching party.

ABB may also terminate the merger agreement if, prior to the approval by Thomas & Betts shareholders of the merger agreement, the Thomas & Betts Board has changed its recommendation that the Thomas & Betts shareholders approve the merger agreement in a manner adverse to ABB or Merger Sub or Thomas & Betts has willfully and knowingly breached in any material respect its obligations related to calling the special meeting or its non-solicitation obligations.

Thomas & Betts may also terminate the merger agreement as described above in connection with the entry into any acquisition agreement, merger agreement or similar definitive agreement with respect to a superior proposal (as defined in the merger agreement).

Termination Fee and Expenses (see page 69)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses. However, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, Thomas & Betts will be required to pay to ABB a termination fee of $116 million. In addition, if ABB terminates the merger agreement under certain circumstances in which the termination fee is not payable, Thomas & Betts will be required to reimburse ABB for all of its reasonable out-of-pocket fees and expenses incurred on or prior to such termination in connection with the transactions contemplated by the merger agreement, up to $20 million in the aggregate. If Thomas & Betts later becomes obligated to pay the termination fee to ABB after paying such an expense reimbursement to ABB, the amount of the expense reimbursement will be credited toward Thomas & Betts’ payment of the termination fee. See the section entitled “The Merger Agreement—Termination Fee Payable by Thomas & Betts” beginning on page 69 for a discussion of the circumstances under which such termination fee and expense reimbursement will be required to be paid.

Specific Performance (see page 69)

Each party to the merger agreement is entitled to an injunction or injunctions to prevent breaches of the merger agreement by the other parties or to specifically enforce the performance of the terms and provisions of the merger agreement.

Financing Related to the Merger (see page 51)

The completion of the merger is not subject to any financing condition. ABB has represented and warranted in the merger agreement that it will have available all funds necessary to complete the merger. ABB is expected to provide all funds necessary to complete the merger through a combination of cash on hand and certain financing arrangements.

Dissenters’ Rights (see page 52)

Under Tennessee law, Thomas & Betts shareholders are not entitled to and will not have dissenters’ rights in connection with the merger.

The Special Meeting (see page 18)

The special meeting of Thomas & Betts shareholders is scheduled to be held at TPC Southwind, 3325 Club at Southwind, Memphis, Tennessee 38125 on [—], 2012 at [—], local time. The special meeting is being held in order to consider and vote on the following proposals:

•	to approve the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement”, beginning on pages 22 and 53, respectively;

•

to approve an adjournment of the special meeting, if necessary or appropriate in the view of the Thomas & Betts Board, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement; and

•

to approve, on a non-binding, advisory basis, certain compensation to be paid by Thomas & Betts to its named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Thomas & Betts’ Directors and Executive Officers in the Merger” beginning on page 44.

Only holders of record of Thomas & Betts common stock at the close of business on [—], 2012, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [—] shares of Thomas & Betts common stock were issued and outstanding, approximately [—]% of which were held by Thomas & Betts’ directors and executive officers. We currently expect that Thomas & Betts’ directors and executive officers will vote their shares in favor of the proposal to approve the merger agreement and the other proposals to be considered at the special meeting, although no director or executive officer has entered into any agreement containing an obligation to do so.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Thomas & Betts common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Thomas & Betts to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

You may cast one vote for each share of Thomas & Betts common stock that you own at the close of business on the record date. The proposal to approve the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Thomas & Betts common stock. Approval of each of the adjournment proposal and the named executive officer merger-related compensation proposal requires that the number of votes cast, in person or by proxy, at the special meeting in favor of the proposal exceed the number of votes cast, in person or by proxy, against the proposal. In addition, even if a quorum does not exist, the chairman of the special meeting or the holders of a majority of the shares of Thomas & Betts common stock present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to approve the merger agreement, but will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal.

Delisting and Deregistration of Thomas & Betts Common Stock (see page 52)

Upon completion of the merger Thomas & Betts common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Litigation Related to the Merger (see page 52)

Shortly after the announcement of the merger, two putative class action lawsuits challenging the merger were filed in the Chancery Court for Shelby County, Tennessee, against Thomas & Betts, ABB, Merger Sub and the individual members of the Thomas & Betts Board. On February 2, 2012, Employees’ Retirement System of the City of Providence, a purported shareholder of Thomas & Betts, filed a complaint captioned Employees’ Retirement System of the City of Providence v. Thomas & Betts Corporation et. al, Case No. CH-12-0164-1, and on February 7, 2012, Hilary Kramer Coyne, a purported shareholder of Thomas & Betts, filed a complaint captioned Coyne v. Pileggi et al., Case No. CH-12-0189-3. The complaints generally allege that the members of the Thomas & Betts Board breached their fiduciary duties to the Thomas & Betts shareholders by entering into the merger agreement, approving the proposed merger, and failing to take steps to maximize Thomas & Betts’ value to its shareholders, and that Thomas & Betts, ABB and Merger Sub aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the proposed merger improperly favors ABB and that certain provisions of the merger agreement unduly restrict Thomas & Betts’ ability to negotiate with other potential bidders. The complaints generally seek, among other things, declaratory and injunctive relief, preliminary injunctive relief prohibiting or delaying the defendants from consummating the merger, and other forms of equitable relief. The defendants believe that these lawsuits are without merit and plan to defend them vigorously. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

Market Prices of Thomas & Betts Common Stock (see page 72)

The merger consideration of $72.00 per share represents a 24% premium to the $57.95 closing price per share of Thomas & Betts common stock on the NYSE on January 27, 2012, the last trading day before the public announcement of the merger agreement. The closing price of Thomas & Betts common stock on the NYSE on [—], 2012 was $[—] per share. You are encouraged to obtain current market prices of Thomas & Betts common stock in connection with voting your shares of Thomas & Betts common stock.

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Thomas & Betts, may have regarding the merger and the special meeting and the answers to those questions. Thomas & Betts urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in its annexes to and the documents incorporated by reference into this proxy statement.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, shareholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•	the approval of the merger agreement;

•

the approval of an adjournment of the special meeting, if necessary or appropriate in the view of the Thomas & Betts Board, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement; and

•	the approval, on a non-binding, advisory basis, of certain compensation to be paid by Thomas & Betts to its named executive officers that is based on or otherwise relates to the merger.

Q:	What will I receive in the merger?

A:	Upon the terms and subject to the conditions of the merger agreement, if the merger is completed, Thomas & Betts shareholders will have the right to receive $72.00 in cash, without interest and less any applicable withholding taxes, for each share of Thomas & Betts common stock that they own immediately prior to the effective time of the merger.

Q:	How does the Thomas & Betts Board recommend that I vote on the proposals?

A:	The Thomas & Betts Board unanimously recommends that you vote as follows:

•	FOR the approval of the merger agreement;

•

FOR the approval of an adjournment of the special meeting, if necessary or appropriate, in the view of the Thomas & Betts Board, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement; and

•	FOR the approval, on a non-binding, advisory basis, of certain compensation to be paid by Thomas & Betts to its named executive officers that is based on or otherwise relates to the merger.

Q:	What vote is required to approve the merger agreement?

A:	The proposal to approve the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Thomas & Betts common stock.

Q:	What vote is required to approve the other proposals?

A:	The adjournment proposal and the named executive officer merger-related compensation proposal each require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal.

Q:	Am I entitled to dissenters’ rights instead of receiving the merger consideration?

A:	Under Tennessee law, Thomas & Betts shareholders are not entitled to and will not have dissenters’ rights in connection with the merger.

Q:	Do you expect the merger to be taxable to Thomas & Betts shareholders?

A:	The exchange of Thomas & Betts common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 and consult your tax advisers regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting is [—], 2012. Only shareholders of record at the close of business on that date are entitled to attend and vote at the special meeting or any adjournment or postponement thereof. The only class of stock that can be voted at the meeting is Thomas & Betts common stock. Each share of Thomas & Betts common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were [—] shares of Thomas & Betts common stock issued and outstanding, approximately [—]% of which were held by Thomas & Betts’ directors and executive officers. We currently expect that Thomas & Betts’ directors and executive officers will vote their shares in favor of the proposal to approve the merger agreement and the other proposals to be considered at the special meeting, although no director or executive officer is obligated to do so.

Q:	Who may attend the special meeting?

A:	Shareholders of record as of the close of business on [—], 2012, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of Thomas & Betts common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Thomas & Betts common stock authorizing you to vote at the special meeting. We intend to limit attendance to shareholders as of the record date. All shareholders should bring photo identification. Cameras, recording devices, and other electronic devices are not permitted at the special meeting. Registration will begin at [—] a.m., local time.

Q:	Who is soliciting my vote?

A:	The Thomas & Betts Board is soliciting your proxy, and Thomas & Betts will bear the cost of soliciting proxies. Georgeson, Inc. has been retained to assist with the solicitation of proxies. Georgeson, Inc. will be paid approximately $10,500 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting and will also be indemnified against certain losses, costs and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Thomas & Betts common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Georgeson, Inc. or by certain of Thomas & Betts’ directors, officers, and employees, without additional compensation.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q:	How do I vote if my shares are registered directly in my name?

A:	If you are a shareholder of record, there are four methods by which you may vote at the special meeting:

•	Internet: To vote by internet, log on to the internet and follow the instructions printed on your proxy card. If you vote by internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, call (800) 690-6903 and follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

•

Mail: To vote by mail, complete, sign and date a proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•	In Person: To vote in person, attend the special meeting. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote on the internet or by telephone, both of which are convenient, cost-effective, and reliable alternatives to returning a proxy card by mail.

Q:	How do I vote if my shares are held in the name of my broker (street name)?

A:	If your shares are held by your broker, bank or other nominee, often referred to as held in street name, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	Can I change my vote after I submit my proxy?

A:	Yes. You can revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether by internet, telephone or mail;

•	You may send a written notice that you are revoking your proxy to the Inspector of Election, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, N.Y. 11717, attn: Peter Scheibelein; or

•	You may attend the special meeting and notify the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you will have to follow the instructions provided by your broker or bank to revoke your proxy.

If you have questions about how to vote or change your vote, you should contact the Inspector of Election, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, N.Y. 11717, attn: Peter Scheibelein.

Q:	Do I need to do anything with my Thomas & Betts common stock certificates now?

A:	No. After the merger is completed, if you hold certificates representing shares of Thomas & Betts common stock, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Thomas & Betts common stock for the merger consideration. Upon surrender of the certificates along with the executed letter of transmittal and other required documents described in the instructions or otherwise required by the paying agent in accordance with the merger agreement, you will receive the merger consideration.

Q:	When is the proposed merger expected to be consummated?

A:	We expect to complete the merger in mid-2012.

Q:	How many shares must be present to constitute a quorum for the meeting?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Thomas & Betts common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Thomas & Betts to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Q:	What if I abstain from voting?

A:	If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the proposal to approve the merger agreement, your abstention will have the same effect as a vote against the proposal. If you abstain from voting on the adjournment proposal or the named executive officer merger-related compensation proposal, your abstention will have no effect on the outcome of the vote on such proposal.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person?

A:	If you are a registered shareholder and you do not sign and return your proxy card or vote by telephone, over the internet or in person, your shares will not be voted at the special meeting. Questions concerning stock certificates and registered shareholders may be directed to our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at 1717 Arch Street, Suite 1300, Philadelphia, PA 19103. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. If a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares, then a “broker non-vote” will occur. Under NYSE rules, all of the proposals in this proxy statement are non-routine matters.

It is important that you vote your shares. Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to approve the merger agreement.

Q:	What is the effect of a broker non-vote?

A:

Broker non-votes will be counted for the purpose of determining the presence of a quorum. Because under Tennessee law approval of the merger agreement requires the affirmative vote of holders of a majority of outstanding shares of Thomas & Betts common stock, broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement. Therefore, it is important that you provide your broker or nominee with instructions on how to vote your shares. With respect to the adjournment proposal and the named executive officer merger-related compensation proposal, broker non-votes will have no effect on the outcome of the vote on such proposals.

Q:	Who will count the votes?

A:	The votes will be counted by the inspector of election appointed for the special meeting.

Q:	Can I participate if I am unable to attend the special meeting?

A:	If you are unable to attend the meeting in person, we encourage you to send in your proxy card or to vote by telephone or over the internet. The special meeting will not be broadcast telephonically or over the internet.

Q:	Where can I find the voting results of the special meeting?

A:	Thomas & Betts intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Thomas & Betts files with the SEC are publicly available when filed.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by Thomas & Betts shareholders or if the merger is not completed for any other reason, Thomas & Betts shareholders will not receive any payment for their shares of Thomas & Betts common stock in connection with the merger. Instead, Thomas & Betts will remain an independent public company, and shares of Thomas & Betts common stock will continue to be listed and traded on the NYSE. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Thomas & Betts will be required to pay to ABB a termination fee of $116 million. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 67 for a discussion of the circumstances under which such a termination fee will be required to be paid. In addition, if ABB terminates the merger agreement under certain circumstances in which the termination fee is not payable, Thomas & Betts will be required to reimburse ABB for all of its reasonable out-of-pocket fees and expenses incurred on or prior to such termination in connection with the transactions contemplated by the merger agreement, up to $20 million in the aggregate.

Q:	How can I obtain additional information about Thomas & Betts?

A:	Thomas & Betts will provide copies of this proxy statement and its 2011 Annual Report to Shareholders, including its Annual Report on Form 10-K for the year ended December 31, 2011, without charge to any shareholder who makes a written request to our Secretary at Thomas & Betts Corporation, 8155 T&B Boulevard, Memphis, Tennessee 38125. Thomas & Betts’ Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investors section of Thomas & Betts’ website at www.tnb.com. Thomas & Betts’ website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another shareholder?

A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies.

Thomas & Betts and some brokers may be householding our proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Thomas & Betts if you are a shareholder of record. You can notify us by sending a written request to our Secretary at Thomas & Betts Corporation, 8155 T&B Blvd., Memphis, TN 38125, or calling (901) 252-8000. In addition, Thomas & Betts will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Q:	Who should I contact if I have any questions?

A:	If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

Georgeson, Inc.

199 Water Street

New York, NY 10038

Call Toll-Free: (888) 658-3624

or

Thomas & Betts Corporation

8155 T&B Boulevard

Memphis, Tennessee 38125

(901) 252-8000

Attn: Investor Relations

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and are subject to risks and uncertainties in our operations, business, economic and political environment. Forward-looking statements may be identified by the use of words such as “achieve”, “should”, “could”, “may”, “anticipates”, “expects”, “might”, “believes”, “intends”, “predicts”, “will” and other similar expressions. These statements are based on the current expectations and beliefs of Thomas & Betts, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to:

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Thomas & Betts to pay a termination fee or expense reimbursement;

•	the possibility that Thomas & Betts and ABB may be unable to obtain shareholder or regulatory approvals required for the merger on a timely basis or at all;

•	the risk that a condition to completion of the merger may not be satisfied on a timely basis or at all;

•	Thomas & Betts’ and ABB’s ability to complete the proposed merger on a timely basis or at all;

•	the failure of the merger to be completed on a timely basis or at all for any other reason;

•	the risks that Thomas & Betts’ business may suffer as a result of uncertainties surrounding the merger;

•	the ability of Thomas & Betts to retain and hire key personnel and maintain relationships with providers or other business partners;

•	the diversion of management’s attention from ongoing business concerns;

•	limitations placed on Thomas & Betts’ ability to operate its business under the merger agreement;

•	the possibility that costs related to the merger will be greater than expected;

•	the outcome of any legal proceedings that have been or may be instituted against Thomas & Betts or others relating to the merger agreement or the merger; and

•	the risk that the industry may be subject to future regulatory or legislative actions and other risks that are described in SEC reports filed or furnished by Thomas & Betts and ABB.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1A in Thomas & Betts’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Thomas & Betts cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the merger, shareholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the merger or other matters attributable to Thomas & Betts or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement. Thomas & Betts undertakes no obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

THE COMPANIES

Thomas & Betts Corporation

Thomas & Betts Corporation is a leading designer and manufacturer of essential components used to manage the connection, distribution, transmission and reliability of electrical products in industrial, construction and utility applications. We are also a leading producer of commercial heating and ventilation units used in commercial and industrial buildings and highly engineered steel structures used for utility transmission. We have operations in over 20 countries. Manufacturing, marketing and sales activities are concentrated primarily in North America and Europe. We pursue growth through market penetration, new product development and acquisitions.

We sell our products through the following channels:

•	electrical, utility, telephone, cable, and heating, ventilation and air-conditioning distributors;

•	mass merchandisers, catalog merchandisers and home improvement centers; and

•	directly to original equipment manufacturers, utilities and certain end-users.

Shares of Thomas & Betts common stock are listed with, and trade on, the NYSE under the symbol “TNB”.

Thomas & Betts was established in 1898 as a sales agency for electrical wires and raceways, and was incorporated and began manufacturing products in New Jersey in 1917. We were reincorporated in Tennessee in 1996. Our corporate offices are maintained at 8155 T&B Boulevard, Memphis, Tennessee 38125, and the telephone number at that address is 901-252-8000. Our corporate website address is www.tnb.com. The information provided on the Thomas & Betts website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement.

For additional information about Thomas & Betts included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” on page 79.

ABB Ltd

ABB is a corporation organized under the laws of Switzerland with its principal executive offices located at Affolternstrasse 44, CH-8050 Zurich, Switzerland. The telephone number of ABB is +41 (43) 317-7111. ABB is a global leader in power and automation technologies that are designed to improve performance and lower the environmental impact for its utility and industrial customers. ABB provides a broad range of products, systems, solutions and services that are designed to improve power grid reliability, increase industrial productivity and enhance energy efficiency. ABB focuses on power transmission, distribution and power-plant automation and serves electric, gas and water utilities, as well as industrial and commercial customers. ABB also delivers automation systems that measure, control, protect and optimize plant applications across a full range of industries.

Edison Acquisition Corporation

Edison Acquisition Corporation, an indirect wholly owned subsidiary of ABB, is a Tennessee corporation that was formed on January 26, 2012 for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The principal executive offices of Merger Sub are located at 501 Merritt 7, Norwalk, Connecticut 06851, and the telephone number at that address is 203-750-2226.

THE SPECIAL MEETING

This proxy statement is being provided to the shareholders of Thomas & Betts as part of a solicitation of proxies by the Thomas & Betts Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides shareholders of Thomas & Betts with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at Thomas & Betts’ offices located at TPC Southwind, 3325 Club at Southwind, Memphis, Tennessee 38125 on [—], 2012 at [—] a.m., local time.

Purpose of the Special Meeting

At the special meeting, Thomas & Betts shareholders will be asked to consider and vote on the following proposals:

•	to approve the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement”, beginning on pages 22 and 53, respectively;

•

to approve an adjournment of the special meeting, if necessary or appropriate in the view of the Thomas & Betts Board, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement; and

•

to approve, on a non-binding, advisory basis, certain compensation to be paid by Thomas & Betts to its named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Thomas & Betts’ Directors and Executive Officers in the Merger” beginning on page 44.

Recommendation of the Thomas & Betts Board of Directors

After careful consideration, the Thomas & Betts Board unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Thomas & Betts and its shareholders and unanimously authorized and adopted the merger agreement and approved the merger. Certain factors considered by the Thomas & Betts Board in reaching its decision to authorize and adopt the merger agreement and approve the merger can be found in the section entitled “The Merger—Thomas & Betts’ Reasons for the Merger” beginning on page 31.

The Thomas & Betts Board unanimously recommends that the Thomas & Betts shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.

Record Date; Shareholders Entitled to Vote

Only holders of record of Thomas & Betts common stock at the close of business on [—], 2012, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [—] shares of Thomas & Betts common stock were issued and outstanding and held by [—] holders of record.

Holders of record of Thomas & Betts common stock are entitled to one vote for each share of Thomas & Betts common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Thomas & Betts common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Thomas & Betts to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Required Vote

The proposal to approve the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Thomas & Betts common stock. Approval of each of the adjournment proposal and the named executive officer merger-related compensation proposal requires that the number of votes cast, in person or by proxy, at the special meeting in favor of the proposal exceed the number of votes cast, in person or by proxy, against the proposal. In addition, even if a quorum does not exist, the chairman of the special meeting or the holders of a majority of the shares of Thomas & Betts common stock present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

Failure to Vote, Abstentions and Broker Non-Votes

It is important that you vote your shares. Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to approve the merger agreement, but will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal.

If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the proposal to approve the merger agreement, your abstention will have the same effect as a vote against that proposal. If you abstain from voting on the adjournment proposal or the named executive officer merger-related compensation proposal, your abstention will have no effect on the outcome of the vote on such proposal.

Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal. Because under Tennessee law approval of the merger agreement requires the affirmative vote of holders of a majority of outstanding shares of Thomas & Betts common stock, broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement. Therefore, it is important that you provide your broker or nominee with instructions on how to vote your shares. With respect to the adjournment proposal and the named executive officer merger-related compensation proposal, broker non-votes will have no effect on the outcome of the vote on such proposals.

Voting by Thomas & Betts’ Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Thomas & Betts and their affiliates were entitled to vote [—] shares of Thomas & Betts common stock, or approximately [—]% of the shares of Thomas & Betts common stock issued and outstanding on that date. We currently expect that Thomas & Betts’ directors and executive officers will vote their shares in favor of the proposal to approve the merger agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting at the Special Meeting

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note that if your shares of Thomas & Betts common stock are held by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or other nominee) of the shares of Thomas & Betts common stock authorizing you to vote at the special meeting.

You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card by mail, through the internet, or by telephone. Although Thomas & Betts offers four different voting methods, Thomas & Betts encourages you to vote through the internet as Thomas & Betts believes it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you vote your shares through the internet, you may incur costs associated with electronic access, such as usage charges from internet access providers. If you choose to vote your shares through the internet or by telephone, there is no need for you to mail back your proxy card.

To Vote By Internet:

To vote by internet, log on to the internet and follow the instructions printed on your proxy card. If you vote by internet, you do not have to mail in a proxy card.

To Vote By Telephone:

To vote by telephone, call (800) 690-6903 and follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

To Vote By Proxy Card:

Complete and sign the proxy card and mail it to the address indicated on the proxy card.

If you return your signed proxy card without indicating how you want your shares of Thomas & Betts common stock to be voted with regard to a particular proposal, your shares of Thomas & Betts common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Revocation of Proxies

You can revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether by internet, telephone or mail;

•	You may send a written notice that you are revoking your proxy to the Inspector of Election, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, N.Y. 11717, attn: Peter Scheibelein; or

•	You may attend the special meeting and notify the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you will have to follow the instructions provided by your broker or bank to revoke your proxy.

If you have questions about how to vote or change your vote, you should contact the Inspector of Election, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, N.Y. 11717, attn: Peter Scheibelein.

Shares Held in Name of Broker (“Street Name”)

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name”, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Tabulation of Votes

The votes will be counted by the inspector of election appointed for the special meeting.

Solicitation of Proxies

The Thomas & Betts Board is soliciting your proxy, and Thomas & Betts will bear the cost of soliciting proxies. Georgeson, Inc. has been retained to assist with the solicitation of proxies. Georgeson, Inc. will be paid approximately $10,500 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting and will also be indemnified against certain losses, costs and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Thomas & Betts common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Georgeson, Inc. or by certain of Thomas & Betts’ directors, officers, and employees, without additional compensation.

Adjournment

In addition to the proposal to approve the merger agreement and the named executive officer merger-related compensation proposal, Thomas & Betts shareholders are also being asked to approve a proposal that will give the Thomas & Betts Board authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of the special meeting to approve the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In addition, the Thomas & Betts Board could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to approve the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to approve the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

If a quorum does not exist, the chairman of the special meeting or the holders of a majority of the shares of Thomas & Betts common stock present at the special meeting, in person or by proxy, may adjourn the special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to approve the merger agreement, the special meeting may be adjourned if the votes cast, in person or by proxy, at the special meeting in favor of the adjournment proposal exceed the votes cast, in person or by proxy, against the adjournment proposal.

The Thomas & Betts Board unanimously recommends a vote “FOR” the adjournment proposal.

Other Information

You should not return your stock certificate or send documents representing Thomas & Betts common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Thomas & Betts common stock for the merger consideration.

THE MERGER

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement.

Effects of the Merger

Pursuant to the terms of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into Thomas & Betts, with Thomas & Betts surviving the merger as an indirect wholly owned subsidiary of ABB.

At the effective time of the merger, each outstanding share of Thomas & Betts common stock (other than any shares held by Thomas & Betts, ABB, Merger Sub or any other subsidiary of ABB or Thomas & Betts) will be automatically converted into the right to receive $72.00 in cash, without interest and less any applicable withholding taxes.

At the effective time of the merger, each option to purchase shares of Thomas & Betts common stock, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the spread value of the option. The spread value will equal the merger consideration of $72.00 per share minus the exercise price of the option, multiplied by the number of shares subject to the option. However, an optionholder may elect, no later than five business days before the effective time of the merger, to have all or a portion of his or her options instead converted into an option to purchase ABB American Depositary Shares. The number of ABB American Depositary Shares that will be subject to the converted option will equal the number of shares of Thomas & Betts common stock subject to the option immediately before the effective time of the merger, multiplied by the option exchange ratio (as defined below), rounded down to the nearest number of whole shares. The exercise price of the converted option will equal the exercise price of the option immediately before the effective time of the merger divided by the option exchange ratio, rounded up to the nearest whole cent. The option exchange ratio will equal the merger consideration of $72.00 per share divided by the volume-weighted average price of an ABB American Depositary Share on the NYSE for the 10 consecutive trading days ending on and including the last trading day before the date on which effective time of the merger occurs. The converted option will be governed by the same terms (e.g., exercise period) as applied to the option immediately before the effective time of the merger. Any option with an exercise price of $72.00 or more will be cancelled without consideration.

Each restricted share of Thomas & Betts common stock, whether vested or unvested, will be converted into the right to receive the merger consideration of $72.00 per share.

Each other Thomas & Betts equity award, whether vested or unvested, will be converted into the right to receive the merger consideration of $72.00 per share, minus any exercise or base price applicable to the award, multiplied by the number of shares of Thomas & Betts common stock subject to the award. Any such award that is subject to performance-based vesting conditions will vest based on the attainment of those conditions as of the effective time of the merger. To the extent that the conditions are not attained, the award will be cancelled without consideration. Thomas & Betts has granted performance stock units that will vest between 0% and 200% based on attainment of a specified relative total shareholder return condition for the period from January 1, 2011 through the effective time of the merger for units granted in December 2010 and the period from January 1, 2012 through the effective time of the merger for units granted in December 2011. For each unit that vests based on attainment of this condition, the holder will receive the merger consideration of $72.00.

Background of the Merger

As part of the ongoing evaluation of Thomas & Betts’ business, Thomas & Betts’ senior management and the Thomas & Betts Board periodically review and assess the company’s operations, financial performance and industry conditions as they may affect Thomas & Betts’ long-term strategic goals and plans, including a review of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.

In January 2011, representatives of Deutsche Bank met with members of ABB’s senior management as part of Deutsche Bank’s regular business development efforts. In the course of general discussions regarding ABB’s business and strategy, Deutsche Bank and ABB discussed several potential acquisition candidates, including Thomas & Betts.

On March 3, 2011, representatives of Deutsche Bank again met with members of ABB’s senior management as part of Deutsche Bank’s regular business development efforts. At this meeting, in the course of general discussions regarding ABB’s business and strategy, members of ABB’s senior management indicated to representatives of Deutsche Bank that ABB was interested in an introductory meeting with Thomas & Betts’ senior management to express potential interest in a possible business combination transaction between Thomas & Betts and ABB. Following this meeting representatives of Deutsche Bank called Dominic J. Pileggi, the Chairman and Chief Executive Officer of Thomas & Betts, to let him know of ABB’s interest in setting up a meeting.

On April 19, 2011, Mr. Pileggi and William E. Weaver, Jr., Senior Vice President and Chief Financial Officer of Thomas & Betts, met with Joseph M. Hogan, Chief Executive Officer of ABB, Tarak Mehta, the member of ABB’s Executive Committee responsible for ABB’s Low Voltage Products Division, and Enrique Santacana, Region Manager, North American Region of ABB, at ABB’s Automation and Power World Conference in Orlando, Florida. During this meeting, Mr. Mehta indicated that ABB was interested in engaging in preliminary discussions concerning a possible business combination transaction with Thomas & Betts.

Later on April 19, 2011, Mr. Pileggi notified Kenneth R. Masterson, the Thomas & Betts Board’s lead director, by phone of ABB’s indication of interest.

On May 5, 2011, the Thomas & Betts Board held a regularly scheduled meeting. During this meeting, Thomas & Betts’ senior management reviewed the company’s latest strategic plan with the directors. The Board and senior management discussed the likelihood of achieving the company’s strategic plan, as well as the challenges facing the company and the industry more generally. In addition, senior management discussed with the Board the interest expressed by ABB. After a discussion of the company’s latest strategic plan, the interest expressed by ABB and other potential strategic alternatives, the Board confirmed that it had reached no decision on a potential sale of the company but authorized management to engage in preliminary discussions with ABB to gauge ABB’s interest in a potential business combination transaction and to provide certain non-public information to ABB, subject to execution of an acceptable confidentiality agreement.

On May 12, 2011, Thomas & Betts sent ABB an initial draft confidentiality agreement and, during the period from May 12, 2011 to May 20, 2011, Thomas & Betts and ABB negotiated the terms of such confidentiality agreement.

On May 20, 2011, Thomas & Betts and ABB executed a confidentiality agreement that contained a customary standstill provision that prohibited ABB from acquiring any equity securities of Thomas & Betts, after which management due diligence meetings were scheduled for June 1 and June 2, 2011.

On May 31, 2011, Mr. Pileggi notified the Thomas & Betts Board of the upcoming management due diligence meetings with ABB.

On June 1 and June 2, 2011, Thomas & Betts hosted a senior management team from ABB in Memphis, Tennessee for the purpose of reviewing Thomas & Betts’ business plan and facilities and to discuss the synergies that potentially could be achieved through a possible business combination transaction between ABB and Thomas & Betts.

On June 27, 2011, Thomas & Betts entered into an engagement letter with Deutsche Bank to serve as its financial advisor in connection with Thomas & Betts’ consideration of ABB’s interest in engaging in preliminary discussions regarding a possible business combination transaction and other potential strategic alternatives. Thomas & Betts selected Deutsche Bank as its financial advisor based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions and because Deutsche Bank had previously conducted limited preliminary financial analysis for Thomas & Betts and, accordingly, was familiar with the company.

On July 8, 2011, the Chief Executive Officer of a company that operates in the electrical products industry (“Company X”) called Mr. Pileggi to inform him that he would be sending Mr. Pileggi an unsolicited written non-binding proposal for Company X to acquire Thomas & Betts for $22.75 per share in cash plus a specified number of shares of Company X common stock, noting that Company X’s proposal valued Thomas & Betts at approximately $65.00 per share on July 8, 2011. The Chief Executive Officer of Company X also stated that its proposal would provide that two representatives of the Thomas & Betts Board would join the board of directors of Company X and that Thomas & Betts executives would be involved in the management of the combined company on unspecified terms.

Later on July 8, 2011, Mr. Pileggi notified Mr. Masterson by phone of his conversation with the Chief Executive Officer of Company X.

On July 11, 2011, Mr. Pileggi received Company X’s unsolicited written non-binding proposal, dated July 8, 2011, which reflected the terms previously communicated by the Chief Executive Officer of Company X on July 8, 2011, as described above.

On July 20, 2011, Mr. Hogan called Mr. Pileggi to inform him that ABB had held a regularly scheduled meeting of its board of directors on the previous day, and that ABB intended to present a non-binding proposal for ABB to acquire Thomas & Betts. Mr. Hogan indicated that he and Mr. Mehta were interested in coming to Memphis, Tennessee to present ABB’s proposal to Mr. Pileggi in person, and after further discussions Mr. Hogan and Mr. Pileggi agreed that Mr. Hogan and Mr. Mehta would visit Memphis, Tennessee on July 27, 2011 for such purpose.

On or about July 20, 2011, Mr. Pileggi updated the other members of the Thomas & Betts Board on his discussion with Mr. Hogan on July 20, 2011. The Board scheduled a meeting for August 1, 2011 to discuss ABB’s and Company X’s proposals.

On July 27, 2011, Mr. Hogan and Mr. Mehta met with Mr. Pileggi and Mr. Weaver at Thomas & Betts’ headquarters in Memphis, Tennessee to discuss ABB’s interest in a possible business combination transaction with Thomas & Betts. During this meeting, Mr. Hogan and Mr. Mehta orally communicated a preliminary non-binding indication of interest for ABB to acquire Thomas & Betts for $67.00 per share in cash. Mr. Hogan and Mr. Mehta also indicated that ABB intended to operate Thomas & Betts as an independent business unit and that ABB’s existing low voltage business would be consolidated into Thomas & Betts, with Memphis, Tennessee becoming the headquarters of the combined low voltage business. Mr. Hogan and Mr. Mehta also proposed a termination fee of approximately 3 to 4% of equity value at the transaction price, and an abbreviated due diligence schedule of two weeks. Mr. Pileggi responded that the company was not for sale, but that he would communicate ABB’s proposal to the Thomas & Betts Board for its consideration.

On August 1, 2011, the Thomas & Betts Board held a special meeting by teleconference along with representatives of Thomas & Betts’ senior management, Deutsche Bank, and Davis Polk & Wardwell LLP (“Davis Polk”), Thomas & Betts’ legal advisor. During the meeting, Mr. Pileggi updated the Board on the indications of interest received from ABB and Company X. Prior to representatives of Deutsche Bank joining the special meeting, Mr. Weaver reviewed with the Board information received from Deutsche Bank concerning the extent of Deutsche Bank’s business relationships with and the approximate amount of compensation received by Deutsche Bank from ABB in the last two years, which matters are described in the section entitled “—Opinion of Deutsche Bank Securities Inc.—General” beginning on page 39, and also discussed the extent of Deutsche Bank’s business relationships with Company X based on information provided by Deutsche Bank. The Board discussed whether these considerations gave rise to a potential conflict of interest and concluded that Deutsche Bank’s ability to serve as the company’s financial advisor was not impaired and that the circumstances did not warrant the engagement of a different financial advisor. Representatives of Davis Polk reviewed the directors’ fiduciary duties with respect to the indications of interest received from ABB and Company X and potential next steps. After joining the special meeting, representatives of Deutsche Bank discussed with the Board certain financial information regarding, among other things, Thomas & Betts, the non-binding indications of interest received from ABB and Company X, the electrical equipment industry, precedent transactions in the industry, possible strategic alternatives and potential alternative buyers. After discussion, the Board directed Mr. Pileggi to inform ABB that a transaction with ABB was potentially attractive, but that its proposed price of $67.00 per share was financially inadequate, and authorized senior management to allow ABB to conduct further due diligence with a view to increasing its proposed price. In addition, the Board directed Mr. Pileggi to inform Company X that its proposed price was financially inadequate.

Later on August 1, 2011, Mr. Pileggi called Mr. Hogan and informed him that the Thomas & Betts Board had carefully considered ABB’s proposed price of $67.00 per share. Mr. Pileggi informed Mr. Hogan that, while the Board considered a transaction with ABB to be potentially attractive, the Board believed that the proposed price was financially inadequate. Mr. Hogan indicated to Mr. Pileggi that he was not authorized to offer an increased price and would have to discuss the matter further with ABB’s board of directors before responding to Thomas & Betts.

Also on August 1, 2011, after the Board meeting, Mr. Pileggi called the Chief Executive Officer of Company X and informed him that the Thomas & Betts Board had carefully considered Company X’s proposal, but that the Board believed the proposed price to be financially inadequate. The Chief Executive Officer of Company X provided no indication that Company X intended to revise its proposal.

On August 3, 2011, Mr. Hogan called Mr. Pileggi and informed him that ABB was unwilling to increase its proposed price, in part due to increasing concerns about global economic and industry conditions, particularly in Europe.

On August 4, 2011, Mr. Pileggi called Mr. Hogan and again indicated that ABB’s proposed price of $67.00 per share was financially inadequate and should be increased. Mr. Hogan reiterated that ABB was unwilling to increase its proposed price.

On August 8, 2011, the Thomas & Betts Board held a special meeting. During this meeting, the Board and representatives of Deutsche Bank and Davis Polk reviewed the status of the discussions with ABB. Mr. Pileggi reported that he had not received any further contact from Company X regarding Thomas & Betts’ response to Company X’s July 8, 2011 unsolicited proposal. The Board reviewed ABB’s $67.00 per share proposal in the context of the financial information previously provided by Deutsche Bank. The directors considered a range of potential responses to ABB, particularly in light of ABB’s continued unwillingness to increase its offer from $67.00 per share. The Board also considered the possibility that, were Thomas & Betts to permit ABB to conduct additional, limited due diligence, ABB might choose to lower its proposal or withdraw its proposal altogether. The Board considered recent market instability and the growing uncertainty in the global economic outlook, particularly in Europe. At the request of the Board, members of senior management provided their views as to the potential risks to Thomas & Betts’ business due to changing market conditions and their effect on management’s forecasts of the future financial performance of the business. The Board considered, in particular, the impact that uncertain market and industry conditions might have on Thomas & Betts’ standalone value and prospects, as well as on possible buyers’ interest in an acquisition of Thomas & Betts in any potential sale process. The Board and its advisors also discussed and considered the merits and considerations of various forms of “market check” to assess the interest of potential alternative buyers to ABB and Company X. Representatives of Davis Polk reviewed the directors’ fiduciary duties that would apply in connection with any potential process. Representatives of Deutsche Bank discussed with the Board potential alternative buyers and the strategic fit between Thomas & Betts and ABB relative to the strategic fit of Thomas & Betts with such potential alternative buyers, including how the strategic fit between Thomas & Betts and ABB might affect the ability of potential alternative buyers to meet or exceed ABB’s proposed price of $67.00 per share. Following these discussions, the Board directed Mr. Pileggi to inform Mr. Hogan that the Board remained unwilling to accept a price of $67.00 per share, but would permit ABB to proceed with limited additional due diligence with a view to seeking to have ABB increase its proposed price. The Board also discussed its expectation that ABB would complete its due diligence and finalize its offer, if any, no later than the Board’s regularly scheduled meeting on September 6-7, 2011.

On or about August 8, 2011, after the August 8, 2011 meeting of the Board, the Chief Executive Officer of Company X called Mr. Pileggi to inform him that Company X was withdrawing its proposal in light of market conditions.

On or about August 9, 2011, Mr. Pileggi called Mr. Hogan to inform him that the Board remained unwilling to accept a price of $67.00 per share, but would permit ABB to proceed with limited additional due diligence with a view to seeking to have ABB increase its proposed price.

Between August 21, 2011 and September 2, 2011, ABB and its representatives were permitted to conduct additional due diligence, including by means of an electronic dataroom prepared by Thomas & Betts as well as numerous in-person meetings and teleconferences between subject-matter experts.

On August 25, 2011 and August 26, 2011, Thomas & Betts’ and ABB’s senior management held all-day meetings in New York City, after which Mr. Hogan indicated to Mr. Pileggi that ABB expected to present a revised offer to Thomas & Betts before the next regularly scheduled meeting of the Thomas & Betts Board on September 7, 2011.

On September 6, 2011, Mr. Hogan called Mr. Pileggi and, rather than presenting a revised offer, as had been expected, instead informed Mr. Pileggi that ABB had decided to discontinue discussions regarding an acquisition of Thomas & Betts due to recent market volatility, particularly in Europe, and concerns about U.S. economic growth rates and the potential for European bank failures.

On September 7, 2011, the Thomas & Betts Board held a regularly scheduled meeting. During this meeting, Mr. Pileggi reported to the other directors that ABB had discontinued discussions regarding an acquisition of Thomas & Betts and that Company X had withdrawn its proposal. The directors reviewed generally the discussions that had occurred between representatives of Thomas & Betts and ABB since the August 8, 2011 board meeting.

Also on September 7, 2011, Thomas & Betts terminated its engagement letter with Deutsche Bank.

From time to time during the fall of 2011, Mr. Pileggi and Mr. Hogan spoke by telephone to discuss, among other things, current market conditions, in particular in Europe.

On December 7, 2011, the Thomas & Betts Board held a regularly scheduled meeting. During this meeting, members of Thomas & Betts’ senior management reviewed the company’s 2012 budget with the directors. The budget included a forecast of EBITDA for 2012 of $422 million (as disclosed in the section entitled “—Certain Financial Projections” beginning on page 41) which was substantially lower than the forecast of EBITDA for 2012 included in the strategic plan presented to the Board in May 2011 due to a slower recovery in North American residential and non-residential construction and slower growth in the industrial market in the second half of 2011 that management projected to continue into 2012. The Board and senior management of Thomas & Betts discussed the challenges facing the industry and the company, and the impact these challenges might have on the likelihood of Thomas & Betts achieving its standalone strategic plan.

On or about December 28, 2011, Mr. Hogan called Mr. Pileggi to indicate that he intended to call Mr. Pileggi on January 16, 2012, following a regularly scheduled board meeting of ABB scheduled to be held on January 15, 2012, in connection with potentially re-engaging in discussions regarding a potential business combination transaction between ABB and Thomas & Betts.

On January 16, 2012, Mr. Hogan called Mr. Pileggi to inform him that ABB was interested in re-engaging in discussions with Thomas & Betts concerning a potential business combination and was prepared to increase its proposed price to $70.00 per share in cash. Mr. Pileggi indicated that he would report ABB’s latest proposal to the Thomas & Betts Board, but that he believed that the Board would consider $70.00 per share to be financially inadequate. Among other things, Mr. Hogan and Mr. Pileggi then discussed Thomas & Betts’ financial results for the fourth quarter of 2011 and changes in the economic outlook for Europe since Mr. Pileggi’s and Mr. Hogan’s last discussions about a potential transaction, and Mr. Hogan subsequently indicated that ABB was prepared to offer $71.00 per share in cash, subject to the approval of the ABB board of directors. Mr. Pileggi responded that he would consult with the Thomas & Betts Board as to ABB’s latest proposal.

On January 17, 2012, the Thomas & Betts Board held a special meeting, along with representatives of Thomas & Betts’ senior management, Deutsche Bank and Davis Polk. Mr. Pileggi reported on ABB’s oral proposal on January 16, 2012 to acquire Thomas & Betts for $71.00 per share in cash, noting that this proposed price represented an increase of $4.00 per share over the price that ABB had proposed in July 2011. Mr. Pileggi also reported to the Board that Mr. Hogan had informed him that such price was contingent upon reaching an agreement on or before January 30, 2012. Representatives of Deutsche Bank presented certain financial information relating to, among other things, Thomas & Betts and ABB’s proposal to acquire Thomas & Betts for $71.00 per share in cash, and discussed with the Board various related matters, including consolidation in the industry, an overview of Thomas & Betts’ share price performance, a comparison of transaction premiums and multiples in select precedent transactions and a comparison of trading multiples of Thomas & Betts and other companies in the industry. Representatives of Deutsche Bank also discussed with the Board potential alternative buyers and the likelihood that any such buyers would match or exceed the per share price proposed by ABB, given, among other things, the strategic fit between ABB and Thomas & Betts. Representatives of Davis Polk reviewed with the directors their fiduciary duties with respect to responding to ABB’s proposal. After discussions regarding possible responses to ABB, the Board directed Mr. Pileggi to engage ABB in further discussions regarding its proposal with a view to increasing its proposed price, but also to convey to ABB that the Board had reviewed ABB’s proposal on a preliminary basis only, had not yet made any decision regarding the proposal and would consider the matter again at its regularly scheduled meeting on January 25, 2012. The Board also authorized Thomas & Betts’ senior management to provide ABB with access to updated due diligence information with a view to persuading ABB to improve its proposed price.

Later on January 17, 2012, Mr. Pileggi called Mr. Hogan and conveyed to him that the Thomas & Betts Board had reviewed ABB’s proposal on a preliminary basis, had not yet made any decision regarding the proposal, and would consider the matter again at its regularly scheduled meeting on January 25, 2012. Mr. Pileggi also conveyed that the company was willing to provide ABB with access to updated due diligence information. Mr. Hogan responded that ABB was not willing to commit resources for additional due diligence without a preliminary agreement on price. Mr. Pileggi informed Mr. Hogan that the Board had not determined to sell the company, remained unwilling to agree to a price at such time, and would revisit ABB’s $71.00 per share proposal at its meeting on January 25, 2012. Mr. Hogan then stated that ABB would consider undertaking additional due diligence if it could be agreed that the price would be $71 per share in cash, subject to adjustment within the range of $70 to $72 per share based on the results of ABB’s additional due diligence. Mr. Pileggi reiterated that he was not authorized to agree to a price at such time.

Later on January 17, 2012, members of ABB’s senior management requested that Thomas & Betts agree to negotiate exclusively with ABB regarding a potential acquisition through January 30, 2012, and indicated that ABB’s willingness to continue negotiations was contingent upon reaching a definitive agreement on or before January 30, 2012.

Later on January 17, 2012, Mr. Hogan called Mr. Pileggi and informed him that he had met with or spoken to members of ABB’s senior management and board of directors and that ABB was interested in undertaking additional due diligence notwithstanding that the parties did not yet have an agreement on price. Mr. Hogan again advised Mr. Pileggi that, as previously discussed, the price that ABB was proposed to offer might increase or decrease as a result of such additional due diligence. On the same call, Mr. Pileggi declined ABB’s request for exclusivity on behalf of Thomas & Betts, indicating that the Board had not authorized any agreement to exclusivity with ABB at this time and that exclusivity was not, in Mr. Pileggi’s view, in Thomas & Betts’ best interest at such time.

On January 18, 2012, Aamir Shah, Group Vice President, Mergers & Acquisitions of ABB, sent Thomas & Betts’ senior management a list of follow-up diligence requests, including site visits and meetings with certain senior Thomas & Betts managers.

On January 19, 2012, Thomas & Betts sent a letter to Deutsche Bank proposing to reinstate Deutsche Bank’s June 27, 2011 engagement letter.

Also on January 19, 2012, Mr. Hogan sent Mr. Pileggi a letter dated January 18, 2012 outlining ABB’s intentions for the integration of Thomas & Betts into ABB, including ABB’s intention to maintain Thomas & Betts’ operations in North America, to “reverse integrate” ABB’s existing North American low voltage business into Thomas & Betts’ operations and to establish Memphis, Tennessee as the headquarters of the combined low voltage business, with Thomas & Betts’ Electrical Segment to become a new Global Business Unit within ABB’s Low Voltage Products Division.

Later on January 19, 2012, Mr. Pileggi updated the Thomas & Betts Board on his January 17, 2012 discussions with Mr. Hogan and provided a copy of Mr. Hogan’s January 19, 2012 letter for the directors’ review.

On January 21, 2012, Natascia Rubinic, Chief Counsel M&A, Legal & Integrity of ABB, sent an initial draft merger agreement prepared by ABB’s outside counsel, Kirkland & Ellis LLP (“Kirkland & Ellis”), to J.N. Raines, Vice President—General Counsel and Secretary of Thomas & Betts, and Davis Polk.

On January 23, 2012, senior management of Thomas & Betts and ABB held due diligence meetings in Memphis, Tennessee and teleconferences with subject-matter experts. In these meetings, in the course of general human resources discussions, Mr. Mehta indicated to Mr. Pileggi that ABB intended to seek to retain all members of Thomas & Betts’ senior management following the acquisition, including Mr. Pileggi for a transitional period post-closing, although no specific employment or retention arrangements were discussed with ABB at this or any other time prior to execution of the merger agreement.

Also on January 23, 2012, representatives of Davis Polk and Kirkland & Ellis discussed the draft merger agreement delivered to Thomas & Betts by ABB on January 21, 2012, including the deal protection provisions proposed by ABB. In particular, the representatives of Davis Polk and Kirkland & Ellis discussed the termination fee and expense reimbursement provisions reflected in the draft merger agreement, including the size of any such termination fee and expense reimbursement and the events that would trigger the payment of such a fee or reimbursement; the standards to which the Thomas & Betts Board would be held in complying with the proposed “no-shop” provision, including the exercise of any “fiduciary out” with respect to such provision (both in the context of the receipt of a “superior proposal” and otherwise); and the scope of ABB’s efforts to secure antitrust approvals in order to complete the merger. In the course of such discussions, representatives of Davis Polk raised the possibility that Thomas & Betts may seek a “go-shop” provision in its revised draft of the merger agreement, which would permit Thomas & Betts to solicit alternative acquisition proposals for a period of time after the execution of a merger agreement with ABB. The representatives of Kirkland & Ellis responded that such a provision would be unacceptable to ABB, and later on January 23, 2012 a representative of ABB called a representative of Thomas & Betts to confirm and reiterate to Thomas & Betts that a go-shop provision would be unacceptable to ABB.

On January 24, 2012, Mr. Hogan called Mr. Pileggi and confirmed ABB’s proposed price of $71.00 per share in cash.

On January 25, 2012, the Thomas & Betts Board held a regularly scheduled meeting, along with representatives of senior management, Deutsche Bank, and Davis Polk. The Board and its advisors reviewed the discussions that had occurred between representatives of Thomas & Betts and ABB since the January 17, 2012 board meeting. At the request of the Board, Charles L. Treadway, President and Chief Operating Officer, presented a strategic update to the directors, focusing on Thomas & Betts’ prospects as a standalone company. The directors and senior management discussed the challenges facing Thomas & Betts as a standalone company and the ability of Thomas & Betts to achieve its strategic objectives in light of those challenges, as well as potential strategic alternatives if Thomas & Betts were to remain a standalone company. The directors discussed and considered ABB’s proposal, including ABB’s statement that its proposal was contingent upon announcing its acquisition of Thomas & Betts on or before January 30, 2012 and repeated refusal to increase its offer price. Representatives of Davis Polk reviewed with the directors their fiduciary duties with respect to responding to ABB’s proposal.

Representatives of Deutsche Bank reviewed, among other things, certain financial information relating to ABB’s proposal and various process considerations. The Board and its advisors noted, among other things, that the $71.00 per share proposal represented a $4.00 per share increase since ABB’s July 2011 proposal, notwithstanding the fact that management’s forecast of EBITDA for 2012 had decreased during the interim period, and that the funded status of the company’s defined benefit pension plans had deteriorated since that time. Representatives of Deutsche Bank also reviewed with the directors a list of potential alternative buyers of Thomas & Betts and discussed with the Board the likelihood that any such buyer would be able to meet or exceed ABB’s proposed price and consummate a competing transaction on such terms, taking into account, among other things, such other buyers’ positions in the North American market. The representatives of Deutsche Bank also discussed the possible reaction of such potential alternative buyers to a pre-signing market check in light of the fact that such potential buyers would not be aware of ABB’s proposal and the relative benefits and drawbacks of a post-announcement market check compared with a pre-signing market check. The directors also discussed with the advisors the potential risks of not meeting ABB’s requested timetable, including the risk that ABB might withdraw its proposal due to intervening changes in market conditions, in particular in Europe, taking into account the fact that similar circumstances had led ABB to withdraw its previous proposal in August 2011. Following discussions, the Board determined that a passive post-signing market check and “fiduciary out” would be preferable in light of such risks and the belief that there would be sufficient time for any potentially interested party to make a potentially topping bid following announcement of a transaction.

Representatives of Davis Polk and the directors then discussed certain non-financial terms of ABB’s proposal, including the proposed deal protection provisions included in the draft merger agreement prepared by Kirkland & Ellis and the subsequent discussions between Davis Polk and Kirkland & Ellis regarding such provisions. Representatives of Davis Polk and the directors also discussed the proposed transaction structure and the expected time period between the signing of a merger agreement and the closing of the transaction. Representatives of Deutsche Bank presented information showing the per share value of the termination fee proposed by ABB in its January 21, 2012 draft of the merger agreement, which was 3.75% of Thomas & Betts’ equity value at the proposed transaction price, compared with the per share value at other percentage levels and at different per share prices. The Board and its advisors discussed the advisability of seeking a lower termination fee, in order to increase the likelihood of a potentially superior proposal, if any, to emerge following the announcement of a transaction with ABB.

Following discussion of the foregoing matters, the directors discussed and considered potential responses to ABB with a view to persuading ABB to increase its proposed price from $71.00 per share and to loosen the deal protections proposed by ABB in its initial draft of the merger agreement. The Board directed Mr. Pileggi to respond to ABB’s proposal by indicating that Thomas & Betts would be willing to meet ABB’s requested timetable, subject to the negotiation of a mutually acceptable merger agreement, but in exchange for doing so would require an increase of the proposed offer price to $73.00 per share in cash. The Board also directed management to seek a decrease of the proposed termination fee from 3.75% to 2.5% of the company’s equity value at the proposed transaction price.

Later on January 25, 2012, Mr. Pileggi called Mr. Hogan and indicated that Thomas & Betts would be willing to meet ABB’s requested timetable, subject to the negotiation of a mutually acceptable merger agreement, if ABB increased its proposed price to $73.00 per share. Mr. Hogan responded that ABB could not agree to a price of $73.00 per share, but that ABB would be willing to increase its offer to $72.00 per share. Mr. Hogan informed Mr. Pileggi that $72.00 per share was ABB’s best and final offer. Mr. Pileggi indicated to Mr. Hogan that he would present ABB’s revised proposal to the Thomas & Betts Board for consideration.

Later on January 25, 2012, representatives of Davis Polk sent Kirkland & Ellis a revised draft of the merger agreement including, among other things, a proposed decrease of the termination fee to 2.5% of Thomas & Betts’ equity value at the proposed transaction price and revisions limiting the circumstances under which such termination fee would be payable and providing the Thomas & Betts Board greater flexibility to consider and respond to unsolicited acquisition proposals after the execution of the merger agreement.

On January 26, 2012, the Thomas & Betts Board held a special meeting along with representatives of senior management, Deutsche Bank, and Davis Polk. Mr. Pileggi reported on the substance of his conversation with Mr. Hogan on January 25, 2012, including ABB’s best and final proposal of $72.00 per share. Mr. Raines then reported on the status of negotiations with ABB over the merger agreement. The Board discussed with representatives of Davis Polk and Deutsche Bank termination fees in comparable transactions. Following a discussion of ABB’s best and final proposal and related considerations, the directors directed Mr. Pileggi to respond to ABB that its proposal of $72.00 per share was acceptable to the Thomas & Betts Board, subject to the negotiation of a mutually acceptable merger agreement, including with respect to the termination fee. The Board also directed Mr. Pileggi to negotiate a lower termination fee than that proposed by ABB in its January 21, 2012 draft of the merger agreement.

Later on January 26, 2012, Mr. Pileggi called Mr. Hogan and conveyed to him the above message as directed by the Thomas & Betts Board. During this discussion, Mr. Pileggi and Mr. Hogan agreed to a termination fee equal to 3.0% of the company’s equity value at the proposed transaction price.

Between the evening of January 27, 2012 and the early morning hours of January 29, 2012, representatives of Kirkland & Ellis and Davis Polk exchanged several revised drafts of the merger agreement and engaged in numerous discussions regarding such drafts.

On January 28, 2012, Thomas & Betts and Deutsche Bank entered into a mutual letter agreement reinstating Deutsche Bank as Thomas & Betts’ financial advisor pursuant to the terms of the original June 27, 2011 engagement letter.

On January 29, 2012, the Thomas & Betts Board held a special meeting, along with representatives of senior management, Deutsche Bank, and Davis Polk. The Board and its advisors reviewed the discussions that had occurred between representatives of Thomas & Betts and ABB since the January 26, 2012 board meeting. Mr. Pileggi reported to the other directors that negotiations with ABB over the most recent merger agreement had been substantially concluded, including with respect to the termination fee. Prior to the meeting, the directors had received copies of the draft merger agreement and a summary of the terms thereof, draft board resolutions and presentation materials prepared by Deutsche Bank. Representatives of Davis Polk reviewed with the directors the summary of the terms of the merger agreement, including the circumstances in which the Board could consider and respond to unsolicited acquisition proposals after the execution of the merger agreement and the circumstances under which the termination fee would be payable. Representatives of Deutsche Bank then reviewed with the Board its financial analysis of the proposed purchase price and delivered an oral opinion, subsequently confirmed in a written opinion dated January 29, 2012, to the effect that, as of such date, and based upon and subject to the assumptions, limitations, qualifications and conditions described in its written opinion, the merger consideration of $72.00 in cash per share to be received in the merger by holders of Thomas & Betts common stock was fair from a financial point of view to such holders. Deutsche Bank’s financial analysis and written opinion is described in the section entitled “—Opinion of Deutsche Bank Securities Inc.” beginning on page 34. After these presentations and related discussions, the Thomas & Betts Board unanimously approved the form of merger agreement with ABB, substantially in the form presented to the board of directors, and the transactions contemplated by the merger agreement.

Later on January 29, 2012, Thomas & Betts and ABB executed the merger agreement. The parties publicly announced the execution of the merger agreement at approximately 11:00 p.m. Central Time, and issued a joint press release prior to the opening of trading on the SIX Swiss Exchange, the NASDAQ OMX Stockholm stock exchange and the NYSE.

Thomas & Betts’ Reasons for the Merger

In evaluating the merger agreement and the merger, the Thomas & Betts Board consulted with Thomas & Betts’ management and legal and financial advisors and, in reaching its unanimous decision to authorize and adopt the merger agreement and to recommend that Thomas & Betts shareholders vote for the approval of the merger agreement, the Thomas & Betts Board considered a variety of factors, including the following:

•	Thomas & Betts’ business, strategy, current and projected financial condition and current earnings and earnings prospects;

•

the risks and uncertainties associated with maintaining Thomas & Betts’ existence as an standalone company as discussed in the third succeeding bullet point below, and the opportunities presented by the merger;

•	the fact that the merger consideration consists solely of cash, providing Thomas & Betts shareholders with certainty of value and liquidity upon consummation of the merger;

•

recent and historical market prices for Thomas & Betts common stock, as compared to the merger consideration, including the fact that the merger consideration of $72.00 per share represents an approximate premium of:

¡	24% to the $57.95 closing price per share of Thomas & Betts common stock on January 27, 2012, the last trading day before public announcement of the merger agreement;

¡	35% to the $53.36 volume-weighted average closing price per share of Thomas & Betts common stock for the 90-day period ended January 27, 2012;

¡	41% to the $51.21 volume-weighted average closing price per share of Thomas & Betts common stock for the one-year period ended January 27, 2012; and

¡	12% to the July 19, 2007 all-time high trading price of $64.28 per share of Thomas & Betts common stock (on an intraday basis) as of January 27, 2012;

•

the Board’s belief that the $72.00 per share merger consideration exceeds Thomas & Betts’ likely value as an independent company, particularly given the risks associated with operating Thomas & Betts as a standalone public company, which belief was based on a number of factors, including:

¡

the general risks that market conditions that could affect the price of Thomas & Betts common stock, as well as the other risks and uncertainties discussed in Thomas & Betts’ public filings with the SEC (including, without limitation, risks associated with the supply and cost of commodity raw materials; the cost of energy; changes in customer demand; changes in customer credit; and unforeseen regulatory, environmental and other governmental policies);

¡

the Board’s analysis of other strategic alternatives for Thomas & Betts, based on, among other things, the Board’s knowledge of Thomas & Betts’ business, financial condition, results of operations, on both historical and prospective bases, and of the risk-adjusted probabilities associated with achieving Thomas & Betts’ long-term strategic plan as a standalone company as compared to the certainty of value and opportunity afforded to Thomas & Betts shareholders by way of the merger (which analysis included consideration of Thomas & Betts’ ability, and the time and investment that would be required, to compete effectively in the U.S. and abroad with other companies with greater financial resources, broader geographic reach and more diverse product offerings); and

¡

the inherent uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “—Certain Financial Projections” beginning on page 41, including the fact that Thomas & Betts’ actual financial results in future periods could differ materially from the projected results;

•

the opinion of Deutsche Bank to the Board that, as of January 29, 2012, and based upon and subject to the assumptions, limitations, qualifications and conditions described in its written opinion, the merger consideration of $72.00 per share in cash to be received by the holders of shares of Thomas & Betts common stock pursuant to the merger agreement was fair from a financial point of view to such holders, and the financial analyses related thereto prepared by Deutsche Bank and described below under “—Opinion of Deutsche Bank Securities Inc.” beginning on page 34, including the fact that $72.00 per share met or exceeded each of the valuation ranges resulting from the various valuation methodologies utilized by Deutsche Bank in such financial analyses;

•

the fact that the Board negotiated an increase in the merger consideration to $72.00 from ABB’s initial proposal of $67.00 in July 2011, notwithstanding ABB’s having suspended discussions regarding a transaction in September 2011 as a result of market turmoil and a decline in management’s forecasts of Thomas & Betts’ financial performance and the funded status of the company’s defined benefit pension plans between July 2011 and January 2012 as described above under “—Background of the Merger”;

•

the fact that ABB characterized its January 25, 2012 offer of $72.00 per share as its best and final offer, and conditioned such offer on reaching agreement and announcing the transaction on January 30, 2012;

•

the Board’s concern that potential volatility in global markets generally and European markets in particular could jeopardize the transaction, including by leading ABB to withdraw its proposal altogether, as it did for similar reasons in September 2011;

•	Thomas & Betts’ refusal to negotiate exclusively with ABB at any time, notwithstanding ABB’s request for exclusivity in January 2012;

•

the fact that, after ABB’s initial indication of interest in a business combination transaction in April 2011, Thomas & Betts did not receive any indications of interest from potential alternative buyers other than Company X, whose preliminary non-binding proposal included a price that was approximately $2.00 per share less than the price initially proposed by ABB, which proposal Company X subsequently withdrew;

•

the Board’s belief that the strategic fit between ABB and Thomas & Betts and the synergies that potentially could be achieved through a business combination between ABB and Thomas & Betts made it unlikely that potential alternative buyers would be able to match or exceed ABB’s final offer of $72.00 per share;

•

the fact that Thomas & Betts’ legal and financial advisors were involved throughout the process and negotiations and updated the Board directly and regularly, which provided the Board with additional perspectives on the negotiations in addition to those of Thomas & Betts’ management;

•	the Board’s assessment that ABB would have adequate capital resources to pay the merger consideration;

•	the fact that the Board was unanimous in its determination to recommend the merger agreement for approval by Thomas & Betts shareholders;

•	the Board’s review of the structure of the merger and the financial and other terms of the merger agreement. In particular, the Board considered the following specific terms of the merger agreement:

¡

the limited and otherwise customary conditions to the parties’ obligations to complete the merger, including the commitment by ABB to use its reasonable best efforts to obtain applicable regulatory approvals and its agreement to assume the risks related to conditions and requirements imposed by regulators in connection with securing such approvals, unless such conditions or requirements are reasonably likely to have a material adverse impact on ABB;

¡

the ability of Thomas & Betts, subject to certain conditions, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal that constitutes or is reasonably likely to result in a superior proposal, if the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action with respect to such acquisition proposal would be reasonably likely to be inconsistent with its fiduciary duties;

¡	the ability of the Board, subject to certain conditions, to change its recommendation that the Thomas & Betts shareholders approve the merger agreement in response to a superior proposal and, in addition, to terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

¡	the ability of Thomas & Betts to specifically enforce ABB’s obligations under the merger agreement, including its obligations to consummate the merger;

¡	the customary nature of the representations, warranties and covenants of Thomas & Betts in the merger agreement; and

¡

the fact that the financial and other terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate Thomas & Betts’ business during the pendency of the merger; and

•

the obligations of ABB under the merger agreement to maintain Thomas & Betts’ principal administrative and executive offices in Memphis, Tennessee, make such offices the headquarters of the combined company’s North American low voltage business and establish Thomas & Betts’ Electrical Segment as a new Global Business Unit within ABB’s Low Voltage Products Division.

In the course of its deliberations, the Thomas & Betts Board, in consultation with Thomas & Betts’ management and legal and financial advisors, also considered a variety of risks and other potentially negative factors relating to the merger, including the following:

•

the fact that Thomas & Betts did not solicit proposals from other potential bidders, and that, after Company X withdrew its proposal in August 2011, Thomas & Betts did not have contact with any potential buyers other than ABB during the negotiations leading up to the execution of the merger agreement;

•

the fact that the completion of the merger will result in Thomas & Betts shareholders not having the opportunity to participate in Thomas & Betts’ future earnings growth and the future appreciation of the value of its capital stock that might occur if its strategic plan were successfully implemented on a standalone basis;

•

the risk that the deal protection provisions of the merger agreement, including the $116 million termination fee and the restrictions on providing information and negotiating with a third party that makes an unsolicited acquisition proposal, may inhibit potential alternative buyers from submitting potentially superior proposals to acquire Thomas & Betts. The Board believed that the termination fee (equal to approximately 3.0% of Thomas & Betts’ equity value at the proposed transaction price) is reasonable in light of the benefits of the transaction and had been extensively negotiated and that neither the termination fee nor the restrictions on providing information to and negotiating with third parties are preclusive of competing offers;

•

the fact that certain of Thomas & Betts’ directors and executive officers may receive certain benefits that are different from, and in addition to, those of Thomas & Betts’ other shareholders. See the section entitled “—Interests of Thomas & Betts’ Directors and Executive Officers in the Merger” beginning on page 44;

•

the fact that Thomas & Betts has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless whether the merger is consummated;

•

the risk that the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approval is obtained from Thomas & Betts shareholders, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, and the potential resulting disruptions to Thomas & Betts’ business;

•

the potential negative effect of the pendency of the merger on Thomas & Betts’ business and relationships with employees, customers, suppliers and other stakeholders, including the risk that certain key members of senior management might choose not to remain employed with Thomas & Betts prior to the completion of the merger, regardless of the completion of the merger;

•

the fact that Thomas & Betts’ operations are restricted by the interim operating covenants in the merger agreement during the period between the execution of the merger agreement and the closing of the merger, which could effectively prohibit Thomas & Betts from undertaking material strategic initiatives or other material transactions to the detriment of Thomas & Betts and its shareholders; and

•	the fact that the merger consideration will be taxable to Thomas & Betts shareholders.

After considering the foregoing potentially negative and potentially positive factors, the Thomas & Betts Board concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Board is not exhaustive, but is intended to reflect the material factors considered by the Board in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the Board, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the Board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Board may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Board is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “—Caution Regarding Forward-Looking Statements” beginning on page 16.

Recommendation of the Thomas & Betts Board of Directors

After careful consideration, the Thomas & Betts Board has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interest of Thomas & Betts and its shareholders, and has unanimously authorized and adopted the merger agreement and approved the merger.

The Thomas & Betts Board unanimously recommends that the Thomas & Betts shareholders vote “FOR” the proposal to approve the merger agreement.

Opinion of Deutsche Bank Securities Inc.

At the January 29, 2012 meeting of the Thomas & Betts Board, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration of $72.00 in cash per share to be received in the merger by holders of Thomas & Betts common stock was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated January 29, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Board in connection with and for purposes of its evaluation of the merger. Deutsche Bank’s opinion is not a recommendation as to how any holders of Thomas & Betts common stock should vote with respect to the merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be paid in respect of each share of Thomas & Betts common stock and does not address any other aspect of the merger or the merger agreement. Deutsche Bank was not asked to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Thomas & Betts nor did it address the fairness of the contemplated benefits of the transaction. Deutsche Bank expressed no opinion as to the merits of the underlying decision of Thomas & Betts to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Also, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of Thomas & Betts, or any class of such persons, in connection with the merger relative to the merger consideration.

In connection with Deutsche Bank’s role as financial advisor to Thomas & Betts, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Thomas & Betts, and certain internal analyses, financial forecasts and other information relating to Thomas & Betts prepared by management of Thomas & Betts. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Thomas & Betts regarding the businesses and prospects of Thomas & Betts. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Thomas & Betts common stock;

•

compared certain financial and stock market information for Thomas & Betts with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which it deemed relevant;

•	reviewed the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Thomas & Betts, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Thomas & Betts Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Thomas & Betts or ABB or any of their respective subsidiaries. Nor did Deutsche Bank evaluate the solvency or fair value of Thomas & Betts under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the knowledge and permission of the Board, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Thomas & Betts as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Thomas & Betts Board, that, in all respects material to its analysis, the merger will be consummated in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the Board, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by Thomas & Betts and its other advisors with respect to such issues.

Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Board in connection with and for the purpose of its evaluation of the merger. Deutsche Bank’s opinion was limited to the fairness of the merger consideration to be paid in respect of each share of Thomas & Betts common stock, from a financial point of view, to the holders of Thomas & Betts common stock as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the merger or the merger agreement. Deutsche Bank was not asked to, and its opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Thomas & Betts, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Thomas & Betts to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and its opinion did not constitute a recommendation, as to how any holder of shares of Thomas & Betts common stock should vote with respect to the merger. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of Thomas & Betts, or any class of such persons, in connection with the merger relative to the merger consideration to be received by the holders of Thomas & Betts common stock.

The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to the Board on January 29, 2012 and that were used by Deutsche Bank in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 27, 2012, the last trading day before public announcement of the merger agreement, and is not necessarily indicative of current market conditions.

Price Targets and Historical Trading Analysis

Deutsche Bank reviewed publicly available research coverage of Thomas & Betts issued by twelve equity analysts, eight of whom provided price targets for Thomas & Betts common stock. These eight analysts set price targets for the Thomas & Betts common stock ranging from $50 to $70 per share, which, discounted at an assumed cost of equity of 12%, based on Deutsche Bank’s judgment of Thomas & Betts’ estimated cost of equity, represented a range of approximately $45 to $63 per share of Thomas & Betts common stock.

Deutsche Bank also reviewed the historical prices for Thomas & Betts during the one-year period ended January 27, 2012 and noted that the $72.00 per share merger consideration represented:

•	a premium of 24% to the $57.95 closing price per share of Thomas & Betts common stock on January 27, 2012;

•	a premium of 27% to the $56.71 volume-weighted average closing price per share of Thomas & Betts common stock for the 30-day period ended January 27, 2012;

•	a premium of 35% to the $53.36 volume-weighted average closing price per share of Thomas & Betts common stock for the 90-day period ended January 27, 2012;

•	a premium of 41% to the $51.21 volume-weighted average closing price per share of Thomas & Betts common stock for the one-year period ended January 27, 2012;

•	a premium of 16% to the $61.88 high trading price per share of Thomas & Betts common stock for the 52-week period (on an intraday basis) ended January 27, 2012; and

•	a premium of 12% to the July 19, 2007 all-time high trading price of $64.28 per share of Thomas & Betts common stock (on an intraday basis) as of January 27, 2012.

Comparable Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Thomas & Betts with corresponding financial information and valuation measurements for the following selected companies:

•	Acuity Brands, Inc.

•	Hubbell Incorporated

•	Belden Inc.

•	Cooper Industries plc

•	ABB Ltd

•	Legrand S.A.

•	Littelfuse, Inc.

Although none of the selected companies is directly comparable to Thomas & Betts, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Thomas & Betts. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of Thomas & Betts common stock and the common stock of the other selected companies on January 27, 2012, information contained in the most recent public filings of the selected companies and analyst consensus estimates of earnings per share (“EPS”) for Thomas & Betts and the selected companies, Deutsche Bank calculated price as a multiple of estimated EPS, or P/E multiples, for 2012 with respect to Thomas & Betts and each of the selected companies.

The results of this analysis are summarized as follows:

P/E
Selected Companies	2012E
High	17.4x
Low	13.3x
Median	14.1x
Thomas & Betts	14.8x

Deutsche Bank calculated a range of estimated implied values per share of Thomas & Betts common stock by applying multiples of price to EPS ranging from 13.5x to 15.1x to estimates of 2012 EPS (on an operating basis) provided by management of Thomas & Betts, resulting in a range of implied value of approximately $54 to $60 per share of Thomas & Betts common stock.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis to determine a range of implied net present values per share of Thomas & Betts common stock as of January 31, 2012. Deutsche Bank calculated the discounted cash flow value for Thomas & Betts as the sum of the net present value of (i) the projected unlevered free cash flows of Thomas & Betts for the years 2012 through 2016, as defined under and set forth in the section entitled “—Certain Financial Projections—Projections Utilized in Deutsche Bank’s Discounted Cash Flow Analysis” beginning on page 43, plus (ii) the value of Thomas & Betts at the end of such period, or the terminal value. The projected unlevered free cash flows of Thomas & Betts were prepared as described in the section entitled “—Certain Financial Projections” beginning on page 41. The terminal value of Thomas & Betts was calculated using perpetuity growth rates ranging from 2.0% to 3.0%. Deutsche Bank applied discount rates ranging from 10.5% to 11.0% to Thomas & Betts’ future cash flows and terminal value. Deutsche Bank derived the foregoing range of discount rates by utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas, for Thomas & Betts and selected companies which exhibited similar characteristics to Thomas & Betts. Equity value was calculated by reducing total enterprise value by net debt of approximately $22 million as of December 31, 2011 and an incremental pension liability of approximately $52 million not reflected in management’s strategic plan. This analysis resulted in a range of implied net present value per share of Thomas & Betts common stock of approximately $62 to $71 per share.

Precedent Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the following selected acquisition transactions in the electrical equipment industry announced since 2000 (the “selected transactions”):

Month Announced	Target	Acquirer
November 2011	Deutsche Group SAS	TE Connectivity Ltd
May 2011	Landis+Gyr AG	Toshiba Corporation
December 2010	Electrical Products Company of A.O. Smith Corporation	Regal Beloit Corporation
November 2010	Baldor Electric Company	ABB Ltd
October 2010	CommScope, Inc.	The Carlyle Group
November 2009	Areva Transmission and Distribution (T&D) Holdings SA	Alstom SA and Schneider Electric SA
June 2008	Superior Essex Inc.	LS Cable Ltd.
December 2007	The Moeller Group	Eaton Corporation
November 2007	The Lamson & Sessions Co.	Thomas & Betts Corporation
March 2007	Copperfield, LLC	Coleman Cable, Inc.
September 2006	GET Group plc	Schneider Electric SA
June 2006	Woodhead Industries, Inc.	Molex Incorporated
April 2006	Deutsch Connectors	WENDEL Investissement SA
December 2005	The HellermannTyton division of Spirent plc	Doughty Hanson & Co Managers Limited
September 2005	FCI of AREVA SA	Bain Capital, LLC
August 2005	Parlex Corporation	Johnson Electric Holdings Limited
July 2005	The Moeller Group	Doughty Hanson & Co Managers Limited
October 2003	Connectivity Solutions (ACS) of Avaya Inc.	CommScope Inc.
December 2002	ERICO Global Company	Citigroup Venture Capital Equity Partners, L.P.
July 2002	Legrand SA	Wendel Investissement and Kohlberg Kravis Roberts & Co. L.P.
April 2001	Entrelec Group	ABB Ltd
October 2000	Robinson Nugent, Inc.	3M Company
May 2000	Electronic OEM Business of Thomas & Betts Corporation	Tyco International Ltd.

Although none of the selected transactions is directly comparable to the proposed merger, the companies that participated in the selected precedent transactions are such that, for the purposes of analysis, the selected transactions may be considered similar to the proposed merger.

With respect to each selected transaction, Deutsche Bank calculated the multiples of the target’s enterprise value to EBITDA for the last twelve-month period prior to announcement of the relevant transaction (“LTM EBITDA”). Deutsche Bank also calculated the multiple of the $72.00 merger consideration to actual 2011 adjusted EBITDA for Thomas & Betts as provided by management of Thomas & Betts. For purposes of this analysis, adjusted EBITDA reflects adjustments for stock-based compensation, and certain non-recurring and unusual items.

The results of the analysis are summarized as follows:

TEV as Multiple of
LTM EBITDA
Proposed Merger	9.9x

Selected Transactions
High	13.7x
Low	6.8x
Mean
Years 2000-2011	9.2x
Years 2000-2009	8.9x
Years 2010-2011	10.2x
Median
Years 2000-2011	8.9x
Years 2000-2009	8.9x
Years 2010-2011	10.4x

Deutsche Bank calculated a range of estimated implied values per share of Thomas & Betts common stock by applying multiples of 9.0x to 10.0x to Thomas & Betts’ actual 2011 adjusted EBITDA provided by management of Thomas & Betts, resulting in a range of implied value of approximately $65 to $72 per share of Thomas & Betts common stock.

Leveraged Buyout Analysis

Deutsche Bank performed a leveraged buyout analysis, which assumed that a financial sponsor acquired Thomas & Betts on January 31, 2012 and then sold the company in five years. Deutsche Bank estimated the required target internal rate of return to a financial sponsor over a five-year period to be 20.0% to 22.5% per year and assumed that a financial sponsor could employ a capital structure that provided for debt financing equal to 6.0x LTM EBITDA as of December 31, 2011 to effect the acquisition of Thomas & Betts and assuming net debt of approximately $22 million as of December 31, 2011 and an incremental pension liability of approximately $52 million not reflected in management’s strategic plan. Deutsche Bank utilized the foregoing range of internal rates of return based on its judgment of the range of rates of return typically required by a potential financial sponsor. Deutsche Bank also assumed that Thomas & Betts could be sold on December 31, 2016 at an exit multiple range of 8.0x to 9.0x LTM EBITDA. Estimated EBITDA was based on the financial projections for Thomas & Betts prepared by its management. Based on the aforementioned forecasts and assumptions, the leveraged buyout analysis of Thomas & Betts yielded an implied valuation range of approximately $63 to $69 per share of Thomas & Betts common stock.

General

The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Thomas & Betts Board as to the fairness of the merger consideration to be paid in respect of each share of Thomas & Betts common stock, from a financial point of view, to the holders of Thomas & Betts common stock as of the date of the opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of Thomas & Betts with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Thomas & Betts or ABB. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Thomas & Betts or its advisors, future results or actual values may be materially different from these forecasts or assumptions.

The terms of the transaction, including the merger consideration, were determined through arm’s-length negotiations between Thomas & Betts and ABB and were approved by the Board. Although Deutsche Bank provided advice to the Board during the course of these negotiations, the decision to enter into the merger was solely that of the Board. As described above under “—Thomas & Betts’ Reasons for the Merger” beginning on page 31, the opinion and presentation of Deutsche Bank to the Board were only one of a number of factors taken into consideration by the Board in making its determination to approve the merger agreement and the transactions contemplated by it, including the merger.

Thomas & Betts selected Deutsche Bank as its financial advisor in connection with the transaction based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Thomas & Betts has retained Deutsche Bank pursuant to a letter agreement originally dated June 27, 2011. Thomas & Betts has agreed to pay Deutsche Bank fees, which are currently estimated to be approximately $21.5 million, for its services as financial advisor to Thomas & Betts, of which $3.0 million became payable upon delivery of Deutsche Bank’s opinion (or would have become payable if Deutsche Bank had advised the Board that it was unable to render an opinion) and the remainder of which is contingent upon consummation of the merger. Regardless of whether the merger is consummated, Thomas & Betts has also agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the transaction or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Thomas & Betts has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities arising out of its engagement or the transaction.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). Other than in connection with the merger, no member of the DB Group has provided investment banking, commercial banking (including extension of credit) or other financial services to Thomas & Betts or its affiliates in the past two years, other than limited preliminary financial analysis for which the DB Group has not received any compensation. One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to ABB or its affiliates for which they have received compensation of approximately €9.4 million in the last two years, including having acted as joint bookrunner and mandated lead arranger with respect to a pricing and maturity amendment to ABB’s existing $2 billion revolving credit facility in November 2010 and as joint lead manager with respect to an offering of 4.00% senior unsecured notes due June 2021 by ABB Treasury Center (USA), Inc. (aggregate principal amount $650 million) in June 2011. The DB Group may also provide investment and commercial banking services to ABB and Thomas & Betts in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of ABB, Thomas & Betts and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Certain Financial Projections

Thomas & Betts does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year in its regular earnings press releases and other investor materials. In connection with Thomas & Betts’ ordinary course business planning and budgeting process, Thomas & Betts’ management prepared certain non-public financial projections covering multiple years that were not intended for public disclosure. The projections set forth below include a summary of certain of these projections, referred to as Thomas & Betts’ “2011 strategic plan projections”, which were prepared in March 2011, and Thomas & Betts’ “2012 budget projections”, which were prepared in October 2011. Both sets of these projections were provided to Deutsche Bank for its use in connection with the financial analyses summarized in the section entitled “—Opinion of Deutsche Bank Securities Inc.” beginning on page 34 and as further described below in this section of the proxy statement. These projections were also reviewed by the Thomas & Betts Board in the course of its consideration of the merger, including at the meetings of the Board held on May 5, 2011, December 7, 2011 and January 25, 2012, as further described in the section entitled “—Background of the Merger” beginning on page 22.

The 2011 strategic plan projections and the 2012 budget projections reflected various judgments, assumptions and estimates of Thomas & Betts’ management made in good faith when such projections were prepared, including, without limitation, with respect to new product offerings, price increases, customer demand, industry performance, competition and general business, economic, market and financial conditions. The principal drivers of the differences between the 2011 strategic plan projections for 2012 and the 2012 budget projections for 2012 were lower assumptions as to North American industrial production rates and residential and non-residential construction rates, which were in each case based on new information that had become available after the preparation of the 2011 strategic plan projections.

Thomas & Betts’ management instructed Deutsche Bank to utilize the 2012 projections contained in the 2012 budget projections and the 2013 projections contained in the 2011 strategic plan projections for purposes of its financial analyses described in the section entitled “—Opinion of Deutsche Bank Securities Inc.” beginning on page 34.

In addition, due to the limited time periods covered by the financial projections originally prepared by Thomas & Betts’ management as part of its ordinary course business planning and budgeting process, and in order to provide Deutsche Bank with projections for the years 2014 through 2016 for use in its discounted cash flow analysis described in the section entitled “—Opinion of Deutsche Bank Securities Inc.—Discounted Cash Flow Analysis” beginning on page 38, Deutsche Bank, with the approval of Thomas & Betts’ management, assumed for the years 2014 through 2016 that net sales would grow by 4.5% per year, and adjusted EBITDA (as defined below) margins would be consistent with those forecast by Thomas & Betts’ management for 2013 in the 2011 strategic plan projections. The results of these calculations, which were reviewed by the Thomas & Betts Board in the course of its consideration of the merger at the meeting of the Board held on January 29, 2012, as further described in the section entitled “—Background of the Merger” beginning on page 22, and which Thomas & Betts’ management instructed Deutsche Bank to use for purposes of the discounted cash flow analysis, are summarized below under “Projections Utilized in Deutsche Bank’s Discounted Cash Flow Analysis”.

In addition to the 2011 strategic plan projections and the 2012 budget projections, which were prepared in the ordinary course of Thomas & Betts’ business planning and budgeting process, in January 2012, Thomas & Betts’ management prepared an additional limited set of non-public financial projections that were not intended for public disclosure. The projections set forth below include a summary of certain of these projections, which are referred to as Thomas & Betts’ “2012 growth case projections”. Thomas & Betts’ management prepared the 2012 growth case projections to reflect a possible upside sensitivity case for Thomas & Betts’ financial performance in 2012 relative to the 2012 budget projections. Accordingly, the 2012 growth case projections reflected various judgments, assumptions and estimates of Thomas & Betts’ management made in good faith when such projections were prepared with the intention of reflecting such possible upside potential, including, without limitation, with respect to increasing North American residential and non-residential construction, increasing general industrial output and increasing utility transmission capital expenditures relative to the corresponding assumptions underlying the 2012 budget projections. The 2012 growth case projections were provided to Deutsche Bank, but were not used in connection with the financial analyses summarized in the section entitled “—Opinion of Deutsche Bank Securities Inc.” beginning on page 34, because these projections were more limited in scope than the 2012 budget projections and did not represent, in management’s judgment, the most likely outcome for 2012 but rather, as noted above, a possible upside case if factors outside the control of Thomas & Betts proved to be more favorable than expected. These projections were discussed with the Thomas & Betts Board in the course of its consideration of the merger at the meeting of the Board held on January 25, 2012, as further described in the section entitled “—Background of the Merger” beginning on page 22.

During the course of discussions between Thomas & Betts and ABB, the 2011 strategic plan projections and the 2012 budget projections summarized below were made available to ABB, and ABB was advised that the EBITDA forecast contained in the 2012 growth case projections exceeded $450 million.

The foregoing projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or generally accepted accounting principles as applied in the United States (“GAAP”). In addition, the financial projections were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. Thomas & Betts cautions you that these financial projections are speculative in nature and based upon subjective decisions and assumptions. The summary of these financial projections is not being included in this proxy statement to influence your decision as to whether to vote for the merger, but rather because (except as noted above) these financial projections were provided by Thomas & Betts to ABB as well as to the Thomas & Betts Board and Deutsche Bank in contemplation of a potential transaction.

2011 Strategic Plan Projections (in millions)

	Year Ended December 31,
	2011	2012	2013
Net Sales	$2,253	$2,430	$2,610
EBIT	287	356	410
Net Earnings	178	227	264
Diluted EPS	3.36	4.28	4.97
Adjusted EBITDA	392	472	535
Free Cash Flow	138	279	319

2012 Budget Projections (in millions)

	Year Ended December 31,
	2011	2012
Net Sales	$2,276	$2,418
EBIT	282	321
Net Earnings	183	210
Diluted EPS	3.45	4.00
Adjusted EBITDA	384	422
Free Cash Flow	149	248

2012 Growth Case Projections (in millions)

Year Ended December 31,
2012
Net Sales	$2,495
Adjusted EBITDA	454

Projections Utilized in Deutsche Bank’s Discounted Cash Flow Analysis (in millions)

	Year Ended December 31,
	2012	2013	2014	2015	2016
Net Sales	$2,418	$2,610	$2,727	$2,850	$2,978
EBIT	321	410	428	448	468
Adjusted EBITDA	422	535	559	584	611
Unlevered Free Cash Flow	238	331	334	312	326

For purposes of the projections set forth above, (i) “EBIT” means net earnings on an operating basis before net interest expense, income taxes and foreign currency transaction gains and losses, (ii) “adjusted EBITDA” means net earnings on an operating basis before depreciation and amortization, share-based compensation, net interest expense, income taxes and foreign currency transaction gains and losses, (iii) “free cash flow” means net cash provided by (or used in) operating activities, less purchases of property, plant and equipment, and plus voluntary pension contributions, and (iv) “unlevered free cash flow” means tax-effected EBIT, plus depreciation and amortization expense, plus share-based compensation expense, less purchases of property, plant and equipment, and less increases in working capital.

The foregoing financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Thomas & Betts’ management. Important factors that may affect actual results and cause the internal financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to Thomas & Betts’ business (including its ability to achieve potential strategic goals, objectives and targets over applicable periods), general business and economic conditions and other factors described in the section entitled “Caution Regarding Forward-Looking Statements” beginning on page 16. The financial projections cover multiple future years, and such information by its nature is less reliable in predicting each successive year. The financial projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the merger agreement, including the merger. The financial projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these financial projections. Accordingly, there can be no assurance that the financial projections will be realized or that actual results will not be significantly higher or lower than projected.

The inclusion of the foregoing financial projections in this proxy statement should not be regarded as an indication that any of Thomas & Betts, ABB or their respective affiliates, advisors, officers, employees, directors or representatives considered the financial projections to be predictive of actual future events, and the internal financial projections should not be relied upon for such purposes. None of Thomas & Betts, ABB or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from these financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile these financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. Thomas & Betts does not intend to make publicly available any update or other revision to these financial projections. None of Thomas & Betts or its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any shareholder or other person regarding Thomas & Betts’ ultimate performance compared to the information contained in these financial projections or that these financial projections will be achieved. Thomas & Betts has made no representation to ABB, in the merger agreement or otherwise, concerning these financial projections.

Interests of Thomas & Betts’ Directors and Executive Officers in the Merger

In considering the recommendation of the Thomas & Betts Board to approve the merger agreement, you should be aware that Thomas & Betts’ directors and executive officers have interests in the merger that are different from, or in addition to, those of Thomas & Betts shareholders generally. The Thomas & Betts Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the Thomas & Betts shareholders that the merger agreement be approved. These interests, which are described and quantified below, include the following:

•

Pursuant to the merger agreement, the directors and executive officers would be entitled to (i) cashout of their shares and equity awards at the effective time of the merger based on the merger consideration of $72.00 per share (except for any stock options that they elect to have rolled over into options to purchase ABB American Depositary Shares) and (ii) continued indemnification and insurance coverage for six years after the effective time of the merger.

•

Pursuant to their termination protection agreements, which were entered into between 2003 and 2010, the executive officers would be entitled to cash payments, supplemental retirement benefits, continued health and welfare benefits and reimbursement of specified tax obligations, either at the effective time of the merger or on specified terminations of employment after the effective time of the merger. Thomas & Betts would be required to make an irrevocable contribution to a rabbi trust to fully fund the cash payments provided under the agreements.

Golden Parachute Compensation

The table below sets forth for each of Thomas & Betts’ five named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the merger and that may become payable to the executive either immediately after the effective time of the merger or on a subsequent termination. Thomas & Betts shareholders are being asked to approve, on a non-binding, advisory basis, such compensation for these executives (see section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements” beginning on page 75). Because the vote to approve such compensation is advisory only, it will not be binding on either Thomas & Betts or ABB. Accordingly, if the merger agreement is approved at the special meeting (or any adjournment thereof) and the merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table.

The table also sets forth estimates of the amounts of such compensation for Thomas & Betts’ two executive officers who are not named executive officers. Thomas & Betts shareholders are not being asked to approve such compensation for these executives.

The estimates in the table assume that the merger will become effective on June 1, 2012. See the footnotes to the table for additional assumptions.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimburse- ment ($)(5)	Total ($)
Named Executive Officers
Dominic J. Pileggi, Chairman and Chief Executive Officer (6)	$8,040,437	$8,130,384	$879,053	$145,729	$4,360,831	$21,556,434
William E. Weaver, Jr., Senior Vice President and Chief Financial Officer	$3,041,214	$2,525,823	$2,092,843	$117,291	$2,448,879	$10,226,050
Charles L. Treadway, President and Chief Operating Officer	$3,444,909	$2,991,254	$1,992,225	$116,796	$2,702,038	$11,247,222
Imad Hajj, Senior Vice President—International and Operational Development	$2,639,946	$1,202,112	$1,480,350	$110,532	$1,758,989	$7,191,929
J. N. Raines, Vice President—General Counsel and Secretary	$2,355,719	$1,080,000	$721,278	$100,129	$1,319,196	$5,576,322

Other Executive Officers
Peggy P. Gann, Senior Vice President—Human Resources and Administration	$1,769,689	$1,053,026	$315,260	$118,404	$1,109,373	$4,365,752
Stanley P. Locke, Vice President—Business Development and Strategic Planning	$1,627,113	$1,253,537	$1,865,143	$92,013	$1,334,884	$6,172,690

(1)	The amounts in this column reflect a lump sum cash payment to which the executives would be entitled under their termination protection agreements. The amount for each executive would equal three times the executive’s “annual compensation” and a pro rata portion of the executive’s “average bonus”:

•

“Annual compensation” means the sum of the executive’s (1) annual base salary as of the effective time of the merger, (2) “average bonus” and (3) perquisite allowance for 2011 (provided in lieu of perquisites).

•	“Average bonus” means the greater of:

¡	the highest bonus paid to the executive for any of 2007 to 2011 (annualized for any partial year of employment); or

¡

a specified percentage (100% for Mr. Pileggi, 65% for Mr. Weaver, 70% for Mr. Treadway, 60% for Mr. Hajj, 55% for Mr. Raines, 50% for Ms. Gann and 45% for Mr. Locke) of the executive’s annual base salary for 2011.

Messrs. Weaver, Treadway, Hajj and Locke and Ms. Gann would be entitled to this payment on termination of their employment within three years after the effective time of the merger by Thomas & Betts without cause or by the executives for good reason, or by the executives for any reason other than by Thomas & Betts for cause during the 30-day period following the 12-month anniversary of the effective time of the merger. See the narrative following this table for the definitions of “cause” and “good reason”. These payments would be made within ten days after termination, unless the payments were required to be delayed for six months to comply with Internal Revenue Code Section 409A (which imposes a 20% additional tax on noncompliant deferred compensation). If delayed, the payments would be credited with interest from the termination date to the payment date at a rate equal to 120% of the monthly compounded applicable federal rate under Internal Revenue Code Section 1274(d) for the month before the month of termination (120% of the applicable federal rate for February 2012 is 0.23%). Messrs. Pileggi and Raines would be entitled to this payment within ten days after the effective time of the merger, regardless of whether their employment terminated. All of the executives also would be entitled to this payment if their employment were terminated by Thomas & Betts without cause within 12 months before the effective time of the merger and the executives were able to reasonably demonstrate that the termination was at the request or suggestion of any individual or entity attempting to effectuate the merger.

(2)	The amounts in this column reflect the value of the accelerated vesting of the executives’ unvested equity awards that would occur at the effective time of the merger, as provided by the merger agreement. The following table breaks down these amounts by type of award.

Name	Stock Options ($)(a)		Restricted Stock ($)(b)	Performance Stock Units ($)(c)
Named Executive Officers
Dominic J. Pileggi	$—	(d)	$4,495,248	$3,635,136
William E. Weaver, Jr.	$1,017,927		$833,688	$674,208
Charles L. Treadway	$1,191,974		$951,120	$848,160
Imad Hajj	$—	(d)	$664,704	$537,408
J. N. Raines	$—	(d)	$597,168	$482,832

Other Executive Officers
Peggy P. Gann	$398,114		$320,400	$334,512
Stanley P. Locke	$505,241		$413,784	$334,512

(a)	The value of the accelerated vesting of each stock option award is calculated as the merger consideration of $72.00 per share minus the exercise price of the option, multiplied by the number of shares subject to the award.
(b)	The value of the accelerated vesting of each restricted stock award is calculated as the merger consideration of $72.00 per share multiplied by the number of shares subject to the award.
(c)

The value of the accelerated vesting of each performance stock unit award is calculated as the merger consideration of $72.00 per share multiplied by the number of units subject to the award multiplied by 200%. This assumes that the total shareholder return ranking of Thomas & Betts among the companies in Standard & Poor’s Midcap 400 Composite Index for the period from January 1, 2011 through the effective time of the merger for units granted in December 2010 and for the period from January 1, 2012 through the effective time of the merger for units granted in December 2011 will be at or above the 80th percentile. If Thomas & Betts’ ranking is below the 80th percentile, the awards will vest between 0% and 200%, depending on the percentile attained.

(d)	The stock option awards held by Messrs. Pileggi, Hajj and Raines provide that the options are not forfeited on their retirement, and the executives are retirement eligible for this purpose. As such, the options are effectively vested and so are reflected in the “Vested Options” column of the table below under “Equity Interests of Thomas & Betts’ Executive Officers”, rather than in this table.

(3)	For each of the executives other than Ms. Gann, the amounts in this column reflect additional benefits under the Thomas & Betts Executive Retirement Plan to which the executive would be entitled under his termination protection agreement. Each of these executives would receive credit for an additional three years of age and service, and Messrs. Weaver, Treadway and Locke would become retirement eligible (Messrs. Pileggi, Hajj and Raines already are retirement eligible). Messrs. Pileggi and Raines would be credited with the additional years of age and service at the effective time of the merger. Messrs. Weaver, Treadway, Hajj and Locke would be credited with the additional years of age and service, and Messrs. Weaver, Treadway and Locke would become retirement eligible, on termination of their employment under the circumstances described in footnote 1.

Each of these executives would receive the actuarially equivalent amount of his benefit on termination of employment. The portion of his benefit that was vested as of December 31, 2004 and that therefore is grandfathered from the requirements of Internal Revenue Code Section 409A would be paid within 30 days after termination. Payment of the remainder of the benefit would be delayed for six months if required to comply with Section 409A. If delayed, the payment would be credited with interest from the termination date through the payment date at the rate described in footnote 1.

The amount in this column for Ms. Gann reflects additional benefits that she would receive under the Thomas & Betts Supplemental Executive Investment Plan. Ms. Gann would become fully vested in her employer supplemental account under the plan and would receive an additional credit to her account in an amount equal to 60% of the cash compensation that she received during the 12 months preceding termination of her employment.

(4)	The amounts in this column reflect the value of outplacement services and employer-paid medical, prescription drug, dental, disability, life, accidental death and dismemberment and, for Messrs. Pileggi and Raines only, travel accident insurance coverage to which the executives would be entitled under their termination protection agreements.

The medical, prescription drug and dental coverage would continue for three years but would terminate early if the executives became eligible for such coverage from a new employer. The amounts in this column assume that such coverage would continue for the full three years. The executives also would be entitled to be reimbursed for the taxes that they paid on the value of such coverage. The estimated amounts of these reimbursements are included in the “Tax Reimbursement” column.

The life, accidental death and dismemberment and travel accident coverage would continue for three years, regardless of whether the executives became eligible for such coverage from a new employer. The executives would not be entitled to be reimbursed for the taxes that they paid on the value of the coverage.

For all of these coverages, the executives would pay for the first six months if required to comply with Internal Revenue Code Section 409A. If so, Thomas & Betts would reimburse the executives at the end of the six months, with interest at the rate described in footnote 1.

Thomas & Betts would pay the reasonable expenses that the executives incurred for one year of executive outplacement services by an outplacement agency selected by the executive and reasonably satisfactory to Thomas & Betts.

The following table breaks down these amounts by type of benefit:

Name	Medical / Prescription Drug ($)	Dental ($)	Disability ($)	Life ($)	Executive Life ($)	AD&D ($)	Travel Accident ($)	Outplacement Services ($)
Named Executive Officers
Dominic J. Pileggi	$—	$—	$5,553	$3,528	$121,299	$324	$25	$15,000
William E. Weaver, Jr.	$41,061	$2,331	$5,553	$3,429	$49,602	$315	$—	$15,000
Charles L. Treadway	$41,061	$2,913	$5,553	$3,528	$48,417	$324	$—	$15,000
Imad Hajj	$41,061	$2,913	$5,553	$3,084	$42,639	$282	$—	$15,000
J. N. Raines	$31,137	$2,670	$5,553	$2,835	$42,648	$261	$25	$15,000

Other Executive Officers
Peggy P. Gann	$31,137	$2,670	$5,553	$2,223	$61,617	$204	$—	$15,000
Stanley P. Locke	$41,061	$2,913	$5,553	$2,118	$25,173	$195	$—	$15,000

(5)

The amounts in this column reflect reimbursements of certain taxes that may be payable by the executives. Under their termination protection agreements, the executives are entitled to reimbursement of the value of the continued medical, prescription drug and dental coverage provided under the agreements (see the “Perquisites/Benefits” column) and the 20% excise tax that may be imposed on the executives under Internal Revenue Code Section 4999 on the value of the payments and benefits that they would receive in connection with the merger. The excise tax would be imposed if the amount of the payments and benefits equaled or exceeded three times the executives’ average annual compensation for 2007 through 2011 (or for the year of hire through 2011, for those executives who commenced employment after 2007). The tax would be imposed on the amount of the payments and benefits to the extent that the amount exceeded one times the executive’s average annual compensation.

The amount of the reimbursement for the tax on the value of the continued medical, prescription drug and dental coverage is as follows: Mr. Weaver ($58,364), Mr. Treadway ($59,146), Mr. Hajj ($59,146), Mr. Raines ($45,471), Ms. Gann ($45,471) and Mr. Locke ($59,146). For information regarding the value of Mr. Pileggi’s continued medical, prescription drug and dental coverage and the amount of the tax reimbursement on such coverage, see footnote 6.

The amount of the reimbursement for the excise tax is as follows: Mr. Pileggi ($4,360,831), Mr. Weaver ($2,390,515), Mr. Treadway ($2,642,892), Mr. Hajj ($1,699,843), Mr. Raines ($1,273,725), Ms. Gann ($1,063,902) and Mr. Locke ($1,275,738).

(6)	Mr. Pileggi is eligible for three years of medical, prescription drug and dental coverage under his termination protection agreement on the same basis as the other executives with such agreements, as described in footnote 4. However, as Mr. Pileggi already is entitled to lifetime medical, prescription drug and dental coverage at no cost to him after any termination of employment under the terms of the health benefits continuation agreement that Thomas & Betts entered into with him in 2005, the table does include any amounts for the value of such coverage. If Mr. Pileggi were not eligible for such coverage under his health benefits continuation agreement, the value of three years of such coverage under his termination protection agreement would equal $43,974 and the amount of the tax reimbursement for such coverage would equal $59,146.

Definitions of “Cause” and “Good Reason”

The table above describes and quantifies compensation and benefits to which Messrs. Weaver, Treadway, Hajj and Locke and Ms. Gann would be entitled on termination of their employment within three years after the effective time of the merger by Thomas & Betts without cause or by the executives for good reason. These executives’ termination protection agreements define “cause” and “good reason” as follows:

“Cause” generally means the executive’s:

•	conviction of, or plea of guilty or nolo contendere to, a felony; or

•	willful engaging in gross misconduct that is materially and demonstrably injurious to Thomas & Betts.

For a termination of employment to be for “cause”:

•	the executive must receive a written notice indicating in reasonable detail the facts and circumstances claimed to constitute “cause”;

•	the executive must be provided with an opportunity to be heard no earlier than 30 days after the receipt of such notice;

•	during the notice period, the executive must have had the opportunity to cure and failed to cure or resolve the behavior in question; and

•	there must be a good faith determination of “cause” by at least three-quarters of Thomas & Betts’ non-employee outside directors.

“Good Reason” generally means:

•	a reduction in the executive’s annual base salary;

•	a failure to pay the executive an annual cash bonus at least equal to the executive’s “average bonus” (see footnote 1 of the table above for the definition of “average bonus”);

•

a failure by Thomas & Betts to grant the executive annual long term incentives that are at least equal to the value of the executive’s “average long term incentive award” (defined generally as the average value of the annual stock option and restricted stock awards granted to the executive from 2009 through 2011, assuming that the merger becomes effective in 2012);

•

the executive’s duties, titles, responsibilities or authority (including offices and reporting relationships) are diminished in comparison to those enjoyed by the executive immediately before the effective time of the merger, other than as a result of an insubstantial and inadvertent action that is remedied by Thomas & Betts promptly after receipt of notice of such action from the executive;

•

a material reduction in the executive’s and the executive’s family’s eligibility to participate and their level of benefit in each Thomas & Betts welfare benefit plan compared to the highest level of eligibility and benefit enjoyed by the executive and the executive’s family during the 90-day period preceding the effective time of the merger;

•

a material reduction, in the aggregate, in the executive’s ability to participate in all incentive, savings and retirement plans or programs applicable to other key executives to a level less favorable to the executive than the highest level enjoyed by the executive in such plans or programs during the 90-day period preceding the effective time of the merger;

•

Thomas & Betts’ requiring the executive to be based at any office or location that is more than 35 miles from the location where the executive was based immediately before the effective time of the merger;

•	a material reduction of any fringe benefits, including any car allowance, enjoyed by the executive during the 90-day period immediately before the effective time of the merger;

•

a material reduction in the level of the executive’s entitlement to a particular office or office size or to particular furnishings or to secretarial or other assistance as enjoyed by the executive during the 90-day period immediately before the effective time of the merger;

•	a reduction in the level of the executive’s entitlement to paid vacation as enjoyed by the executive during the 90-day period immediately before the effective time of the merger;

•	a termination of employment by the executive within the 30-day period immediately following the 12-month anniversary of the effective time of the merger; or

•	Thomas & Betts’ failure to obtain a satisfactory agreement from a successor to assume and agree to perform the executive’s termination protection agreement.

The executive’s good faith determination of “good reason” will be conclusive.

Equity Interests of Thomas & Betts’ Executive Officers

The following table sets forth the number of shares of Thomas & Betts common stock and the number of shares of Thomas & Betts common stock underlying stock options held by each of Thomas & Betts’ executive officers, in each case that either are currently vested or that are scheduled to vest by the effective time of the merger, assuming that the effective time of the merger occurs on June 1, 2012. The table also sets forth the values of these vested shares and stock options based on the $72.00 per share merger consideration (minus the applicable exercise price for the options). For the values of the executives’ unvested equity awards, see the “Equity” column of the table under “—Golden Parachute Compensation” beginning on page 44.

Name	Vested Shares (#)(1)	Vested Shares ($)(1)	Vested Options (#)		Vested Options ($)		Total Vested Equity ($)
Dominic J. Pileggi	81,694	$5,881,968	1,129,042	(2)	$42,064,720	(2)	$47,946,688
William E. Weaver, Jr.	6,318	$454,896	75,333		$3,401,642		$3,856,538
Charles L. Treadway	8,222	$591,984	73,878		$3,163,957		$3,755,941
Imad Hajj	26,010	$1,872,720	150,271	(2)	$5,432,612	(2)	$7,305,332
J.N. Raines	25,886	$1,863,792	153,047	(2)	$5,516,722	(2)	$7,380,514
Peggy Gann	—	—	7,926		$233,741		$233,741
Stanley P. Locke	16,629	$1,197,288	71,211		$2,801,270		$3,998,558

(1)	Includes shares that the executive officers purchased, shares that the executive officers received on exercise of options (or that they will receive on exercise of any options that are scheduled to expire before June 1, 2012), restricted shares that have vested (or that are scheduled to vest before June 1, 2012) and, for Messrs. Hajj and Locke, shares that are invested and held as units in the Thomas & Betts 401(k) plan (rounded down to the nearest whole share).
(2)	Includes stock options held by Messrs. Pileggi, Hajj and Raines that are not forfeited on their retirement (the executives are retirement eligible for this purpose) and that therefore are effectively vested.

Equity Interests of Thomas & Betts’ Non-Employee Directors

The following table sets forth the number of vested shares of Thomas & Betts common stock, the number of shares of Thomas & Betts common stock underlying stock options (all of which are vested) and the number of restricted shares of Thomas & Betts common stock held by Thomas & Betts’ non-employee directors, assuming that the effective time of the merger occurs on June 1, 2012. The table also sets forth the values of these vested shares, stock options and restricted shares based on the $72.00 per share merger consideration (minus the applicable exercise price for the options).

Name	Vested Shares (#)(1)	Vested Shares ($)(1)	Vested Options (#)	Vested Options ($)	Restricted Shares (#)	Restricted Shares ($)	Total Equity ($)
Michael L. Ducker	1,996	$143,712	—	—	—	—	$143,712
Jeananne K. Hauswald	11,038	$794,736	6,962	$267,052	2,484	$178,848	$1,240,636
Dean Jernigan	9,542	$687,024	1,549	$19,998	1,283	$92,376	$799,398
Ronald B. Kalich, Sr.	34,628	$2,493,216	11,962	$551,977	1,600	$115,200	$3,160,393
Kenneth R. Masterson	27,680	$1,992,960	11,962	$551,977	2,250	$162,000	$2,706,937
Jean-Paul Richard	31,139	$2,242,008	11,962	$551,977	2,000	$144,000	$2,937,985
Rufus H. Rivers	15,804	$1,137,888	—	—	—	—	$1,137,888
Kevin L. Roberg	9,985	$718,920	—	—	—	—	$718,920
David D. Stevens	14,454	$1,040,688	6,962	$267,052	150	$10,800	$1,318,540

(1)

Includes shares that the directors purchased, shares that the directors received on exercise of options (or that they will receive on exercise of any options that are scheduled to expire before June 1, 2012), shares that were vested at grant, restricted shares that have vested (or that are scheduled to vest before June 1, 2012) and director fees that the directors deferred or will defer prior to June 1, 2012 into notional shares (rounded down to the nearest whole share). Assumes that Messrs. Kalich, Masterson and Richard will exercise their options that are scheduled to expire on May 2, 2012, and that the shares issued to them on such exercise will equal the number of shares underlying their options that are scheduled to expire on May 2, 2012.

Directors’ and Officers’ Indemnification

Directors and executive officers of Thomas & Betts have rights to indemnification and directors’ and officers’ liability insurance that will survive for six years following the completion of the merger. See the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 65.

Financing Related to the Merger

The completion of the merger is not subject to any financing condition. ABB has represented and warranted in the merger agreement that it will have available all funds necessary to complete the merger. ABB is expected to provide all funds necessary to complete the merger through a combination of cash on hand and certain financing arrangements.

Regulatory Clearances and Approvals Required for the Merger

HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the HSR Act, which prevents Thomas & Betts and ABB from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires. Thomas & Betts and ABB will file the requisite notification and report forms under the HSR Act with the DOJ and the FTC as promptly as practicable, which will trigger the start of the HSR Act waiting period. The DOJ, the FTC, state attorneys general and others may challenge the merger on antitrust grounds either before or after expiration or termination of the HSR Act waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC, state attorneys general or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the merger. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or that, if a challenge is made, it will not succeed.

Foreign Antitrust Matters. Thomas & Betts and ABB must also file merger notifications with the appropriate regulators in the European Union, Canada, Turkey and Brazil pursuant to each jurisdiction’s respective laws, designed or intended to regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Thomas & Betts and ABB must also observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in the European Union, Canada and Turkey before completing the merger. Pre-closing approval in Brazil is not required. Thomas & Betts and ABB will file merger notifications with the appropriate regulators in Brazil by February 17, 2012, and with those in the European Union, Canada and Turkey as promptly as practicable. Foreign antitrust authorities in these or other jurisdictions may take action under the antitrust laws of their jurisdictions, which could include seeking to enjoin the completion of the merger.

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by Thomas & Betts shareholders and the completion of the merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of Thomas & Betts common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76) whose shares of Thomas & Betts common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 and consult your tax advisers regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Thomas & Betts Common Stock

Upon completion of the merger, the Thomas & Betts common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Litigation Related to the Merger

Shortly after the announcement of the merger, two putative class action lawsuits challenging the merger were filed in the Chancery Court for Shelby County, Tennessee, against Thomas & Betts, ABB, Merger Sub and the individual members of the Thomas & Betts Board. On February 2, 2012, Employees’ Retirement System of the City of Providence, a purported shareholder of Thomas & Betts, filed a complaint captioned Employees’ Retirement System of the City of Providence v. Thomas & Betts Corporation et. al, Case No. CH-12-0164-1, and on February 7, 2012, Hilary Kramer Coyne, a purported shareholder of Thomas & Betts, filed a complaint captioned Coyne v. Pileggi et al., Case No. CH-12-0189-3. The complaints generally allege that the members of the Thomas & Betts Board breached their fiduciary duties to the Thomas & Betts shareholders by entering into the merger agreement, approving the proposed merger, and failing to take steps to maximize Thomas & Betts’ value to its shareholders, and that Thomas & Betts, ABB and Merger Sub aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the proposed merger improperly favors ABB and that certain provisions of the merger agreement unduly restrict Thomas & Betts’ ability to negotiate with other potential bidders. The complaints generally seek, among other things, declaratory and injunctive relief, preliminary injunctive relief prohibiting or delaying the defendants from consummating the merger, and other forms of equitable relief. The defendants believe that these lawsuits are without merit and plan to defend them vigorously. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

Dissenters’ Rights

Under Tennessee law, Thomas & Betts shareholders are not entitled to and will not have dissenters’ rights in connection with the merger.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

The merger agreement and this summary of its terms and conditions are included in this proxy statement to provide you with information regarding the terms and conditions of the merger agreement and are not intended to provide any factual information about Thomas & Betts, ABB or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this proxy statement or in the public filings we make with the SEC, as described below in the section entitled “Where You Can Find More Information” beginning on page 79. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement and as of specific dates and solely for the benefit of parties to the merger agreement and:

•	were made for the purpose of allocating contractual risk between the parties to the merger agreement rather than to establish matters as facts;

•

in many cases are subject to important qualifications and limitations, including certain confidential disclosures that Thomas & Betts made to ABB and Merger Sub in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

•	may no longer be true as of a given date; and

•	may be subject to contractual standard of materiality different from those generally applicable to public disclosures to shareholders and reports and documents filed with the SEC.

Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Thomas & Betts, ABB or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Thomas & Betts’ public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 79.

Structure of the Merger

The merger agreement provides for Merger Sub to be merged with and into Thomas & Betts. At the effective time of the merger, Merger Sub will cease to exist and Thomas & Betts will be the surviving corporation in the merger. Thereafter, Thomas & Betts will be an indirect wholly owned subsidiary of ABB. At the effective time of the merger, the charter and bylaws of Merger Sub in effect immediately prior to such time will become the charter and bylaws of the surviving corporation, except that the name of the surviving corporation will be Thomas & Betts Corporation, and the directors of Merger Sub and the officers of Thomas & Betts will be the directors and officers, respectively, of the surviving corporation until their successors are duly elected or appointed and qualified in accordance with the surviving corporation’s charter and bylaws.

Closing and Effective Time of the Merger

Unless the parties otherwise agree, the closing of the merger will take place on a business day no later than the third business day after the satisfaction or waiver of all conditions to the completion of the merger (other than those conditions that are not capable of being satisfied until the closing, but subject to the satisfaction or waiver of such conditions at the closing) described in the section entitled “—Conditions to the Completion of the Merger” beginning on page 66. The merger will become effective when the articles of merger are filed with the Secretary of State of the State of Tennessee, or at such later time as the parties agree and specify in the articles of merger. At the effective time of the merger, each outstanding share of Merger Sub common stock will be converted into one share of common stock of the surviving corporation and will constitute the only outstanding shares of the capital stock of the surviving corporation.

As of the date of this proxy statement, we expect to complete the merger in mid-2012. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below and include various regulatory clearances and approvals, and it is possible that factors outside the control of both companies could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Merger Consideration

At the effective time of the merger, each outstanding share of Thomas & Betts common stock (other than any shares held by Thomas & Betts, ABB, Merger Sub or any other subsidiary of ABB or Thomas & Betts) will be automatically converted into the right to receive $72.00 in cash, without interest and less any applicable withholding taxes and subject to any applicable withholding taxes. After the effective time of the merger, shares of Thomas & Betts common stock will represent only the right to receive the merger consideration.

If, between the date of the merger agreement and the effective time of the merger, the outstanding shares of Thomas & Betts common stock are changed into a different number of shares or a different class solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the merger consideration will be correspondingly adjusted to reflect such change and to provide the holders of Thomas & Betts common stock the same economic effect as contemplated by the merger agreement prior to such action.

Procedures for Surrendering Shares for Payment

Prior to the completion of the merger, ABB will designate a bank or trust company (the “paying agent”) reasonably satisfactory to Thomas & Betts to process the exchange of shares of Thomas & Betts common stock for the merger consideration.

At the effective time of the merger, ABB will deposit or cause to be deposited with the paying agent funds sufficient to pay the aggregate merger consideration to Thomas & Betts shareholders.

Promptly and in any event within five business days after the effective time of the merger, ABB will cause the paying agent to mail to each record holder of Thomas & Betts common stock a letter of transmittal and accompanying instructions for effecting the surrender of Thomas & Betts common stock in exchange for the merger consideration.

Upon surrender of a Thomas & Betts common stock certificate to the paying agent, together with a properly completed and duly executed letter of transmittal and such other customary documents as may be reasonably required by the paying agent, the paying agent will pay the merger consideration to such holder of Thomas & Betts common stock certificates, and the surrendered Thomas & Betts common stock certificates will be cancelled.

Holders of shares of Thomas & Betts common stock that are held in book-entry or other uncertificated form will not be required to deliver a stock certificate to the paying agent in order to receive the merger consideration.

Instead, the paying agent will pay each such shareholder the merger consideration after the effective time of the merger upon receipt of an “agent’s message” (or other confirmation of the surrender of uncertificated shares by book-entry transfer).

If a transfer of ownership of Thomas & Betts common stock that is not registered in the transfer records of Thomas & Betts has occurred, payment may be made to a person other than the person in whose name the surrendered Thomas & Betts common stock is registered if a certificate or book-entry account statement is presented to the paying agent accompanied by all documents reasonably required to evidence and effect such transfer and by customary evidence that any applicable stock transfer taxes have been paid.

If any certificate representing shares of Thomas & Betts common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by ABB, the posting by such person of a bond, in such reasonable and customary amount as ABB may direct, as indemnity against any claim that may be made against it with respect to such certificate, ABB will cause the paying agent to pay in exchange for such lost, stolen or destroyed certificate the merger consideration that would be payable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered as provided in the merger agreement.

No interest will be paid or accrue on the merger consideration. Any portion of the funds deposited with the paying agent for payment of the merger consideration that is not paid to Thomas & Betts shareholders within six months after the effective time of the merger will be returned to the surviving corporation or ABB, upon ABB’s demand, and thereafter Thomas & Betts shareholders may only look to the surviving corporation or ABB for payment of the merger consideration.

Treatment of Thomas & Betts Equity Awards

Stock options. Each option to purchase shares of Thomas & Betts common stock, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the spread value of the option. The spread value will equal the merger consideration of $72.00 per share minus the exercise price of the option, multiplied by the number of shares subject to the option.

However, an optionholder may elect, no later than five business days before the effective time of the merger, to have all or a portion of his or her options instead converted into an option to purchase ABB American Depositary Shares. The number of ABB American Depositary Shares that will be subject to the converted option will equal the number of shares of Thomas & Betts common stock subject to the option immediately before the effective time of the merger, multiplied by the option exchange ratio (as defined below), rounded down to the nearest number of whole shares. The exercise price of the converted option will equal the exercise price of the option immediately before the effective time of the merger divided by the option exchange ratio, rounded up to the nearest whole cent. The option exchange ratio will equal the merger consideration of $72.00 per share divided by the volume-weighted average price of an ABB American Depositary Share on the NYSE for the 10 consecutive trading days ending on and including the last trading day before the date on which the effective time of the merger occurs. The converted option will be governed by the same terms (e.g., exercise period) as applied to the option immediately before the effective time of the merger.

Any option with an exercise price of $72.00 or more will be cancelled without consideration.

Restricted stock. Each restricted share of Thomas & Betts common stock, whether vested or unvested, will be converted into the right to receive the merger consideration of $72.00 per share.

Other equity awards. Each other Thomas & Betts equity award, whether vested or unvested, will be converted into the right to receive the merger consideration of $72.00 per share, minus any exercise or base price applicable to the award, multiplied by the number of shares of Thomas & Betts common stock subject to the award. Any such award that is subject to performance-based vesting conditions will vest based on the attainment of those conditions as of the effective time of the merger. To the extent that the conditions are not attained, the award will be cancelled without consideration.

Thomas & Betts has granted performance stock units that will vest between 0% and 200% based on attainment of a specified relative total shareholder return condition for the period from January 1, 2011 through the effective time of the merger. For each unit that vests based on attainment of this condition, the holder will receive the merger consideration of $72.00.

Withholding. Any cash payments that the holders of equity awards receive at the effective time of the merger will be subject to applicable withholding taxes.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Thomas & Betts to ABB and Merger Sub and by ABB and Merger Sub to Thomas & Betts. The purpose of this summary of the merger agreement is to provide you with information regarding the terms of the merger agreement and is not intended to provide any factual information about Thomas & Betts, ABB or any of their respective subsidiaries or affiliates. In particular, these representations and warranties are in many cases subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, the representations and warranties that Thomas & Betts made in the merger agreement are qualified by disclosure contained in filings Thomas & Betts made with the SEC on or after December 31, 2010 and prior to the date of the merger agreement (but excluding risk factors or certain cautionary disclosures set forth in such filings), as well as by certain confidential disclosures that Thomas & Betts made to ABB and Merger Sub in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself. In addition, certain representations and warranties were made as of a specified date and may no longer be true as of a given date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders and reports and documents filed with the SEC, or were made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not read the representations and warranties given by the parties in the merger agreement or any description thereof as characterizations of the actual state of facts or conditions of Thomas & Betts, ABB or Merger Sub.

Thomas & Betts’ representations and warranties to ABB and Merger Sub in the merger agreement relate to, among other things:

•	corporate existence, corporate power, good standing and qualification to conduct business;

•	capitalization;

•	subsidiaries and investments in other entities, including joint ventures;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	the required vote of Thomas & Betts shareholders to approve the merger agreement;

•	receipt of the opinion of Deutsche Bank with respect to the fairness of the merger consideration;

•

absence of (i) any conflict with or violation of the organizational documents of Thomas & Betts or its subsidiaries, (ii) any conflict with or violation of law or (iii) any required consent, approval, breach or default under any contracts to which Thomas & Betts or its subsidiaries are party as a result of the execution and delivery by Thomas & Betts of the merger agreement or the consummation by Thomas & Betts of the merger;

•	required regulatory filings and governmental approvals;

•	compliance with laws;

•	matters relating to permits;

•	compliance with customs and international trade laws and anti-bribery laws;

•	SEC filings, financial statements and internal controls;

•	absence of undisclosed liabilities;

•	absence of certain changes or events since December 31, 2010;

•	this proxy statement and certain other documents required to be filed with the SEC or any other governmental entity or distributed by Thomas & Betts to its shareholders;

•	employee benefit matters;

•	labor matters;

•	material contracts and the performance of obligations and absence of breaches thereunder;

•	absence of litigation;

•	environmental matters;

•	intellectual property matters;

•	tax matters;

•	insurance matters;

•	matters relating to owned and leased real property;

•	affiliate transactions;

•	inapplicability of anti takeover laws; and

•	finders’ and brokers’ fees.

ABB’s and Merger Sub’s representations and warranties to Thomas & Betts in the merger agreement relate to, among other things:

•	corporate existence, corporate power, good standing and qualification to conduct business;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•

absence of (i) any conflict with or violation of the organizational documents of ABB or Merger Sub, (ii) any conflict with or violation of law or (iii) any required consent, approval, breach or default under any contracts to which ABB or Merger Sub is party as a result of the execution and delivery by ABB and Merger Sub of the merger agreement or the consummation by ABB and Merger Sub of the merger;

•	required regulatory filings and governmental approvals;

•	absence of litigation;

•	ABB’s ownership of all of the capital stock of Merger Sub and the absence of any liabilities or business activities of Merger Sub other than in connection with the merger agreement;

•	availability of funds to complete the merger;

•

information furnished by ABB with respect to ABB and Merger Sub in writing specifically for use in this proxy statement or certain other documents required to be filed with the SEC or any other governmental entity or distributed by Thomas & Betts to its shareholders;

•	finders’ and brokers’ fees; and

•	non-ownership by ABB or Merger Sub of shares of Thomas & Betts common stock for purposes of anti takeover laws.

None of the representations and warranties in the merger agreement survive the completion of the merger.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would reasonably be expected to have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to Thomas & Betts, any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of Thomas & Betts and its subsidiaries, taken as a whole. However, any change, event, circumstance or occurrence to the extent resulting from any of the following after the date of the merger agreement will not be taken into account in determining whether a “material adverse effect” has occurred or would reasonably be expected to occur:

•	changes affecting the economy or financial or capital markets in the United States or elsewhere in the world generally;

•	changes or prospective changes in GAAP or in law, or any interpretation or enforcement thereof;

•	acts of God, calamities or national political or social conditions (including the engagement by any country in hostilities or the escalation or worsening thereof);

•	changes that are the result of factors generally affecting the principal industries in which Thomas & Betts and its subsidiaries operate;

•	the fact that Thomas & Betts has failed to meet any estimates, projections or forecasts for any period;

•	any decline in the trading price or trading volume of Thomas & Betts common stock on the NYSE;

•

changes (including any loss of employees or any loss of, or any disruption in, customer, distributor, dealer, supplier, partner or similar relationships) resulting from the announcement or pendency of the merger, or the entry into, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•

(i) any action taken or not taken by Thomas & Betts or any of its subsidiaries at ABB’s express written request, (ii) any action expressly required to be taken by Thomas & Betts or any of its subsidiaries pursuant to the merger agreement, or (iii) the failure to take any action by Thomas & Betts or any of its subsidiaries if such action is expressly prohibited by the merger agreement; or

•	any change or announcement of a potential change in the credit rating of Thomas & Betts or any of its subsidiaries or any of their securities

Notwithstanding the foregoing, the merger agreement provides that changes, events, circumstances or occurrences set forth in the first four bullets above will be taken into account in determining whether a “material adverse effect” has occurred or would reasonably be expected to occur to the extent such changes, events, circumstances or occurrences have a disproportionate adverse impact on Thomas & Betts and its subsidiaries, taken as a whole, relative to the other participants in the principal industries in which Thomas & Betts and its subsidiaries conduct their businesses. The merger agreement also provides that the underlying causes of any change, event, circumstance or occurrence set forth in the fifth, sixth or ninth bullets above will not be excluded in determining whether a “material adverse effect” has occurred or would reasonably be expected to occur.

Conduct of Business Pending the Merger

Thomas & Betts has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, except as may be required by applicable law, permitted or contemplated by the merger agreement or with the prior written consent of ABB (not to be unreasonably withheld, conditioned or delayed), Thomas & Betts is required to conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to keep available the services of its current officers and key employees and preserve its current relationships with each of the customers, suppliers and other persons with whom Thomas & Betts has material business relations. In addition, and without limiting the foregoing, Thomas & Betts has agreed to certain restrictions on the activities of Thomas & Betts and each of its subsidiaries, subject to exceptions set forth in the merger agreement, including restrictions on, among other things:

•	amending any provision of its charter, bylaws or other organizational documents;

•	issuing or selling any shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock;

•	declaring or paying any dividends or distributions in respect of its capital stock;

•	reclassifying, combining, splitting or redeeming or otherwise acquiring any shares of its capital stock or any securities convertible into or exercisable for any such capital stock;

•

acquiring any material assets or making any material investment or loan in excess of $3 million individually or $15 million in the aggregate, other than in the ordinary course consistent with past practice;

•

incurring, prepaying, modifying or guaranteeing any indebtedness, other than in any amount less than $10 million under Thomas & Betts’ existing credit facilities or less than $20 million for all indebtedness in the aggregate;

•	granting any lien on any of its material assets;

•

entering into, terminating or amending any material contracts, waiving any default thereunder or entering into any contract which contains change of control provisions that would require payment to or give rise to rights of third parties in connection with the merger, other than certain of such actions in the ordinary course of business consistent with past practice;

•

selling, transferring, leasing or otherwise disposing of any assets having a current value in excess of $5 million in the aggregate, other than sales of inventory and obsolete equipment in the ordinary course consistent with past practice;

•	selling, licensing or otherwise disposing of any material intellectual property;

•	authorizing or committing to any capital expenditures in excess of $5 million individually or $15 million in the aggregate, other than capital expenditures previously disclosed to ABB;

•	entering into any new line of business outside of its existing business segments;

•

(i) granting any stock options or other incentive awards to any of its employees, (ii) increasing the salary or other compensation or benefits of any of its employees, (iii) hiring any new employees, other than in the ordinary course consistent with past practice for any employees whose annual compensation does not exceed $200,000, (iv) paying any pension, retirement, termination or severance pay or other material benefit not required by benefit plans or agreements in existence on the date of the merger agreement or accelerating the vesting of any right to compensation or benefits, (v) entering into or amending any employment, severance, retirement or similar agreement other than in the ordinary course consistent with past practice for employees whose annual compensation does not exceed $100,000, or (vi) entering into or adopting any new, or materially increasing benefits under or renewing, amending or terminating any existing, benefit plan or collective bargaining agreement;

•	paying, discharging or settling material claims or obligations in an amount in excess of $2.5 million in the aggregate;

•	except as required by law or GAAP, making any material change to accounting principles, policies, practices, procedures or methods;

•

changing any material method of tax accounting, making or changing any material tax election, settling or compromising any material tax liability, extending or waiving the applicable statute of limitations for any material amount of taxes, entering into any closing agreement with respect to any tax or surrendering any right to claim a tax refund;

•

settling, releasing, waiving or compromising any pending or threatened litigation, proceeding or other action in an amount in excess of $2.5 million in the aggregate or that would impose any material restrictions on Thomas & Betts;

•	failing to maintain in full force and effect material insurance policies;

•	adopting or entering into a plan of liquidation, restructuring or other reorganization;

•	adopting a shareholder rights plan;

•	amending or modifying in an material respect the engagement letter of Deutsche Bank;

•	implementing a plant closing or layoff of employees that implicates the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar foreign laws; or

•	agreeing or committing to take any of the foregoing actions.

Board Recommendation and Obligation to Call a Shareholders’ Meeting

As promptly as practicable after the SEC or its staff advises that it has no further comments on this proxy statement, Thomas & Betts is obligated to establish a record date for, call, give notice of, convene and hold a shareholders’ meeting for the purpose of obtaining the vote of Thomas & Betts shareholders required to approve the merger agreement.

The Thomas & Betts Board has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Thomas & Betts and its shareholders and has unanimously authorized and approved the merger agreement and approved the merger. The Thomas & Betts Board unanimously recommends that Thomas & Betts shareholders vote “FOR” the approval of the merger agreement. The Thomas & Betts Board may, however, withhold, withdraw, qualify or modify its recommendation (the “Thomas & Betts Board Recommendation”) in a manner adverse to ABB or recommend an Acquisition Proposal (as defined below) under specified circumstances as discussed in the section entitled “—Changes in Board Recommendation” beginning on page 62. Subject to the rights of the Thomas & Betts Board to withhold, withdraw, qualify or modify the Thomas & Betts Board Recommendation referred to above, Thomas & Betts has agreed to include the Thomas & Betts Board Recommendation in this proxy statement.

Non-Solicitation Covenant

From the date of the merger agreement until the earlier of termination of the merger agreement or the effective time of the merger, Thomas & Betts has agreed that it and its subsidiaries will not, and Thomas & Betts will use its reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives (collectively, “representatives”) not to:

•

initiate, solicit, propose, knowingly encourage (including by providing information) or take any action to knowingly facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•

engage in any discussions or negotiations regarding, or provide information concerning Thomas & Betts or any of its subsidiaries relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement or anti takeover law for the purpose of allowing any third party to make an Acquisition Proposal; or

•	resolve or agree to do any of the foregoing.

Thomas & Betts also agreed to (and agreed to cause its subsidiaries and use its reasonable best efforts to cause its and its subsidiaries’ representatives to) immediately cease all existing discussions or negotiations with any person with respect to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, deliver a written notice to each such person to the effect that Thomas & Betts is ending all such discussions or negotiations with such person, effective on the date of the merger agreement, and include in such notice a request that such person promptly return or destroy all confidential information concerning Thomas & Betts and its subsidiaries.

Notwithstanding the restrictions described above, at any time before the approval by Thomas & Betts shareholders of the merger agreement, Thomas & Betts, its subsidiaries and its representatives may (i) provide information in response to the request of any person that has made an unsolicited bona fide written Acquisition Proposal after the date of the merger agreement, (ii) engage or participate in any discussions or negotiations with any person that has made such an Acquisition Proposal, (iii) grant any waiver, amendment or release under any standstill or confidentiality agreement or anti takeover law with respect to such an Acquisition Proposal or (iv) resolve to do any of the foregoing, if and only if:

•	such Acquisition Proposal did not arise out of or result from any breach of Thomas & Betts’ obligations under the non-solicitation covenant of the merger agreement described above;

•

the person making such Acquisition Proposal has executed a confidentiality and standstill agreement with Thomas & Betts on terms not more favorable in any material respect to such person than those in the confidentiality and standstill agreement between Thomas & Betts and ABB;

•

Thomas & Betts promptly makes available to ABB any material non-public information concerning Thomas & Betts and its subsidiaries provided to the person making such Acquisition Proposal that was not previously made available to ABB;

•

after consultation with its outside legal counsel, the Thomas & Betts Board determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; and

•

the Thomas & Betts Board determines in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes, or is reasonably likely to result in, a Superior Proposal (as defined below).

In addition, Thomas & Betts has agreed to promptly, and in any event within 48 hours, notify ABB if (i) any proposals or offers with respect to an Acquisition Proposal are received by, (ii) any non-public information is requested from, or (iii) any discussions or negotiations are sought to be initiated or continued with Thomas & Betts, any of its subsidiaries or any of their representatives, in each case with respect to an Acquisition Proposal. Such notification must include the identity of the person or group making the offer or proposal, the material terms and conditions of any proposals or offers and, if applicable, copies of any written requests, proposals or offers, including proposed agreements. After such notification, Thomas & Betts is required to keep ABB reasonably informed on a reasonably prompt basis of the status and material terms of any such proposals or offers, any material amendments thereto and the status of any such discussions or negotiations. Without limiting the foregoing, Thomas & Betts is required to provide to ABB, as soon as practicable and in any event within 48 hours after receipt or delivery thereof, copies of all draft agreements and any other written material containing any financial or other material terms or conditions relating to any Acquisition Proposal sent by or provided to Thomas & Betts, any of its subsidiaries or any of their representatives in connection with any Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer relating to (i) the acquisition by any third party of 20% or more of the equity interests in Thomas & Betts (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving Thomas & Betts or any of its subsidiaries whose net revenues, net income, cash flow or assets, individually or in the aggregate, represent 20%

or more of the net revenues, net income, cash flow or assets of Thomas & Betts, (iii) any sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would, directly or indirectly, result in any third party acquiring assets (including capital stock of or interest in any subsidiary of Thomas & Betts) representing, directly or indirectly, 20% or more of the net revenues, net income, cash flow or assets of Thomas & Betts and its subsidiaries, taken as a whole, (iv) any tender offer or exchange offer that, if consummated, would result in any third party beneficially owning 20% or more of the outstanding equity interests in Thomas & Betts (by vote or by value) or (v) any combination of the foregoing.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal above increased to 50%) that the Thomas & Betts Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms and conditions, timing, likelihood of consummation and all legal, financial, regulatory and other aspects of such Acquisition Proposal and the merger agreement, would result in a transaction that is more favorable to Thomas & Betts shareholders from a financial point of view than the transactions provided for in the merger agreement (after taking into account any revisions to the merger agreement made or proposed in writing by ABB prior to the time of determination).

Changes in Board Recommendation

Except as set forth below, the Thomas & Betts Board has agreed not to (i) withhold, withdraw, qualify or modify the Thomas & Betts Board Recommendation in any manner adverse to ABB or Merger Sub, or publicly resolve to do so, (ii) adopt, approve or recommend any Acquisition Proposal, (iii) fail to publicly reaffirm the Thomas & Betts Board Recommendation within five business days after ABB requests in writing (provided that ABB may make such request on no more than two occasions in addition to any such request made in connection with the announcement or commencement of an Acquisition Proposal or any material change thereto), (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act, within ten business days after the commencement of such Acquisition Proposal, (v) fail to include the Thomas & Betts Board Recommendation in this proxy statement, or (vi) enter into any letter of intent, memorandum of understanding or similar document or contract relating to any Acquisition Proposal (any action described in clauses (i) through (vi), an “Adverse Recommendation Change”). In addition, the Thomas & Betts Board has agreed not to cause or permit Thomas & Betts or any of its subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive agreement relating to any Acquisition Proposal.

Notwithstanding the foregoing, at any time prior to the approval of the merger agreement by Thomas & Betts shareholders, if Thomas & Betts has received a bona fide written Acquisition Proposal that has not been withdrawn and that the Thomas & Betts Board concludes in good faith constitutes a Superior Proposal, the Thomas & Betts Board may make an Adverse Recommendation Change with respect to such Superior Proposal, or authorize Thomas & Betts to terminate the merger agreement to enter into an acquisition agreement, merger agreement or similar definitive agreement with respect to such Superior Proposal, in either case if and only if:

•

the Thomas & Betts Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law;

•	Thomas & Betts has complied in all material respects with its obligations described in the section entitled “—Non-Solicitation Covenant” beginning on page 60;

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at least three business days prior to taking such action, Thomas & Betts provides written notice to ABB to the effect that the Thomas & Betts Board has received a bona fide written Acquisition Proposal that the Board has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of the merger agreement, the Thomas & Betts Board has resolved to make an Adverse Recommendation Change or terminate the merger agreement to enter into an acquisition agreement, merger agreement or similar definitive agreement with respect to such Superior Proposal, which notice must include the identity of the person making such Superior Proposal, the material terms and conditions thereof and copies of all relevant documents relating thereto;

•

prior to making such Adverse Recommendation Change or termination of the merger agreement, during the three business day period after delivery of such notice, Thomas & Betts and its financial and legal advisors negotiate with ABB and its representatives in good faith (if ABB desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal (provided that, if during the three business day period any material revisions are made to the Acquisition Proposal, Thomas & Betts must deliver a new notice to ABB and comply with the foregoing requirements with respect to the revised Acquisition Proposal, and a new three business day period will commence upon the delivery of such new notice); and

•

in the case of any termination of the merger agreement, Thomas & Betts validly terminates the merger agreement in accordance with its terms, including the payment of the termination fee, as described in the section entitled “—Termination Fee Payable by Thomas & Betts” beginning on page 69.

In addition, at any time prior to the approval of the merger agreement by Thomas & Betts shareholders, in response to an Intervening Event (as defined below), the Thomas & Betts Board may (i) withhold, withdraw, qualify or modify the Thomas & Betts Board Recommendation in a manner adverse to ABB or Merger Sub, or publicly resolve to do so, (ii) fail to publicly reaffirm the Thomas & Betts Board Recommendation within five business days after ABB requests in writing, or (iii) fail to include the Thomas & Betts Board Recommendation in this proxy statement (any action described in clauses (i) through (iii), an “Intervening Event Change of Recommendation”), if and only if:

•

the Thomas & Betts Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law;

•

at least three business days prior to taking such action, Thomas & Betts provides written notice to ABB to the effect that the Thomas & Betts Board has determined to make an Intervening Event Change of Recommendation, which notice must specify the Intervening Event in reasonable detail;

•

prior to making such Intervening Event Change of Recommendation, during the three business day period after delivery of such notice, Thomas & Betts negotiates with ABB in good faith (if ABB desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement in such a manner that such Intervening Event no longer necessitates an Intervening Event Change of Recommendation; and

•

at or after the end of such three business day period, the Thomas & Betts Board determines in good faith, after consultation with its outside legal counsel, that such Intervening Event continues to necessitate an Intervening Event Change of Recommendation (after taking into account any revisions to the merger agreement made or proposed in writing by ABB).

Notwithstanding the foregoing, the merger agreement does not prohibit Thomas & Betts or the Thomas & Betts Board from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act, provided that any such disclosure (other than a “stop, look and listen” communication or similar communication contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed to be an Adverse Recommendation Change unless the Thomas & Betts Board expressly publicly reaffirms the Thomas & Betts Board Recommendation within five business days after any request by ABB, or (ii) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

“Intervening Event” means any material development or material change in circumstances occurring or arising after the date of the merger agreement with respect to Thomas & Betts that (i) was not known to the Thomas & Betts Board as of or prior to the date of the merger agreement and (ii) does not relate to any Acquisition Proposal, any change, event, circumstance or occurrence relating to ABB or the antitrust approvals required in connection with the merger.

Required Efforts to Consummate the Merger

Thomas & Betts and ABB have agreed to cooperate with each other and use their respective reasonable best efforts to take all actions reasonably necessary, proper or advisable under the merger agreement and applicable law to complete the transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all necessary notices, reports and other filings and obtaining as promptly as practicable all necessary or advisable consents, approvals, registrations, authorizations, waivers, permits and orders from any third parties or governmental entities. In addition, if any objections are asserted with respect to the transactions contemplated by the merger agreement under any law or if any litigation, proceeding or other action is instituted by any governmental entity or private party challenging such transactions on the basis that they violate any law or that would otherwise prevent or materially impede or materially delay the consummation of such transactions, Thomas & Betts and ABB have agreed that they will use their respective reasonable best efforts to contest, resist and resolve any such objections or actions so as to permit the consummation of the transactions contemplated by the merger agreement.

Without limiting the foregoing, ABB has agreed, as a condition to obtaining the expiration of the waiting period under the HSR Act or any other antitrust laws or any consents, clearances or approvals from any governmental entity necessary to consummate the transactions contemplated by the merger agreement, to (i) sell, divest or otherwise convey portions of its (or its affiliates’) assets or businesses, (ii) agree to, or permit Thomas & Betts to, sell, divest or otherwise convey portions of its (or its subsidiaries’) assets or businesses at the effective time of the merger, (iii) license, hold separate or enter into arrangements or restrictions with respect to its or Thomas & Betts’ assets or the conduct of business arrangements of ABB or Thomas & Betts or terminating any and all existing relationships, contractual rights or obligations, and (iv) effect any other change or restructuring of ABB or Thomas & Betts, in each case of (i) through (iv), so as to enable the completion of the merger prior to August 29, 2012 (or October 29, 2012 if all of the conditions to the completion of the merger except those related to antitrust approvals have been or are capable of being satisfied). Notwithstanding the foregoing, in no event will ABB or its affiliates be required to take any of the actions referred to in the foregoing clauses (i) through (iv) if such actions, individually or in the aggregate, are reasonably likely to have a material and adverse impact on the business, financial condition or results of operations of ABB and its subsidiaries (including Thomas & Betts and its subsidiaries after the effective time of the merger), taken as a whole.

Litigation Related to the Merger

Thomas & Betts and ABB have agreed to give each other the opportunity to participate in the defense, settlement and/or prosecution of any litigation, proceeding or other action brought against either party relating to the transactions contemplated by the merger agreement, and Thomas & Betts may not compromise or settle any such action without the prior written consent of ABB (not to be unreasonably withheld, conditioned or delayed).

Employee Benefits Matters

Thomas & Betts and ABB have agreed that, for at least 12 months after the effective time of the merger, ABB will provide each employee of Thomas & Betts (i) compensation and benefits (other than severance and defined pension benefits) that are substantially comparable in the aggregate to those provided to such employee immediately before the effective time of the merger and (ii) severance benefits in an aggregate amount not less than the aggregate amount of such employee’s severance benefits immediately before the effective time of the merger. This severance commitment, however, will not apply to Thomas & Betts’ executive officers, who are entitled to severance benefits under their termination protection agreements (see the section entitled “The

Merger—Interests of Thomas & Betts’ Directors and Executive Officers in the Merger” beginning on page 44). Nor will it apply to the participants in the Thomas & Betts Change in Control Severance Plan. The commitment to provide compensation, benefits and severance will not preclude ABB from terminating the employment of any employee at any time after the effective time of the merger for any reason.

In addition, ABB is required to credit each employee of Thomas & Betts for service with Thomas & Betts for purposes of eligibility, vesting and entitlement to benefits (other than pension benefit accruals) under ABB’s benefit plans to the extent past service was recognized for such employee under the comparable Thomas & Betts plans immediately before the effective time of the merger.

If after the effective time of the merger any welfare benefits provided to any employee are changed, ABB will use commercially reasonable efforts to (i) waive limitations as to pre-existing conditions, exclusions and waiting periods for participation and coverage requirements applicable to such employee under any such welfare benefit plan to the extent that they would not apply absent such change and (ii) for the plan year in which the effective time of the merger occurs, credit such employee for co-payments and deductibles paid by such employee before such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

Directors’ and Officers’ Indemnification and Insurance

ABB and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Thomas & Betts and its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another entity at the request of Thomas & Betts (collectively, the “Indemnified Parties”) as provided in Thomas & Betts’ (or its subsidiaries’) charters, bylaws or other organizational documents or under any indemnification, employment or other similar agreements between any Indemnified Party and Thomas & Betts or any of its subsidiaries, in each case as in effect on the date of the merger agreement, will survive the merger and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable law. For a period of six years after the effective time of the merger, ABB will cause the charter, bylaws and other organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to exculpation, indemnification and advancement of expenses no less favorable to the Indemnified Parties than those set forth as of the date of the merger agreement in the charter, bylaws and other organizational documents of Thomas & Betts and its subsidiaries to the extent permitted by applicable law.

The surviving corporation will, and ABB will cause the surviving corporation (including by providing funding to the extent the surviving corporation does not have sufficient funds) to, indemnify and hold harmless each Indemnified Party against any costs or expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any action), judgments, fines, losses, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action by reason of the fact that such Indemnified Party was a director or officer of Thomas & Betts or any of its subsidiaries or served as an officer, director or other fiduciary of another entity at the request of Thomas & Betts, in each case to the fullest extent permitted by applicable law.

For a period of six years after the effective time of the merger, ABB will, or will cause the surviving corporation to, maintain in effect Thomas & Betts’ directors’ and officers’ liability insurance covering each officer and director covered by such insurance policy on the date of the merger agreement for acts or omissions occurring prior to the effective time of the merger with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such insurance policy in effect on the date of the merger agreement; provided that in no event will the aggregate costs of such insurance policy exceed in any one year during such six-year period 250% of the current aggregate annual premiums paid by Thomas & Betts for such purpose. Notwithstanding the foregoing, ABB or the surviving corporation may satisfy its obligations relating to the directors’ and officers’ liability insurance coverage by substituting one or more policies of any reputable insurance company for Thomas & Betts’ current insurance coverage or causing Thomas & Betts to obtain one or more prepaid (or “tail”) directors’ and officers’ liability insurance policies, as long as, in each case, the material terms of such policy or policies (including coverage and amount) are no less favorable in the aggregate than the insurance coverage otherwise required as described above.

Takeover Provisions

If any anti takeover law becomes applicable to the merger agreement or the merger, Thomas & Betts, ABB and their respective boards of directors have agreed to take all action necessary to ensure that the merger may be completed as promptly as practicable in accordance with the terms of the merger agreement and otherwise to minimize the effect of such anti takeover law on the merger agreement and the merger.

Delisting and Deregistration of Thomas & Betts Common Stock

Upon completion of the merger, Thomas & Betts common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Maintenance of Memphis Headquarters, Corporate Name and Brands

Thomas & Betts and ABB have agreed that ABB will maintain Thomas & Betts’ principal administrative and executive offices in Memphis, Tennessee, make such offices the headquarters of the combined company’s North American low voltage business, establish Thomas & Betts’ Electrical Segment as a new Global Business Unit within ABB’s Low Voltage Products Division and substantially maintain Thomas & Betts’ corporate name and individual product brands.

Other Covenants

The merger agreement contains other covenants, including covenants relating to access to information, confidentiality, notices of certain events, publicity, tax certifications and certain environmental matters.

Conditions to the Completion of the Merger

Under the merger agreement, the obligations of Thomas & Betts, ABB and Merger Sub to complete the merger are subject to the satisfaction or, where permissible, waiver at or prior to the effective time of the merger, of the following conditions:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of Thomas & Betts common stock;

•

expiration or termination of the applicable waiting period under the HSR Act and the expiration or termination of the applicable waiting periods, or the receipt of the applicable approvals, clearances or consents, under the antitrust or similar laws of the European Union, Canada and Turkey; and

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absence of (i) any order issued by any court of competent jurisdiction or other restraint or prohibition of any governmental entity and (ii) any law prohibiting or making illegal the consummation of the merger.

In addition, ABB’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

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Thomas & Betts’ representations and warranties in the merger agreement relating to corporate existence, corporate power, good standing and qualification to conduct business; certain capitalization matters (other than as set forth in the second succeeding bullet point below); due authorization, execution, delivery and enforceability of the merger agreement; antitakeover laws and finders’ and brokers’ fees being accurate in all material respects as of the date of the merger agreement and as of the closing of the merger;

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Thomas & Betts’ representation and warranty relating to the absence of a material adverse effect since December 31, 2010 being accurate in all respects as of the date of the merger agreement and as of the closing date of the merger;

•

Thomas & Betts’ representation and warranty relating to certain capitalization matters being accurate in all respects as of the date of the merger agreement and as of the closing date of the merger, subject only to de minimis exceptions;

•

all other representations and warranties of Thomas & Betts being accurate as of the date of the merger agreement and as of the closing date of the merger, except where the failure of such representations or warranties to be accurate as of such dates, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Thomas & Betts;

•	performance by Thomas & Betts in all material respects of its agreements and covenants in the merger agreement on or prior to the closing date of the merger; and

•	receipt of an officer’s certificate from Thomas & Betts confirming the satisfaction of the foregoing conditions.

Thomas & Betts’ obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

ABB’s and Merger Sub’s representations and warranties in the merger agreement being accurate in all material respects as of the date of the merger agreement and as of the closing date of the merger, except where the failure of such representations and warranties to be accurate, individually or in the aggregate, would not reasonably be expected to materially impair the ability of ABB and Merger Sub to consummate the transactions contemplated by the merger agreement;

•	performance by ABB and Merger Sub in all material respects of their respective agreements and covenants in the merger agreement on or prior to the closing date of the merger; and

•	receipt of an officer’s certificate from ABB confirming the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of ABB and Thomas & Betts;

•	by either ABB or Thomas & Betts, if:

•

the merger has not been consummated by August 29, 2012, unless all of the conditions to the completion of the merger other than the condition relating to antitrust approvals are satisfied or are capable of being satisfied, in which case such date will be extended such that ABB or Thomas & Betts may only terminate the merger agreement if the merger has not been consummated by October 29, 2012 (the latest such date, the “end date”); provided that this termination right will not be available to any party whose failure to perform any of its obligations under the merger agreement has been a principal cause of the failure of the merger to be consummated by such date;

•

(i) any order of a governmental entity having competent jurisdiction is entered enjoining Thomas & Betts, ABB or Merger Sub from consummating the merger and such order has become final and nonappealable or (ii) there is any law that makes consummation of the merger illegal or otherwise prohibited and, in either case, the terminating party has complied in all material respects with the covenant in the merger agreement described in the section entitled “—Required Efforts to Consummate the Merger” beginning on page 64; provided that this termination right will not be available to any party whose breach of any provision of the merger agreement has been a principal cause of the imposition of such order or the failure of such order to be resisted, resolved or lifted; or

•	Thomas & Betts shareholders do not approve the merger agreement at the special meeting (or any adjournment thereof);

•	by Thomas & Betts, if:

•

(i) ABB or Merger Sub has breached any of its covenants or agreements in the merger agreement, or (ii) any representations or warranties of ABB or Merger Sub in the merger agreement were inaccurate when made or have become inaccurate as of a subsequent date, but only to the extent that such breach or inaccuracy would prevent ABB and Merger Sub from consummating the merger in accordance with the terms of the merger agreement and, in either case, such breach or inaccuracy is incapable of being cured by the end date or is not cured by ABB within 30 days after receiving written notice of such breach or inaccuracy from Thomas & Betts; provided that this termination right will not be available to Thomas & Betts if, at the time of such termination, Thomas & Betts is in material breach of any of its representations, warranties, covenants or agreements in the merger agreement; or

•

the Board has authorized Thomas & Betts to enter into any acquisition agreement, merger agreement or similar definitive agreement with respect to a Superior Proposal, Thomas & Betts has complied in all material respects with the obligations described in the section entitled “—Non-Solicitation Covenant” beginning on page 60 and immediately after such termination Thomas & Betts enters into such an agreement with respect to the Superior Proposal; provided that this termination right will only be available to Thomas & Betts if it pays the termination fee to ABB prior to or simultaneously with such termination, as described in the section entitled “—Termination Fee Payable by Thomas & Betts” beginning on page 69; or

•	by ABB, if:

•

(i) Thomas & Betts has breached any of its covenants or agreements (other than the covenant described in the section entitled “—Non-Solicitation Covenant” beginning on page 60) in the merger agreement resulting in the failure to satisfy the condition to ABB’s and Merger Sub’s obligations to complete the merger relating to Thomas & Betts’ compliance with its covenants and agreements in the merger agreement, or (ii) there exists a breach of any of Thomas & Betts’ representations and warranties in the merger agreement such that (A) the condition to ABB’s and Merger Sub’s obligations to complete the merger relating to the accuracy of Thomas & Betts’ representations and warranties would not be satisfied or (B) such breach would prevent Thomas & Betts from consummating the merger in accordance with the terms of the merger agreement, and, in either case, such breach is incapable of being cured by the end date or is not cured by Thomas & Betts within 30 days after Thomas & Betts receives written notice of such breach from ABB; provided that this termination right will not be available to ABB if, at the time of such termination, either ABB or Merger Sub is in material breach of any of its representations, warranties, covenants or agreements in the merger agreement; or

•

prior to the approval by Thomas & Betts shareholders of the merger agreement, (i) the Thomas & Betts Board has made an Adverse Recommendation Change or an Intervening Event Change of Recommendation or (ii) Thomas & Betts has willfully and knowingly breached in any material respect its obligations related to calling a shareholders’ meeting or described in the section entitled “—Non-Solicitation Covenant” beginning on page 60.

Except as described in the section entitled “—Termination Fee Payable by Thomas & Betts” beginning on page 69, if the merger agreement is terminated in accordance with its terms, the merger agreement will become void without any liability or obligation on the part of any party, except that no party will be relieved of any liabilities or damages for fraud or arising out of its intentional and material breach of any of its representations, warranties or covenants in the merger agreement.

Termination Fee Payable by Thomas & Betts

Thomas & Betts has agreed to pay ABB a termination fee of $116 million if:

•	Thomas & Betts terminates the merger agreement in order to enter into any acquisition agreement, merger agreement or similar definitive agreement with respect to a Superior Proposal;

•	ABB terminates the merger agreement because the Thomas & Betts Board has made an Adverse Recommendation Change or an Intervening Event Change of Recommendation;

•

ABB terminates the merger agreement because Thomas & Betts has willfully and knowingly breached in any material respect its obligations related to calling a shareholders’ meeting or described in the section entitled “—Non-Solicitation Covenant” beginning on page 60;

•

either ABB or Thomas & Betts terminates the merger agreement due to the failure to obtain Thomas & Betts shareholder approval of the merger agreement and, at any time prior to such termination, the Thomas & Betts Board has made an Adverse Recommendation Change or an Intervening Event Change of Recommendation; or

•

either ABB or Thomas & Betts terminates the merger agreement (i) due to the failure to obtain Thomas & Betts shareholder approval of the merger agreement, (ii) at or prior to such termination, an Acquisition Proposal has been publicly announced, commenced or disclosed and not unconditionally withdrawn and (iii) during the twelve-month period after such termination, Thomas & Betts consummates an Acquisition Proposal or enters into any definitive agreement related to an Acquisition Proposal that is subsequently consummated, or the Thomas & Betts Board recommends an Acquisition Proposal to Thomas & Betts shareholders that is subsequently consummated; provided that, for purposes of this bullet point, all percentages in the definition of Acquisition Proposal are replaced with 50%.

In addition, if ABB terminates the merger agreement due to a breach by Thomas & Betts of any of its representations, warranties, covenants or agreements giving rise to a termination right of ABB as described in the section entitled “—Termination of the Merger Agreement “ beginning on page 67, and the termination fee is not payable in connection with such termination, then Thomas & Betts will promptly and in any event within five business days reimburse all of ABB’s reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by ABB and its affiliates on or prior to such termination in connection with the transactions contemplated by the merger agreement, up to $20 million in the aggregate. If, after any such expense reimbursement by Thomas & Betts, Thomas & Betts becomes obligated to pay the termination fee to ABB pursuant to the terms of the merger agreement as described above, the amount of any such expense reimbursement will be credited toward Thomas & Betts’ payment of the termination fee.

To the extent that Thomas & Betts fails to promptly pay the termination fee or any expense reimbursement due, Thomas & Betts will also be required to pay any costs and expenses (including attorneys’ fees) incurred by ABB and its affiliates in connection with legal enforcement action taken against Thomas & Betts for such amount, together with interest on such amount.

Specific Performance

Each party to the merger agreement is entitled to an injunction or injunctions to prevent breaches of the merger agreement by the other parties or to specifically enforce the performance of the terms and provisions of the merger agreement, in addition to any other remedy to which such party is entitled at law or in equity. Each party to the merger agreement has waived any defense to any action for specific performance based on the argument that a remedy at law would be adequate and any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

No Third-Party Beneficiaries

The merger agreement provides that the representations, warranties and covenants in the merger agreement are solely for the benefit of the parties to the merger agreement, and the merger agreement does not confer any rights or remedies upon any other person, except for, following the effective time of the merger: (i) the right of any Indemnified Party to enforce the provisions set forth in the covenant contained in the merger agreement described in the section entitled “—Directors’ and Officers’ Indemnification and Insurance” beginning on page 65 and (ii) the right of Thomas & Betts shareholders to receive the merger consideration.

Fees and Expenses

Except as set forth in the section entitled “—Termination Fee Payable by Thomas & Betts” beginning on page 69, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, regardless of whether or not the merger is consummated.

Amendments, Extensions and Waivers

At any time prior to the effective time of the merger, the parties may amend the merger agreement, extend the time for performance of any obligation or other acts of the other parties under the merger agreement, waive any inaccuracies in the representations and warranties made pursuant to the merger agreement or waive compliance with any agreement or condition contained in the merger agreement, provided that, after the approval of the merger agreement by Thomas & Betts shareholders, no amendment, extension or waiver may be made that by law requires further approval by Thomas & Betts shareholders without obtaining such further approval.

VOTE ON ADJOURNMENT

Thomas & Betts shareholders are being asked to approve a proposal that will give us authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of the special meeting to approve the merger agreement. If this adjournment proposal is approved, the special meeting could be successively adjourned to any date. In addition, the Thomas & Betts Board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to approve the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. However, if you indicate that you wish to vote against the proposal to approve the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

If a quorum does not exist, the chairman of the special meeting or the holders of a majority of the shares of Thomas & Betts common stock present at the special meeting, in person or by proxy, may adjourn the special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to approve the merger agreement, the special meeting may be adjourned if the votes cast, in person or by proxy, at the special meeting in favor of the adjournment proposal exceed the votes cast, in person or by proxy, against the adjournment proposal.

The Thomas & Betts Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICES OF THOMAS & BETTS COMMON STOCK

Thomas & Betts common stock is listed on the NYSE under the symbol “TNB”. The following table sets forth on a per share basis the low and high closing sale prices of our common stock as reported by the NYSE since January 1, 2010.

	Low		High
Fiscal 2012
First Quarter (through [—], 2012)	$	[—]	$	[—]
Fiscal 2011
Fourth Quarter		$38.15		$55.35
Third Quarter		37.95		55.82
Second Quarter		49.38		61.00
First Quarter		47.28		59.47
Fiscal 2010
Fourth Quarter		$40.74		$49.70
Third Quarter		33.86		41.45
Second Quarter		34.70		43.62
First Quarter		33.37		39.24

The closing price of Thomas & Betts common stock on the NYSE on [—], 2012 was $[—] per share. As of February 10, 2012, Thomas & Betts had 52,196,994 shares of Thomas & Betts common stock issued and outstanding and Thomas & Betts had approximately 2,254 holders of record.

Thomas & Betts currently does not pay cash dividends. Thomas & Betts’ ability to repurchase its common stock and to pay cash dividends is restricted by the terms of its credit facilities. In addition, under the merger agreement, Thomas & Betts is prohibited from repurchasing its common stock generally and from paying dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows beneficial ownership of Thomas & Betts common stock as of February 10, 2012 for each of Thomas & Betts’ current directors and named executive officers and for all of Thomas & Betts’ directors and executive officers as a group. Except as otherwise stated in the footnotes, each of the individuals named below exercises sole voting and investment power over his or her shares. The address of each of Thomas & Betts’ directors and executive officers listed below is c/o Thomas & Betts Corporation, 8155 T&B Boulevard, Memphis, Tennessee 38125.

	Beneficial Ownership as of February 10, 2012
Name	Common Stock	Stock Options	Whole Stock Units	Restricted Stock	Total Shares	Percentage (%)
Directors:
Michael L. Ducker	1,098	—	—	898	1,996	*
Jeananne K. Hauswald	7,550	6,962	2,590	3,382	20,484	*
Dean Jernigan**	7,356	1,549	1,288	2,181	12,374	*
Ronald B. Kalich, Sr.	19,356	16,962	9,374	2,498	48,190	*
Kenneth R. Masterson	19,356	16,962	2,426	3,148	41,892	*
Jean-Paul Richard	21,556	16,962	3,685	2,898	45,101	*
Rufus H. Rivers	9,876	—	***	898	10,774	*
Kevin L. Roberg	9,087	—	—	898	9,985	*
David D. Stevens	13,556	6,962	—	1,048	21,566	*

Named Executive Officers:
Dominic J. Pileggi	81,694	911,427	—	62,434	1,055,555	2.02
William E. Weaver, Jr.	6,318	75,333	—	11,579	93,230	*
Charles L. Treadway	—	73,878	—	21,432	95,310	*
Imad Hajj	4,990	118,093	21,020	9,232	153,335	*
J. N. Raines	25,886	124,140	—	8,294	158,320	*

All directors and executive officers of as a group (16 persons)****					1,874,075	3.59

*	Less than one percent. As of February 10, 2012, there were a total of 52,196,994 shares of Thomas & Betts common stock issued and outstanding.
**	Mr. Jernigan has pledged 5,299 shares of Thomas & Betts stock as security for a personal loan.
***	Excludes the units underlying deferred fees that Mr. Rivers has elected to defer pursuant to the Thomas & Betts 2008 Stock Incentive Plan. These fees are notionally accounted for as shares currently totaling 4,669 (rounded down to the nearest whole share). They are paid upon termination or retirement in cash or shares as determined by the applicable committee.
****	Represents nine nonemployee directors and seven executive officers (including the five named executive officers listed above).

The Common Stock column represents shares that are owned directly or jointly with family members. The Stock Options column represents shares that may be purchased through the exercise of stock options within 60 days of February 10, 2012. Restricted Stock is beneficially owned by the named individual and may be voted, but not transferred because of restrictions as of the record date.

Included in the table are executive officers’ investments in the Thomas & Betts stock fund in the Thomas & Betts 401(k) plan. An investment in the Thomas & Betts stock fund is reported in units, each of which represents a fractional share of Thomas & Betts stock and a cash investment. As of February 10, 2012, executive officers held 77,902.982 units in the fund. Vanguard, the plan’s trustee, provided a conversion ratio of 0.3229 to estimate the shares represented by these units. Accordingly, 25,154 shares were held by executive officers as a group, of which 21,020 are included as holdings for Mr. Hajj.

The Deferred Fee Plan for Nonemployee Directors, which was terminated in 2004, allowed directors to defer fees earned for board service as stock credits payable in the form of shares of Thomas & Betts common stock upon retirement. These stock credits, which have no voting rights, are included for purposes of calculating the beneficial ownership of those directors who participated in the plan as follows:

Name	Number of Stock Credits
Jeananne K. Hauswald	2,590
Dean Jernigan	1,288
Ronald B. Kalich, Sr.	9,374
Kenneth R. Masterson	2,426
Jean-Paul Richard	3,685

The following table shows beneficial ownership of Thomas & Betts common stock as of February 10, 2012 for each other person who is known by Thomas & Betts to own beneficially more than 5% of the outstanding shares of Thomas & Betts common stock. Unless otherwise indicated, each person or entity named in the table below has sole voting and investment power with respect to all shares of stock listed as owned by that person.

	Beneficial Ownership
Name	Shares	Percentage (%)
GAMCO Investors, Inc. (1) One Corporate Center Rye, New York 10580	6,123,571	11.73

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	3,570,108	6.84

Sasco Capital, Inc. (3) 10 Sasco Hill Road Fairfield, CT 06824	2,719,842	5.21

(1)	Mario J. Gabelli directly and indirectly controls various entities which collectively hold 6,123,571 shares. The 13D/A disclosure filed with the SEC on February 1, 2012 by GAMCO Investors, Inc. lists the following holdings: Gabelli Funds, LLC has sole voting and dispositive power as to 2,126,946 shares; GAMCO Asset Management, Inc. has sole voting power as to 3,588,127 shares and sole dispositive power as to 3,756,527 shares; Gabelli Securities, Inc. has sole voting and dispositive power as to 109,598 shares; Gabelli Foundation, Inc. has sole voting and dispositive power as to 17,000 shares; MJG Associates, Inc. has sole voting and dispositive power as to 4,000 shares; MJG-IV Limited Partnership has sole voting and dispositive power as to 20,000 shares; GGCP, Inc. has sole voting and dispositive power as to 21,000 shares; GAMCO Investors, Inc. has sole voting and dispositive power as to 8,200 shares and Mario J. Gabelli has sole voting and dispositive power as to 60,300 shares.
(2)	BlackRock, Inc., a parent holding company, claims sole voting power and sole dispositive power as to all 3,570,108 shares. Information regarding BlackRock, Inc. is from the Schedule 13G/A filed with the SEC on February 9, 2011.
(3)	Sasco Capital, Inc., an investment adviser, claims sole voting power as to 890,132 shares and sole dispositive power as to 2,719,842 shares. Information regarding Sasco Capital, Inc. is from the Schedule 13G/A filed with the SEC on February 10, 2012.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Thomas & Betts is required to submit a proposal to Thomas & Betts shareholders for a non-binding, advisory vote to approve the payment by Thomas & Betts of certain compensation to the named executive officers of Thomas & Betts that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachute”, and which we refer to as the named executive officer merger-related compensation proposal, gives Thomas & Betts shareholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive from Thomas & Betts that is based on or otherwise relates to the merger. This compensation is summarized in the table under “The Merger—Interests of Thomas & Betts’ Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 44, including the footnotes to the table.

The Thomas & Betts Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Thomas & Betts Board unanimously recommends that the shareholders of Thomas & Betts approve the following resolution:

“RESOLVED, that the shareholders of Thomas & Betts hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable by Thomas & Betts to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to the table.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, you may vote to approve the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Thomas & Betts or ABB. Accordingly, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Thomas & Betts shareholders.

In order for the named executive officer merger-related compensation proposal to be approved, the number of votes cast in favor of the proposal must exceed the number of votes cast against the proposal.

The Thomas & Betts Board unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following are the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Thomas & Betts common stock. This discussion applies only to holders that hold their Thomas & Betts common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Thomas & Betts common stock;

•	persons holding Thomas & Betts common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons who acquired Thomas & Betts common stock through the exercise of employee stock options or otherwise as compensation;

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or residents of the United States;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•	persons subject to the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Thomas & Betts common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Thomas & Betts common stock and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the merger to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Thomas & Betts common stock that is:

•	a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The exchange of Thomas & Betts common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Thomas & Betts common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Thomas & Betts common stock (i.e., shares of Thomas & Betts common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Thomas & Betts common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Thomas & Betts common stock that is not a U.S. holder or a partnership. Payments made to a non-U.S. holder in exchange for shares of Thomas & Betts common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Thomas & Betts common stock for cash pursuant to the merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the common stock of Thomas & Betts at any time during the five-year period preceding the Merger, and Thomas & Betts is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Thomas & Betts common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Thomas & Betts believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Thomas & Betts common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax adviser with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.

FUTURE THOMAS & BETTS SHAREHOLDER PROPOSALS

It is not expected that Thomas & Betts will hold its 2012 annual meeting of shareholders unless the merger is not completed. If Thomas & Betts holds its 2012 annual meeting of shareholders, shareholder proposals intended to be presented for inclusion in Thomas & Betts’ proxy statement and accompanying proxy card pursuant to Rule 14a-8 of the Exchange Act for such meeting must have been received at Thomas & Betts’ principal executive offices at the address listed below, on or before November 12, 2011 and must have met the requirements of Rule 14a-8 under the Exchange Act.

In addition, if a shareholder intends to raise a matter at the 2012 annual meeting of shareholders, if such meeting is held, and has not sought inclusion of the matter in Thomas & Betts’ proxy statement and accompanying proxy card for such meeting pursuant to Rule 14a-8 under the Exchange Act, the shareholder must comply with the advance notice provisions in Thomas & Betts’ bylaws. These advance notice provisions require shareholders to deliver to Thomas & Betts notice of a proposal to be considered at an annual meeting not less than 90 days nor more than 120 days before the date of the first anniversary of the prior year’s annual meeting, which, with respect to the 2012 annual meeting of shareholders, would have been February 6, 2012 and January 6, 2012, respectively. Any such proposals are also subject to informational and other requirements set forth in Thomas & Betts’ bylaws, a copy of which is available under the “Investors—Company Info—Corporate Governance” section of Thomas & Betts’ website, www.tnb.com. Such proposals should have been submitted to the following address:

Secretary Thomas & Betts Corporation 8155 T&B Boulevard Memphis, Tennessee 38125

The above deadlines would change if Thomas & Betts holds its 2012 annual meeting of shareholders on a date that differs substantially from the anniversary of the date of its 2011 annual meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Thomas & Betts is subject to the reporting requirements of the Exchange Act. Accordingly Thomas & Betts files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Thomas & Betts’ SEC filings also are available to the public at the internet website maintained by the SEC at www.sec.gov. Thomas & Betts also makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Thomas & Betts’ internet website address is www.tnb.com. The information located on, or hyperlinked or otherwise connected to, Thomas & Betts’ website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows Thomas & Betts to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Thomas & Betts’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed February 17, 2012; and

•	Thomas & Betts’ Current Report on Form 8-K filed with the SEC on January 30, 2012.

We also incorporate by reference into this proxy statement additional documents that Thomas & Betts may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of documents incorporated by reference at no cost, by writing or telephoning the office of the Assistant Corporate Secretary at Thomas & Betts Corporation, 8155 T&B Boulevard, Memphis, Tennessee 38125, Tel. (901) 252-8000.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ABB LTD,

EDISON ACQUISITION CORPORATION

and

THOMAS & BETTS CORPORATION

Dated as of January 29, 2012

A-i

A-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 29, 2012, by and among ABB Ltd, a corporation organized under the Laws of Switzerland (“Parent”), Edison Acquisition Corporation, a Tennessee corporation and a wholly-owned indirect Subsidiary of Parent (“Merger Sub”), and Thomas & Betts Corporation, a Tennessee corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

WHEREAS, the Parties intend that Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Tennessee Business Corporation Act (the “TBCA”);

WHEREAS, the Company Board has unanimously (i) determined that each of this Agreement and the Merger is advisable, fair to and in the best interests of the Company and the holders of Company Common Stock (collectively, the “Company Shareholders”), (ii) authorized and adopted this Agreement and approved the Merger, on the terms and subject to the conditions set forth herein and in accordance with the TBCA, and (iii) resolved to recommend that the Company Shareholders approve this Agreement;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each authorized and adopted this Agreement and approved the Merger, on the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS AND INTERPRETATION

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement on terms not more favorable in any material respect to the counterparty thereto than those in the NDA.

(b) “Acquisition Proposal” shall mean any proposal or offer relating to (i) the acquisition by any Third Party of twenty percent (20%) or more of the Equity Interests in the Company (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company or any Company Subsidiaries whose net revenues, net income, cash flow or assets, individually or in the aggregate, represent twenty percent (20%) or more of the net revenues, net income, cash flow or assets of the Company, (iii) any sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would, directly or indirectly, result in any Third Party acquiring assets (including capital stock of or interest in any Company Subsidiary) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, cash flow or assets of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the outstanding Equity Interests in the Company (by vote or by value) or (v) any combination of the foregoing.

(c) “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control”

(including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

(d) “Anti-Bribery Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and similar laws of any applicable jurisdiction.

(e) “Antitrust Laws” shall mean any antitrust, competition, or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

(f) “Blue Sky Laws” shall mean state securities or “blue sky” Laws.

(g) “Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

(h) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(i) “Company Board” shall mean the Board of Directors of the Company.

(j) “Company Bylaws” shall mean the Amended and Restated Bylaws of the Company, as amended to the date of this Agreement.

(k) “Company Charter” shall mean the Amended and Restated Charter of the Company, as amended to the date of this Agreement.

(l) “Company Common Stock” shall mean the Common Stock of the Company, par value $0.10 per share.

(m) “Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section, other than any matters required to be disclosed for purposes of Section 4.2 (Capitalization) and Section 4.7(b) (Financial Statements) of this Agreement, which matters shall be specifically disclosed in Sections 4.2 and 4.7(b) of the Company Disclosure Schedule, respectively, and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect).

(n) “Company Material Adverse Effect” shall mean any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided that any change, event, circumstance or occurrence to the extent resulting from any of the following after the date hereof shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) changes affecting the economy or financial or capital markets in the United States or elsewhere in the world generally; (ii) changes or prospective changes in GAAP or in Law, or any interpretation or enforcement thereof, after the date hereof; (iii) acts of God, calamities or national political or social conditions (including the engagement by any country in hostilities or the escalation or worsening thereof); (iv) changes that are the result of factors generally affecting the principal industries in which the Company and the Company Subsidiaries operate; (v) the fact that the Company has failed to meet any estimates, projections or forecasts for any period; (vi) any decline in the trading price or trading volume of Company Common Stock on the NYSE; (vii) changes (including any loss of employees or any loss of, or any disruption in, customer, distributor, dealer, supplier, partner or similar relationships) resulting from the announcement or pendency of the Merger, or the entry into, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement; (viii) (A) any action taken or not taken by the Company or any of the Company Subsidiaries at Parent’s express written request, (B) any action expressly required to be taken by the Company or any of the Company Subsidiaries pursuant to this Agreement, or (C) the failure to take any action by the Company or any of the Company Subsidiaries if such action is expressly prohibited by this Agreement; or (ix) any change or announcement of a potential change in the credit rating of the Company or any of the Company Subsidiaries or any of their securities; provided that changes, events, circumstances or occurrences set forth in clauses (i), (ii), (iii) and (iv) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such changes, events, circumstances or occurrences have a disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industries in which the Company and the Company Subsidiaries conduct their businesses; provided, further, that the underlying causes of any change, event, circumstance or occurrence set forth in clauses (v), (vi) and (ix) shall not be excluded in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur.

(o) “Company Option” shall mean any option to acquire Company Common Stock issued or granted pursuant to any Company Stock Plan.

(p) “Company Restricted Stock” shall mean shares of Company Common Stock issued pursuant to any Company Stock Plan that are subject to specified vesting criteria.

(q) “Company Stock-Based Award” shall mean each right of any kind to receive shares of Company Common Stock or benefits measured by the value of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under Company Stock Plans (including stock appreciation rights restricted stock units, deferred stock units and dividend equivalents), other than Company Options and Company Restricted Stock.

(r) “Company Stock Plans” shall mean all employee and director stock plans of the Company and all individual consultant, employee, director or other Contracts, in each case set forth on Section 4.11(a) of the Company Disclosure Schedule.

(s) “Company Termination Fee” shall mean an amount in cash equal to $116,000,000.

(t) “Continuing Employee” shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid).

(u) “Contract” shall mean any oral or written note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

(v) “Customs and International Trade Laws” shall mean any Law, Permit, Order or other decision or requirement having the force or effect of Law and as amended from time to time, of any Governmental Entity, concerning the importation of products, the exportation or reexportation of products (including technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, Export Administration Act of 1979, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and the antiboycott Laws administered by the U.S. Departments of Commerce and Treasury.

(w) “DOJ” shall mean the United States Department of Justice.

(x) “Environmental Laws” shall mean any and all Laws relating to pollution, protection of the environment, the handling or management of or exposure to Hazardous Materials, or the release of any Hazardous Materials into the environment, including those related to air emissions or wastewater discharges.

(y) “Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any Person and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

(z) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa) “FTC” shall mean the United States Federal Trade Commission.

(bb) “GAAP” shall mean generally accepted accounting principles as applied in the United States.

(cc) “Government Contract” shall mean any Contract (including any prime contract, subcontract, letter contract, purchase order, task order, delivery order, teaming agreement or letter of intent) that is (i) between the Company or any Company Subsidiary and a Governmental Entity or (ii) entered into by the Company or any Company Subsidiary as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Entity.

(dd) “Governmental Entity” shall mean any United States or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental, self regulatory or quasi governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal, or other governmental instrumentality and any national or international stock exchange), or any political or other subdivision or part of any of the foregoing.

(ee) “Hazardous Materials” shall mean (i) all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including any petroleum products or byproducts, radioactive materials, asbestos, radon gas, toxic mold or polychlorinated biphenyls and (ii) all other substances, wastes and materials that are considered, defined or regulated as, hazardous, toxic, infectious or dangerous under applicable Law or for which liability or standards of conduct may be imposed pursuant to environmental Laws.

(ff) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(gg) “Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world, to the extent subject to protection under applicable Law: (i) all inventions (whether or not patentable or reduced to practice), all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications, patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin, and all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) all works of authorship (whether or not copyrightable), copyrights, database rights, moral rights and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, data, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development and confidential information (including technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (v) all software (including source code, executable code, systems, networks tools, data, databases, firmware and related documentation); and (vi) all other intellectual property rights or similar proprietary industrial rights.

(hh) “Intervening Event” shall mean any material development or material change in circumstances occurring or arising after the date hereof with respect to the Company that (i) was not known to the Company Board as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal, (B) any change, event, circumstance or occurrence relating to Parent or (C) the Required Antitrust Approvals.

(ii) “Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Exhibit A after due and reasonable inquiry, and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the Persons listed on Exhibit B after due and reasonable inquiry.

(jj) “Law” shall mean any Order or any federal, state, local, foreign or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, code, requirement, ordinance, edict, decree, directive, requirement, policy, license or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(kk) “Leased Real Property” shall mean all real property that is leased or subleased by the Company or any Company Subsidiary.

(ll) “Leasehold Improvements” shall mean all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by the Company or any Company Subsidiary, regardless of whether title to such buildings, structures, improvements or fixtures is subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

(mm) “Leases” shall mean all written leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any Company Subsidiary holds the right to use or occupy any Leased Real Property, including the right to all security deposits deposited by or on behalf of the Company or any Company Subsidiary thereunder.

(nn) “Lien” shall mean any mortgage, pledge, security interest, restriction, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

(oo) “NDA” shall mean the letter agreement, dated May 20, 2011, between the Company and ABB Asea Brown Boveri Ltd, as such letter agreement has been and may be amended from time to time.

(pp) “NYSE” shall mean the New York Stock Exchange.

(qq) “Option Exchange Ratio” shall mean a fraction having a numerator equal to the Merger Consideration and having a denominator equal to the Parent American Depositary Share Price.

(rr) “Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

(ss) “Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping, and all easements and other rights and interests appurtenant thereto, in each case to the extent owned by the Company or any Company Subsidiary.

(tt) “Parent American Depositary Shares” shall mean the American Depositary Shares, each representing, as of the date hereof, one share of Parent’s registered shares, par value CHF 1.03, issued under and pursuant to that certain Amended and Restated Deposit Agreement, dated as of May 7, 2001, by and among Parent, Citibank, N.A., as Depositary, and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder.

(uu) “Parent American Depositary Share Price” shall mean an amount equal to the volume weighted average price per share of the Parent American Depositary Shares on the NYSE, based on information as reported through Bloomberg, for the ten (10) consecutive trading days ending on and including the last trading day prior to the Closing Date.

(vv) “Parent Group” shall mean Parent and its Subsidiaries, taken together.

(ww) “Permitted Encumbrances” shall mean, with respect to each Owned Real Property, Leasehold Improvement or item of Intellectual Property (as the case may be): (i) taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date or, if due and payable, which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, repairmen’s liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and delinquent or, if due and delinquent, which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which do not interfere, individually or in the aggregate, with the use, occupation and enjoyment of the properties in connection with the Company’s business, (iv) easements, covenants, conditions, restrictions, rights of way and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or Leased Real Property or item of Intellectual Property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as presently conducted, and (vi) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

(xx) “Permits” shall mean all permits, licenses, franchises, registrations, qualifications, rights, variances, certificates, certifications, consents and approvals of any Governmental Entities.

(yy) “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

(zz) “Representatives” shall mean, with respect to any Person, such Person’s directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

(aaa) “Required Antitrust Approvals” shall mean any required filings, consents, approvals and actions required to be made or obtained or advance ruling certificates or no-action letters required to obtain an exemption from such filings, consents, approvals or actions pursuant to (i) the HSR Act and (ii) any other Antitrust Law, in order to consummate the transactions contemplated by this Agreement.

(bbb) “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(ccc) “SEC” shall mean the United States Securities and Exchange Commission.

(ddd) “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(eee) “Subsidiary” or “Subsidiaries” of any Person shall mean (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

(fff) “Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%)) that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms and conditions, timing, likelihood of consummation and all legal, financial, regulatory and other aspects of such Acquisition

Proposal and this Agreement, would result in a transaction that is more favorable to the Company Shareholders from a financial point of view than the transactions provided for in this Agreement (after taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination).

(ggg) “Tax Returns” shall mean any report, filing, election or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

(hhh) “Tax” or “Taxes” shall mean any and all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, escheat, alternative minimum, environmental, customs, social security, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, levies or other similar governmental charges, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for Taxes of a predecessor entity.

(iii) “Third Party” shall mean any Person or group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

(jjj) “Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Action	Section 4.14(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(c)(ii)
Articles of Merger	Section 2.3
Bankruptcy Exception	Section 4.3(a)
Certificates	Section 3.2(b)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Adverse Recommendation Change	Section 6.4(c)(i)
Company Board Recommendation	Section 4.3(d)
Company Disclosure Documents	Section 4.10(a)
Company Financial Advisor	Section 4.3(c)
Company Financial Statements	Section 4.7(b)
Company Intellectual Property	Section 4.16(a)
Company Material Contract	Section 4.13(a)
Company Plan(s)	Section 4.11(a)
Company Preferred Stock	Section 4.2(a)
Company Representatives	Section 6.3(a)
Company SEC Filings	Section 4.7(a)
Company Shareholder Approval	Section 4.3(b)
Company Shareholders	Recitals
Company Shareholders’ Meeting	Section 6.2(c)
Company Subsidiary	Section 4.1
Determination Notice	Section 6.4(d)(i)(C)

Effective Time	Section 2.3
End Date	Section 8.1(b)(i)
ERISA	Section 4.11(a)
ERISA Affiliate	Section 4.11(a)
Exchange Fund	Section 3.2(a)
Improvements	Section 4.19(c)
Indemnified Parties	Section 6.11(a)
Intervening Event Change of Recommendation	Section 6.4(d)(ii)
Investments	Section 4.2(d)
IRS	Section 4.11(b)
Measurement Date	Section 4.2(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Multiemployer Plan	Section 4.11(c)
Notice Period	Section 6.4(d)(i)(C)
OFAC	Section 1.1(v)
Parent	Preamble
Parent Expenses	Section 8.2(c)
Parent Representatives	Section 6.3(a)
Party	Preamble
Paying Agent	Section 3.2(a)
Performance Awards	Section 3.5(d)
Proxy Statement	Section 6.2(a)
Recent SEC Reports	Article IV
Rollover Option	Section 3.5(b)
Surviving Corporation	Section 2.1
Tail Period	Section 6.11(c)
Takeover Provisions	Section 4.21(a)
TBCA	Recitals
Transaction Litigation	Section 6.6
WARN Act	Section 4.12

Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(b) references to any Person include references to such Person’s successors and permitted assigns;

(c) words importing the singular include the plural and vice versa;

(d) words importing one gender include the other gender;

(e) references to the word “including” do not imply any limitation;

(f) references to months are to calendar months;

(g) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h) references to “$” or “dollars” refer to U.S. dollars; and

(i) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to satisfaction or waiver (where permissible) of the conditions set forth in this Agreement, and in accordance with the TBCA, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing. Upon the terms and subject to satisfaction or waiver (where permissible) of the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, at 10:00 a.m., New York City time, on a date specified by Parent, no later than the third Business Day following the satisfaction of the conditions set forth in Article VII (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions which by their terms are not capable of being satisfied until the Closing but subject to the satisfaction or waiver (where permissible) thereof at Closing) or (b) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated at the Closing by executing and delivering articles of merger (the “Articles of Merger”) to the Secretary of State of the State of Tennessee for filing, together with such other appropriate documents, in each case in such forms as are required by, and executed and delivered in accordance with, the relevant provisions of the TBCA. The Merger shall become effective at the effective time of the Articles of Merger (the “Effective Time”).

Section 2.4 Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the TBCA. From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations and liabilities of the Company and Merger Sub, all as provided under the TBCA.

Section 2.5 Charter; Bylaws.

(a) At the Effective Time, the charter of the Surviving Corporation shall, subject to Section 6.11, be amended and restated in its entirety to read identically to the charter of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Thomas & Betts Corporation” and, as so amended, such amended and restated charter shall become the charter of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the TBCA and such charter.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall, subject to Section 6.11, become the bylaws of the Surviving Corporation, except that the name of the Surviving Corporation as used therein shall be “Thomas & Betts Corporation” and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the TBCA, the charter of the Surviving Corporation and such bylaws.

Section 2.6 Directors and Officers.

(a) The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the charter and bylaws of the Surviving Corporation.

(b) The Parties shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the charter and bylaws of the Surviving Corporation.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective shareholders, the following shall occur:

(a) Conversion Generally. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.1(b)) shall be converted, subject to Section 3.1(d), into the right to receive $72.00 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent only the right to receive the Merger Consideration therefor.

(b) Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any other Subsidiary of Parent, any Company Subsidiary or the Company (or in the treasury of the Company) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Exchange of Certificates.

(a) Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration payable in connection with the Merger (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. Parent shall cause the Paying Agent to deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock. If the Exchange Fund is insufficient to pay the aggregate Merger Consideration payable in connection with the Merger when any payment thereof is required, Parent shall promptly deposit or cause to be deposited additional funds in the amount of such insufficiency with the Paying Agent for payment in accordance with the terms hereof. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Section 3.1 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time (but not later than five (5) Business Days thereafter), Parent shall mail, or cause the Paying Agent to mail, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates,” it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Certificates held in book-entry form) and with such other provisions as Parent may determine and the Company may reasonably agree (which shall specify that delivery of any Certificate shall be effected, and risk of loss and title to such Certificate shall pass, only upon the proper delivery of such Certificate to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other customary documents as may be reasonably required pursuant to such instructions (or, if such Certificate is held in book-entry or other uncertificated form, upon the confirmation of a book-entry transfer of the surrender of such Certificate), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent accompanied by all documents reasonably required to evidence and effect such transfer and by customary evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(c) No Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation or Parent (as directed by Parent) upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation or Parent (as applicable) with respect to any payment of the Merger Consideration in respect of such shares, without any interest thereon.

(e) No Liability. None of Parent, the Company or the Surviving Corporation or any of their Affiliates shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund duly delivered to a public official pursuant to any abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, Parent shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

(g) No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

(h) Withholding. Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold or cause to be deducted and withheld from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or their respective Affiliates are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.3 Dissenters’ Rights. Dissenters’ rights under Chapter 23 of the TBCA shall not be available to the Company Shareholders in connection with the transactions contemplated hereby, including the Merger.

Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by Section 3.1) and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Law.

Section 3.5 Company Options and Stock-Based Awards.

(a) Cashout of Company Options. Except to the extent otherwise elected by the holder pursuant to Section 3.5(b), at the Effective Time, each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior the Effective Time shall become fully vested and shall be converted automatically into the right to receive from the Surviving Corporation at the Effective Time an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option and (ii) the Merger Consideration (reduced by the exercise price applicable to such Company Option), subject to applicable income and employment withholding Taxes; provided that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be cancelled without any cash payment being made in respect thereof. Promptly following the date of this Agreement, the Company shall deliver written notice to each holder of a Company Option informing such holder of the effect of the Merger on the Company Options.

(b) Elective Rollover of Company Options. The Company shall permit each holder of a Company Option, whether vested or unvested, to elect in writing, no later than five (5) Business Days prior to the Effective Time, with respect to all or a portion of such Company Option (each such Company Option or portion for which such an election is made, a “Rollover Option”), to have such Rollover Option (i) fully vest and become exercisable and (ii) be converted into an option to acquire a number of Parent American Depositary Shares equal to the product (rounded down to the nearest number of whole shares) of (A) the number of shares of Company Common Stock subject to such Rollover Option immediately prior to the Effective Time and (B) the Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Rollover Option immediately prior to the Effective Time, divided by (2) the Option Exchange Ratio; provided that the exercise price and the number of Parent American Depositary Shares purchasable pursuant to the Rollover Options (as converted) shall be subject to such adjustments as reasonably agreed to by Parent and the Company are necessary for the foregoing conversion to satisfy the requirements of Sections 409A, and to the extent applicable, Section 422 and 424, of the Code and applicable regulations thereunder; provided, further, that if the exercise price per share of any such Rollover Option is equal to or greater than the Merger Consideration, such Rollover Option shall be cancelled without any cash payment being made in respect thereof. Except as specifically provided above, following the Effective Time each Rollover Option shall continue to be governed by the same terms and conditions as set forth in the applicable Company Stock Plan and any agreements thereunder as were applicable immediately prior to the Effective Time. In addition to the foregoing, Parent shall assume the Company Stock Plans, and the number and kind of shares available for issuance under the Company Stock Plans shall be converted into Parent American Depositary Shares in accordance with the provisions of each applicable Company Stock Plan.

(c) Company Restricted Stock. At the Effective Time, each share of Company Restricted Stock, whether vested or unvested, that is outstanding immediately prior thereto shall become fully vested and all restrictions thereon shall lapse and shall be converted automatically into the right to receive from the Surviving Corporation at the Effective Time an amount in cash equal to the Merger Consideration, subject to applicable income and employment withholding Taxes.

(d) Other Company Stock-Based Awards. At the Effective Time, each other Company Stock-Based Award that is not otherwise described in this Section 3.5, whether vested or unvested, that is outstanding and, if applicable, unexercised immediately prior the Effective Time shall become fully vested and shall be converted automatically into the right to receive from the Surviving Corporation at the Effective Time an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock-Based Award and (ii) the Merger Consideration (reduced, if applicable, by an exercise or base price applicable to such Company Stock-Based Award), subject to applicable income and employment withholding Taxes; provided that with respect to any unvested Company Stock-Based Award subject to performance-based vesting conditions (“Performance Awards”), such Performance Awards shall vest based upon the Company’s achievement of the applicable performance metrics to which such Performance Awards are subject as of the Closing Date, the extent of such vesting to be determined in accordance with the applicable grant agreement for each such Performance Award, and any unvested Performance Awards that do not so vest shall be cancelled and forfeited for no consideration.

(e) Miscellaneous. All amounts payable under this Section 3.5 shall be reduced by amounts as are required to be withheld or deducted under the Code or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding or deduction was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article IV, except (i) as expressly disclosed in the reports and statements (excluding any exhibits thereto) and other documents filed or furnished with the SEC by the Company pursuant to the Exchange Act (other than any disclosures contained or referenced therein under the captions “Risk Factors” or “Caution Regarding Forward-Looking Statements”), in each case on or after December 31, 2010 and prior to the date of this Agreement (the “Recent SEC Reports”) (it being understood, however, that any matter disclosed in any Recent SEC Report shall not be deemed to be disclosed in Section 4.2 (Capitalization) and Section 4.7(b) (Financial Statements) of the Company Disclosure Schedule unless it is also expressly set forth in Section 4.2 and Section 4.7(b) of the Company Disclosure Schedule, respectively) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Each Subsidiary of the Company (each, a “Company Subsidiary”) is duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. Section 4.1 of the Company Disclosure Schedule contains a true, correct and complete list of all of the Company Subsidiaries, the ownership interest of the Company in each Company Subsidiary, and the ownership interest of any other Person or Persons in each Company Subsidiary, in each case as of the date hereof. Each of the Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, where such concept is applicable, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has made available to Parent complete and correct copies of the charter and bylaws (or similar organizational documents) of the Company and each Company Subsidiary, each as amended to date, and each as so delivered is in full force and effect. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy laws or similar state or federal law, become insolvent or become subject to conservatorship or receivership.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.10 per share, of which 300,000 shares have been designated as Series A Participating Cumulative Preferred Stock (collectively, the “Company Preferred Stock”). As of January 19, 2012 (the “Measurement Date”), there were (i) 51,747,123 shares of Company Common Stock (other than treasury shares) issued and outstanding, (ii) no shares of Company Common Stock held in the treasury of the Company, (iii) 3,663,380 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (iv) a maximum of 144,072 shares issuable pursuant to Company Stock-Based Awards, (v) no shares of Company Common Stock owned by any Company Subsidiary and (vi) no shares of Company Preferred Stock issued and outstanding. All of the outstanding shares of capital stock of the Company are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights. All shares of Company Common Stock issuable upon exercise or settlement of Company Options, Company Restricted Stock or Company Stock-Based Awards have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the applicable Company Stock Plan, will be duly authorized, validly issued and fully paid and nonassessable.

(b) Except as set forth in Section 4.2(a), there are no options, warrants or other rights, agreements or commitments to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Except as set forth in Section 4.2(a), there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of any Equity Interests in the Company. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, since the Measurement Date, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company, except for issuances pursuant to the exercise or settlement of Company Options, Company Restricted Stock or Company Stock-Based Awards outstanding on the Measurement Date in accordance with the terms of such Company Options, Company Restricted Stock or Company Stock-Based Awards as of such date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company Shareholders may vote.

(c) Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens. Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(d) Section 4.2(d) of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any, Equity Interests (other than any Company Subsidiary) (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens. Except for the capital stock and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(e) Neither the Company nor any of the Company Subsidiaries has entered into any commitment or agreement to contribute capital, loan money or otherwise make additional investments in any other Person, other than any such commitment or agreement in the ordinary course of business consistent with past practice with respect to wholly-owned Company Subsidiaries. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any Company Subsidiary or preemptive rights with respect thereto.

Section 4.3 Corporate Authority; Approval and Fairness.

(a) The Company has all necessary corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the delivery and filing of the Articles of Merger as required by the TBCA and the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights (the “Bankruptcy Exception”).

(b) The affirmative vote of not less than a majority of the shares of Company Common Stock outstanding on the record date of the Company Shareholders’ Meeting, voting together as a single class (the “Company Shareholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Merger.

(c) The Company Board has received the opinion of Deutsche Bank Securities Inc. (the “Company Financial Advisor”) to the effect that, as of the date hereof, and subject to the assumptions, limitations,

qualifications and conditions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. The Company will furnish a complete and correct copy of such opinion to Parent promptly (and in any event within two (2) days) after receipt thereof by the Company for informational purposes only.

(d) On or prior to the date of this Agreement, the Company Board has unanimously (i) determined that each of this Agreement and the Merger is advisable, fair to and in the best interests of the Company and the Company Shareholders, (ii) authorized and adopted this Agreement and approved the Merger, on the terms and subject to the conditions set forth herein and in accordance with the TBCA, and (iii) resolved to recommend that the Company Shareholders approve this Agreement (the “Company Board Recommendation”) subject to Section 6.4(d).

Section 4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, (i) assuming the Company Shareholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4(b) will have been made and any waiting periods relating to the matters referred to in Section 4.4(b) will have terminated or expired prior to the Effective Time, conflict with or violate any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act or the rules and regulations of the NYSE, (ii) for the Required Antitrust Approvals, (iii) for the delivery and filing of the Articles of Merger as required by the TBCA or (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.5 Compliance with Laws; Permits. Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, (a) each of the businesses of the Company or any Company Subsidiary is, and since January 1, 2009 has been, conducted in all respects in compliance with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound, (b) the Company is in compliance in all respects with the applicable listing, corporate governance and other rules and regulations of the NYSE, (c) each of the Company and each Company Subsidiary holds all Permits necessary for the lawful conduct of its business as currently conducted and the ownership, use, occupancy and operation of its assets and properties, (d) the Company and each Company Subsidiary is in compliance with the terms of such Permits, and (e) no such Permit shall cease to be effective as a result of the transactions contemplated by this Agreement.

Section 4.6 Compliance with Customs and International Trade Laws.

(a) Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable Customs and International Trade Laws, at no time since January 1, 2009 has either the Company or any Company Subsidiary committed any material violation of applicable Customs and International Trade Laws, and there are no material unresolved questions or claims concerning any material liability of the Company and the Company Subsidiaries with respect to any false statement or omissions made by the Company or the Company Subsidiaries related to applicable Customs and International Trade Laws.

(b) Neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting directly on behalf of the Company or any of the Company Subsidiaries, has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Since January 1, 2009, neither the Company nor any Company Subsidiary has received any communication that alleges that the Company or any Company Subsidiary, or any Representative thereof is, or may be, in material violation of, or has, or may have, any material liability under, any Anti-Bribery Laws which has not been resolved.

Section 4.7 SEC Filings; Financial Statements.

(a) Company SEC Filings. The Company has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2010 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent true, correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, occurring since January 1, 2010 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments). The accounting books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP.

(c) Internal Controls.

(i) The Company and the Company Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 1, 2010, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have significant responsibility for the Company’s internal controls. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since January 1, 2010.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), and such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer as appropriate to allow timely disclosure under the Exchange Act.

(iii) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.8 No Undisclosed Liabilities. None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities or obligations (a) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (b) that were incurred after September 30, 2011, in the ordinary course of business consistent with past practice, (c) that were incurred in order to give effect to the transactions contemplated by this Agreement, or (d) that were set forth on the Company’s consolidated balance sheet as of September 30, 2011 included in the Company Financial Statements in the Company SEC Filings filed prior to the date hereof.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2010, (a) except in connection with the transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (b) there has not been any Company Material Adverse Effect or any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, would reasonably be expected to prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in paragraphs (xv) or (xvi) of Section 6.1(a).

Section 4.10 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or any other applicable Governmental Entity or required to be distributed or otherwise disseminated to the Company Shareholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Proxy Statement, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

(b) (i) The Proxy Statement, as supplemented or amended, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company Shareholders and at the time of the Company Shareholders’ Meeting and at the Effective Time, and (ii) the Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

Section 4.11 Company Plans; Employees and Employment Practices.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all material medical, dental, life insurance, equity (including the Company Stock Plans), bonus or other cash or equity-based incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, any Company Subsidiary or any entity that would be deemed a “single employer” with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) on behalf of any employee, officer, director or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries, or (ii) with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has any obligation on behalf of any such employee, officer, director or other service provider or beneficiary (each a “Company Plan,” and collectively, the “Company Plans”).

(b) The Company has made available to Parent: (i) copies of all material documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan, (iii) the most recent actuarial reports (if applicable) for all Company Plans, (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Plan, (v) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts, (vi) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code, and (vii) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program within the past three (3) years.

(c) The Company has not incurred any liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203 of ERISA, respectively) from any “multiemployer plan” as defined in Section 3(37) of ERISA (each, a “Multiemployer Plan”), no such liability has been asserted, and, to the Knowledge of the Company, there are no facts or circumstances that could result in any such partial or complete withdrawal or the assertion of any such liability. To the Knowledge of the Company, no proceeding has been initiated to terminate any Multiemployer Plan; there has been no “reportable event” (within the meaning of Section 4043 of ERISA) with respect to any Multiemployer Plan, no Multiemployer Plan is in reorganization as described in Section 4241 of ERISA, no Multiemployer Plan is insolvent as described in Section 4245 of ERISA, and no Multiemployer Plan is in endangered or critical status as determined under Section 432 of the Code.

(d) With respect to any Company Plan subject to Title IV of ERISA (other than a “multiemployer plan,” as defined in Section 3(37) of ERISA) to which the Company, any Company Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the past six (6) years: (i) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in any liability under Section 4971 of the Code; and (ii) as of the date hereof, (A) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (B) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company, any Company Subsidiary or any ERISA Affiliate; and (C) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.

(e) Each Company Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the IRS upon which it may rely regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Knowledge of the Company, nothing has occurred with respect to any such plan, whether by action or by failure to act, that caused or could reasonably be expected to cause (i) the IRS to seek to disqualify such plan, (ii) any such letter to be revoked or (iii) the imposition of any material penalty or Tax liability.

(f) No proceeding, audit or investigation that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, has been asserted, instituted or, to the Knowledge of the Company, is threatened or anticipated against any of the Company Plans (other than non material routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Plan complies in form and has been maintained and operated in accordance with the terms of the documents governing such plan and applicable Law, including ERISA and the Code. No non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to the Company Plans. No Company Plan is under, and neither the Company nor any Company Subsidiary has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any material Tax or penalty.

(g) To the Knowledge of the Company, except as set forth on Section 4.11(a) of the Company Disclosure Schedule, each Company Plan may be amended or terminated without material liability (other than for benefits accrued through the date of such action).

(h) Other than payments pursuant to the acceleration of the vesting of the Company Options, Company Restricted Stock and the Company Stock-Based Awards, the consummation of the transactions contemplated by this Agreement alone (including the Merger), or in combination with any other event including a termination of any employee, officer, director, or other service provider of the Company or any Company Subsidiary, will not give rise to any material liability under any Company Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries.

(i) Neither the Company nor any Company Subsidiary has any indemnity or gross-up obligation on or after the Effective Time for any Taxes imposed under Section 4999 or Section 409A of the Code.

(j) None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any employee or officer of the Company or any Company Subsidiary, has made any promises or commitments, whether legally binding or not, to create any additional material Company Plan, or to modify any existing Company Plan in a manner that would increase materially the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(k) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) any individual who performs services for the Company or any Company Subsidiary and who is not treated as an employee for federal income Tax purposes by the Company or any Company Subsidiary is not an employee under applicable Law and is not an employee for any purpose (including Tax withholding purposes or Company Plan purposes), and (ii) each employee of the Company and the Company Subsidiaries has been properly classified as “exempt” or “non exempt” under applicable Law.

(l) (i) Each Company Option has an exercise price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant if such Company Option, (ii) no Company Option has had its exercise date or grant date delayed or “back dated,” and (iii) all Company Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP. Section 4.11(l) of the Company Disclosure Schedule sets forth the weighted average exercise price of all outstanding Company Options as of the Measurement Date. Promptly after the date hereof, the Company shall provide Parent with a complete and accurate list, as of the date of this Agreement, of: (A) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued to date under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding Company Options, Company Restricted Stock or Company Stock-Based Awards and other equity awards and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, and (B) all holders of outstanding Company Options, Company Restricted Stock or Company Stock-Based Awards or other equity awards, indicating with respect to each Company Option, Company Restricted Stock or Company Stock-Based Award or other award the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Option, Company Restricted Stock or Company Stock-Based Award or other award, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), as applicable.

Section 4.12 Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement with any labor union, works council, employee representative, or other organization representing, purporting to represent or attempting to represent any employee of the Company or any Company Subsidiary. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no ongoing or, to the Knowledge of the Company, threatened, strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor dispute, and no such dispute has occurred since January 1, 2009, (ii) there are no labor- or employment-related grievances, arbitrations or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened in writing or anticipated with respect to any employee of the Company or any Company Subsidiaries and (iii) there are no union organization or decertification activities pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no such activities have occurred since January 1, 2009. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, including provisions thereof relating to workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or any similar or related Law (the “WARN Act”), and there are no pending, or to the Knowledge of the Company, threatened material Actions against the Company or any Company Subsidiary by any current or former director, officer, employee or contractor relating to labor or employment matters at the Company or any Company Subsidiary.

Section 4.13 Contracts; Indebtedness.

(a) Except as disclosed in Section 4.11 or Section 4.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any Contract that:

(i) as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) would prohibit or materially delay the consummation of the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(iii) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole, or in which the Company owns more than a ten percent (10%) voting or economic interest, or any obligation of more than $2,500,000 in the aggregate;

(iv) relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract relating to indebtedness for borrowed money or deferred payment (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000;

(v) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(vi) requires or is reasonably likely to require either (A) annual payments from Third Parties to the Company and the Company Subsidiaries of at least $3,000,000 in the aggregate or (B) annual payments from the Company and Company Subsidiaries to Third Parties of at least $3,000,000 in the aggregate;

(vii) relates to any acquisition by the Company or its Subsidiaries pursuant to which the Company or any Company Subsidiary has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations, in each case, that would reasonably be expected to result in payments in excess of $5,000,000;

(viii) involves any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) shareholders of the Company or any of their Affiliates (other than the Company or any Company Subsidiary) or immediate family members;

(ix) contains any covenant that (A) limits in any material respect the ability of the Company or any Company Subsidiary (or, after the Effective Time, Parent, the Surviving Corporation, or their respective Subsidiaries) to engage in any line of business or to compete with any Person or operate at any location or (B) could require the disposition of any material assets or line of business of the Company or any Company Subsidiary(or, after the Effective Time, Parent, the Surviving Corporation, or any their respective Affiliates), or (C) prohibits or restricts in any material respect the right of the Company or any Company Subsidiary to make, sell, supply, market, distribute or commercialize any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights);

(x) contains any covenant granting “most favored nation” status that, following the consummation of the Merger, would, in any material respect, restrict actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates;

(xi) contains a standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of any other Person;

(xii) provides for (A) the grant of a license or other right or covenant not to sue with respect to any material Intellectual Property rights owned, held for use or used by the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party as licensee or licensor (other than (1) licenses for commercially available, off-the-shelf software applications or (2) non-exclusive licenses or sublicenses granted by or to the Company or any Company Subsidiary in connection with the provision, licensing or sale of products or services in the ordinary course of business) or (B) the development by any Third Party (excluding, for the avoidance of doubt, any employee of the Company or of any Company Subsidiary) of any material Intellectual Property owned, or purported to be owned, by the Company or any Company Subsidiary;

(xiii) provides for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (A) not material to the Company and its Subsidiaries, taken as a whole, and (B) entered into in the ordinary course of business;

(xiv) is a Government Contract that is currently active in performance and which has a total projected contract value in excess of $5,000,000;

(xv) contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $2,500,000;

(xvi) is a collective bargaining agreement; or

(xvii) is a settlement or conciliation agreement with any Governmental Entity or which would require the Company or any Company Subsidiary to pay consideration of more than $5,000,000 after the date of this Agreement.

Each Contract of the type described in this Section 4.13(a) or set forth on Section 4.11 of the Company Disclosure Schedule is referred to herein as a “Company Material Contract.”

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy Exception, (ii) to the Knowledge of the Company, each Company Material Contract is a valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy Exception, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is or is alleged to be in breach or violation of, or default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any written claim of default under any Company Material Contract, (v) to the Company’s Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (vi) the Company has not received any written notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such Third Party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof or substitute performance thereunder. Complete and correct copies of all Company Material Contracts have been either publicly filed with the SEC or made available to Parent by the Company.

Section 4.14 Litigation. (a) There is no legal, administrative, arbitral or other suit, claim, action, inquiry, mediation, proceeding or investigation of any nature (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, and (b) none of the Company or any of the Company Subsidiaries is subject to or bound by any outstanding Order, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.15 Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and each Company Subsidiary is and since January 1, 2007 has been in compliance with all applicable Environmental Laws;

(b) the Company and each Company Subsidiary has obtained, maintains, and is and since January 1, 2007 has been in compliance with all Permits required pursuant to applicable Environmental Laws for the conduct of its business and operations and the operation of the Owned Real Property and Leased Real Property;

(c) neither the Company nor any Company Subsidiary has received any written notice, claim or report alleging that the Company or any Company Subsidiary is in violation of any Environmental Laws, or has any liabilities or potential liabilities arising under Environmental Laws, including liability for natural resource damages;

(d) except for those matters that have been fully resolved without any future or continuing obligation of the Company, neither the Company nor any Company Subsidiary is subject to any Action or Order relating to any Environmental Laws or any Hazardous Material;

(e) neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to or released any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, in violation of Environmental Law or so as to have given rise to, or which would reasonably be expected to give rise to, current or future liabilities under Environmental Laws for which the Company or any Company Subsidiary would be responsible;

(f) except for those matters that have been fully resolved without any future or continuing obligation of the Company, neither the Company nor any Company Subsidiary has assumed, undertaken, provided an indemnity with respect to any liability of any other Person relating to Environmental Laws or relating to any Hazardous Material;

(g) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has designed, manufactured, sold, marketed or distributed any product or item containing asbestos, crystalline silica, polychlorinated biphenyls or mercury, that has resulted, or would reasonably be expected to result, individually or in the aggregate, in any material liability;

(h) neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws; and

(i) to the Knowledge of the Company, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any Company Subsidiaries or any of their respective predecessors or Affiliates would reasonably be expected to prevent, hinder or limit the Company’s compliance with Environmental Laws after the Closing Date, or would reasonably be expected to give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or would reasonably be expected to give rise to any other liabilities pursuant to Environmental Laws, including any liability for onsite or offsite releases or threatened releases of any Hazardous Material, personal injury, property damage or natural resources damage.

Section 4.16 Intellectual Property.

(a) Section 4.16 of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) Internet domain name registrations, in each case that are owned by the Company or a Company Subsidiary. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (A) the Company and the Company Subsidiaries own or, to the Knowledge of the Company, possess valid and enforceable rights to use all Intellectual Property necessary, used or held for use to conduct the business of the Company and the Company Subsidiaries as it is currently conducted (“Company Intellectual Property”) free and clear of all Liens resulting from any action or inaction of the Company or any of the Company Subsidiaries (other than Permitted Encumbrances), (B) since January 1, 2009, neither the Company nor any Company Subsidiary has received written notice of any claim that it is infringing, misappropriating or otherwise violating any Intellectual Property right of any Third Party in connection with the operation of its business and the conduct of the business of the Company and, to the Knowledge of the Company, the Company Subsidiaries as currently conducted has not infringed, misappropriated or otherwise violated the Intellectual Property of any Third Party, (C) neither the Company nor any Company Subsidiary has received any written notice or claim since January 1, 2009 challenging the use, ownership, validity, registrability, patentability or enforceability of any Intellectual Property owned by the Company or any Company Subsidiary and (D) to the Knowledge of the Company, no Third Party is currently infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any Company Subsidiary.

(b) To the Knowledge of the Company, all of the material Company Intellectual Property owned by the Company or any Company Subsidiary is valid, subsisting and enforceable and in full force and effect. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, no Governmental Entity or other Third Party has any right, title or interest in or to any Company Intellectual Property that is owned, or purported to be owned, by the Company or any Company Subsidiary and was developed through the use of any grant or other funding from, or any personnel or other resources of, any such Governmental Entity or other such Third Party.

(c) To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not impair the right, title or interest of the Company or any Company Subsidiary in or to any material Company Intellectual Property, and, to the Knowledge of the Company, all material Company Intellectual Property shall be owned or available for use by the Company or any Company Subsidiary immediately after the Effective Time on terms and conditions substantially the same as those under which the Company or such Company Subsidiary owned or used such Company Intellectual Property immediately prior to the Effective Time. The Company and the Company Subsidiaries have used commercially reasonable efforts consistent with industry practice to (i) maintain and protect the secrecy and confidentiality and value of material trade secrets of the Company or any Company Subsidiary, (ii) obtain executed Intellectual Property assignments from applicable Persons who develop material Intellectual Property for the Company or any Company Subsidiary (to the extent that such material Intellectual Property is purported to be owned by the Company or any Company Subsidiary), and (iii) maintain and protect the security, continuity, proper operation and integrity of their material software and systems.

Section 4.17 Taxes. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the date hereof have been timely filed in accordance with applicable Law (taking into account any extension of time within which to file). All such Tax Returns are true, correct, and complete in all respects and were prepared in compliance with applicable Law. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction.

(b) All Taxes of the Company and each Company Subsidiary due and payable have been timely paid, other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP. The accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and each Company Subsidiary established in the Company Financial Statements are complete and adequate to cover any liabilities for Taxes that are not yet due and payable.

(c) No deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity, and neither the Company nor any Company Subsidiary has received any written notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Taxes. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to any Taxes. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d) The Company and each Company Subsidiary has duly and timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person.

(e) There are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes not yet due and payable.

(f) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the past two (2) years.

(g) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise, or (iii) is, or ever has been, a party to any agreement for the sharing, indemnification, or allocation of Taxes (other than agreements among the Company and any Company Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

(h) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election by the Company or any Company Subsidiary under Section 108(i) of the Code.

(i) Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Section  6011 of the Code (including the Treasury Regulations promulgated thereunder).

Section 4.18 Insurance. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid; (b) neither the Company nor any Company Subsidiary is in breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies; and (c) the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

Section 4.19 Real Estate.

(a) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Owned Real Property: (i) the Company or a Company Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) except as set forth in Section 4.19(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) The Company has made available to Parent a complete and correct copy of each Lease for each Leased Real Property that is material to the business operations of the Company and the Company Subsidiaries, taken as a whole. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, with respect to each of the Leases that is material to the business operations of the Company and the Company Subsidiaries, taken as a whole: (i) to the Knowledge of the Company, such Lease is in full force and effect (but in each case subject to the Bankruptcy Exception); (ii) to the Knowledge of the Company, the Company’s or a Company Subsidiary’s possession (as applicable) of the Leased Real Property under such Lease has not been disturbed; (iii) to the Knowledge of the Company, neither the Company nor any Company Subsidiary is in material breach or default under such Lease (beyond applicable notice, grace and/or cure periods), and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Company Subsidiary; (v) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (vi) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein; (vii) there are no Liens (other than Permitted Encumbrances) on the estate or interest created by such Lease; and (viii) each of the Company and the Company Subsidiaries has good title to the Leasehold Improvements, free and clear of all Liens, except Permitted Encumbrances, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(c) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property and Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Company and the Company Subsidiaries and (ii) there are no structural deficiencies or latent defects affecting any of the Improvements.

Section 4.20 Affiliate Transactions. There are no transactions, or series of related transactions, agreements, arrangements or understandings that are required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Filings filed prior to the date hereof.

Section 4.21 Takeover Provisions.

(a) The Company Board has taken all action necessary to cause any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 48-103-201 et seq. of the Tennessee Business Combination Act, Section 48-103-301 et seq. of the Tennessee Control Share Acquisition Act and Section 48-103-101 et seq. of the Tennessee Investor Protection Act, and any similar Law that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement, and any restrictive provision in the Company Charter, the Company Bylaws or comparable organizational documents of any Company Subsidiary (collectively, “Takeover Provisions”), not to apply to, or to have been satisfied with respect to, (i) Parent, Merger Sub or any other Subsidiary of Parent in connection with the Merger and the other transactions contemplated by this Agreement and (ii) the Merger and the other transactions contemplated by this Agreement.

(b) The Company does not have any shareholder rights plan in effect.

Section 4.22 Brokers. Other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided to Parent a copy of the engagement letter of the Company Financial Advisor.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Parent is a corporation, duly organized and validly existing under the Laws of Switzerland. Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, where such concept is applicable, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.2 Corporate Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Parent or Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions provided for herein. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy Exception.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 5.3(b) will have been obtained prior to the Effective Time and all filings and notifications described in Section 5.3(b) will have been made and any waiting periods relating to the matters referred to in Section 5.3(b) will have terminated or expired prior to the Effective Time, conflict with or violate any Law or Order, applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, any applicable Blue Sky Laws or the rules and regulations of the NYSE, the SIX Swiss Exchange and the NASDAQ INS Stockholm, (ii) for the Required Antitrust Approvals, (iii) for the delivery and filing of the Articles of Merger as required by the TBCA and (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.4 Litigation. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to, materially impair or delay the ability of Parent and Merger Sub to consummate, the transactions contemplated by this Agreement.

Section 5.5 Ownership of Merger Sub; No Prior Activities. Parent indirectly owns one hundred percent (100%) of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.6 Available Funds. Parent has or will have sufficient funds to consummate the Merger on the terms contemplated by this Agreement, and, at the Effective Time, Parent will have available, and will make available to Merger Sub, all of the funds necessary to consummate the Merger.

Section 5.7 Disclosure Documents.

The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, as supplemented or amended, at the time such Proxy Statement, or any amendment or supplement thereto, is first mailed to Company Shareholders and at the time of the Company Shareholders’ Meeting and at the Effective Time, and (b) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

Section 5.8 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company would have any liability prior to Closing.

Section 5.9 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last five (5) years has been, an “interested shareholder” of the Company as defined in Section 48-103-203 of the Tennessee Business Combination Act (other than as contemplated by this Agreement).

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business by the Company Pending the Closing.

(a) The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly set forth in Section 6.1(a) of the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to (x) conduct its business in the ordinary course consistent with past practice and (y) use its commercially reasonable efforts to keep available the services of the current officers and key employees of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with each of the customers, suppliers and other Persons with whom the Company or any Company Subsidiary has material business relations. Without limiting the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions:

(i) amend or otherwise change the Company Charter, the Company Bylaws or equivalent organizational documents of any Company Subsidiary;

(ii) issue, deliver, sell, pledge, transfer, encumber or otherwise dispose, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or other Equity Interests (other than pursuant to the vesting, exercise or settlement of Company Options, Company Restricted Stock or other Company Stock-Based Awards existing and outstanding on the date hereof on the terms in effect on the date hereof);

(iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its Equity Interests (other than dividends payable by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its Equity Interests;

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its capital stock or other Equity Interests, except pursuant to the vesting, exercise or settlement of Company Options, Company Restricted Stock or Company Stock-Based Awards, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

(v) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except any such acquisitions, loans, advances, contributions or investments (A) made in the ordinary course of business consistent with past practice or (B) for consideration not in excess of $3,000,000 individually, or $15,000,000 for all such transactions by the Company and the Company Subsidiaries in the aggregate;

(vi) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money, except for (A) indebtedness incurred under the Company’s existing credit facilities not in excess of $10,000,000, (B) indebtedness for borrowed money in a principal amount not in excess of $20,000,000 for all such indebtedness by the Company and the Company Subsidiaries in the aggregate (including indebtedness incurred under the Company’s existing credit facilities pursuant to the preceding clause (A)), and (C) indebtedness owed by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary; provided, that any indebtedness for borrowed money incurred or otherwise acquired, modified or assumed under this Section 6.1(a)(vi) shall be subject to prepayment without penalty at any time;

(vii) grant any Lien on any of its material assets, other than Permitted Encumbrances and Liens granted in connection with any indebtedness permitted under Section 6.1(a)(vi);

(viii) (A) enter into, terminate or amend or modify any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, other than in the ordinary course of business consistent with past practice, (B) waive any term of or any default under, or release, settle or compromise any material claim against the Company or material liability or obligation owing to the Company under, any Company Material Contract, other than in the ordinary course of business consistent with past practice, or (C) enter into any Contract which contains a change of control or similar provision in favor of the other party or parties thereto that would require a payment or give rise to any rights to such other party or parties in connection with the Merger and/or the other transactions contemplated in this Agreement;

(ix) sell, transfer, lease, license, assign, abandon or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any Company Subsidiary (but excluding all Company Intellectual Property and the rights therein) having a current value in excess of $5,000,000 in the aggregate, other than sales of inventory and obsolete equipment in the ordinary course of business in accordance with past practice;

(x) sell, transfer, assign, abandon or otherwise dispose of, or grant any license or sublicense with respect to, any material Company Intellectual Property (other than non-exclusive licenses or sublicenses granted by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice);

(xi) authorize, or make any commitment with respect to, any single capital expenditure in excess of $5,000,000 or capital expenditures for the Company and the Company Subsidiaries in excess of $15,000,000 in the aggregate, except for capital expenditures that are contemplated by the Company’s existing plan for annual capital expenditures for 2012, and previously made available to Parent;

(xii) enter into any new line of business outside of its existing business segments;

(xiii) except to the extent required by applicable Law or by a Company Plan or other agreement or arrangement existing on the date of this Agreement that has been disclosed or made available to Parent,

(A) grant or announce any stock option, equity or incentive awards or any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors, shareholders or other service providers of the Company or any Company Subsidiary, (B) hire new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $200,000 in the aggregate for any such employee, (C) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other material employee benefit not required by any existing Company Plan or other agreement or arrangement in effect on the date of this Agreement to any employee, officer, director or other service provider of the Company or any of its Subsidiaries, whether past or present, or take any action to accelerate vesting of any right to compensation or benefits, (D) enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $100,000 in the aggregate for any such employee, or (E) except as required to ensure that any Company Plan is not then out of compliance with applicable Law, enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Plan or collective bargaining agreement;

(xiv) pay, discharge, settle or satisfy any material claims or obligations (absolute, accrued, contingent or otherwise) in an amount in excess of $2,500,000 in the aggregate, other than (A) performance of contractual obligations in accordance with their terms, (B) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or (C) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (1) disclosed in the most recent financial statements of the Company included in the Company SEC Filings filed prior to the date hereof to the extent of such disclosure or (2) incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xv) except as may be required by GAAP or as a result of a change in Law, make any material change in accounting principles, policies, practices, procedures or methods;

(xvi) change any material method of Tax accounting, make or change any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, claim or assessment, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material amount of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xvii) settle, release, waive or compromise any pending or threatened Action of or against the Company or any of the Company Subsidiaries (A) for an amount in excess of $2,500,000 in the aggregate, or (B) entailing the incurrence of (1) any obligation or liability of the Company in excess of such amount, including costs or revenue reductions, or (2) obligations that would impose any restrictions that would be material to the business or operations of the Company or any of the Company Subsidiaries, taken as a whole;

(xviii) fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xix) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or any merger or consolidation among wholly-owned Company Subsidiaries);

(xx) adopt or implement a shareholder rights plan;

(xxi) amend or modify in any material respect the engagement letter of the Company Financial Advisor;

(xxii) implement a plant closing or mass layoff of employees that implicates the WARN Act or similar foreign Laws (disregarding for such purpose any aggregation of any employment terminations effectuated by the Company or any Company Subsidiary before the Effective Time with any employment terminations that Parent may effectuate, or cause to be effectuated, after the Effective Time); provided that this Section 6.1(a)(xxii) shall not restrict the Company or any Company Subsidiary from terminating any employee for cause at any time; or

(xxiii) agree or commit to take any of the foregoing actions.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2 Proxy Statement; Company Shareholders’ Meeting.

(a) Promptly following the date hereof, the Company shall prepare a proxy statement, letter to shareholders, notice of meeting and form of proxy that will be provided to the Company Shareholders in connection with the solicitation of proxies for use at the Company Shareholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). The Company shall cause the Proxy Statement to be filed with the SEC as soon as practicable after the date hereof, and in any event no later than fifteen (15) Business Days after the date hereof. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent and Merger Sub as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC and disseminated to the Company Shareholders as promptly as practicable following the filing thereof with the SEC. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Proxy Statement and, except as required under applicable Law, all other materials used in connection with the Company Shareholders’ Meeting that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC or the dissemination thereof to Company Shareholders. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the NYSE.

(b) Subject to the terms of Section 6.4(d), the Company shall include in the Proxy Statement the Company Board Recommendation.

(c) As promptly as practicable following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the Company Shareholder Approval, the Company shall, in accordance with applicable Law and the Company Charter, establish a record date for, call, give notice of, convene and hold a meeting of the Company Shareholders (the “Company Shareholders’ Meeting”) for the purpose of voting upon the approval of this Agreement in accordance with the TBCA. The Company shall solicit from the Company Shareholders proxies in favor of the Company Shareholder Approval in compliance with all applicable Laws. Notwithstanding anything to the contrary in this Agreement but subject to the TBCA, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Shareholders’ Meeting pursuant to this Section 6.2(c) shall not be limited, or otherwise affected, by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, and the Company shall not change the record date for the Company Shareholders’ Meeting or postpone or adjourn the Company Shareholders’ Meeting without the prior written consent of Parent; provided that the Company shall be permitted, without Parent’s prior consent, to adjourn, delay or postpone convening the Company Shareholders’ Meeting if in the good faith judgment of the Company Board the failure to adjourn, delay or postpone the Company Shareholders’ Meeting would not allow sufficient time under applicable Law for the distribution of any required or appropriate supplement or amendment to the Proxy Statement; provided, further, that any such adjournment, delay or postponement shall be for the minimum time reasonably necessary to permit such distribution. Except as Parent shall have otherwise consented to in writing in advance, (i) the Company Shareholder Approval and (ii) an advisory vote on compensation payable to executive officers of the Company in connection with the Merger shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the Company Shareholders at the Company Shareholders’ Meeting. During the last ten (10) Business Days prior to the date of the Company Shareholders’ Meeting, the Company shall, upon the reasonable request of Parent, notify Parent of the then-current aggregate tally of the proxies received by the Company or its Representatives with respect to the Company Shareholder Approval.

Section 6.3 Access to Information; Confidentiality.

(a) Access to Information. Subject to Section 6.3(b), from the date of this Agreement until the Effective Time, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective Representatives (collectively, “Company Representatives”) to, (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, “Parent Representatives”) reasonable access at reasonable times during normal business hours, upon prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish or cause to be furnished as promptly as reasonably practicable after request therefor such information concerning the business, properties, Contracts, assets liabilities and personnel of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request; provided that until the Effective Time, the Company shall not be required to provide access to or furnish any information if doing so would violate applicable Law, or where such access to information would involve the waiver of an attorney-client privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s or any Company Subsidiary’s privilege with respect thereto; provided, further, that such access and information shall be disclosed or granted, as applicable, to external counsel to Parent to the extent required for the purpose of complying with applicable Law, including Antitrust Laws.

(b) Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 6.3(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the NDA or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 6.3.

Section 6.4 No Solicitation of Transactions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company shall not, shall cause the Company Subsidiaries not to and shall use its reasonable best efforts to cause the Company Representatives not to:

(i) initiate, solicit, propose, knowingly encourage (including by providing information) or take any action to knowingly facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in any discussions or negotiations regarding, or provide any information concerning the Company or any Company Subsidiary to any Person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Provisions for the purpose of allowing any Person to make an Acquisition Proposal; or

(iv) resolve or agree to do any of the foregoing.

The Company shall, shall cause the Company Subsidiaries and shall use its reasonable best efforts to cause the Company Representatives to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any Acquisition Proposal, or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal or any such proposal or offer, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries.

(b) Notwithstanding anything to the contrary contained in Section 6.4(a) or anything else in this Agreement, at any time prior to the Company Shareholder Approval having been obtained, the Company, the Company Subsidiaries and the Company Representatives may, subject to compliance with this Section 6.4(b):

(i) provide information in response to a request therefor to a Person who has made an unsolicited bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal does not arise out of or result from any breach of this Section 6.4) if and only if, prior to providing such information, the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to Parent any material non-public information concerning the Company and the Company Subsidiaries that is provided to any Person making such Acquisition Proposal that was not previously made available to Parent or the Parent Representatives;

(ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal;

(iii) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Provision with respect to an unsolicited bona fide written Acquisition Proposal; or

(iv) resolve to do any of the foregoing;

provided that prior to taking any action described in Section 6.4(b)(i), Section 6.4(b)(ii), Section 6.4(b)(iii) or Section 6.4(b)(iv), (A) the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and (B) the Company Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(c) Except as expressly provided by Section 6.4(d), at any time after the date hereof, neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw, qualify or modify (or publicly resolve to withhold, withdraw, qualify or modify), in any manner adverse to Parent or Merger Sub, the Company Board Recommendation with respect to the Merger, (B) adopt, approve or recommend an Acquisition Proposal, (C) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (provided that Parent shall make such request on no more than two occasions in addition to any such request made by Parent in connection with the announcement or commencement of an Acquisition Proposal or any material change thereto), (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal, (E) fail to include the Company Board Recommendation in the Proxy Statement or (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.4(b)) (any action described in clauses (A) through (F), a “Company Adverse Recommendation Change”); or

(ii) cause or permit the Company or any Company Subsidiary to enter into any acquisition agreement, merger agreement or similar definitive agreement relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.4(b)) (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Company Shareholder Approval having been obtained:

(i) if the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal, (x) the Company Board may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, or (y) the Company Board may authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in either case if and only if:

(A) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law;

(B) the Company shall have complied in all material respects with its obligations under this Section 6.4;

(C) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least three (3) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received a bona fide written Acquisition Proposal that is not withdrawn and that the Company Board has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to this Section 6.4(d)(i), which notice shall specify the identity of the Person making the Superior Proposal and the material terms and conditions thereof, and shall include copies of all relevant documents relating to such Superior Proposal;

(D) prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (if Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided that in the event of any material revisions during the Notice Period to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 6.4 (including Section 6.4(d)) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby, and a new Notice Period of three (3) Business Days shall commence upon the delivery of such new Determination Notice; and

(E) in the case of any action contemplated by clause (y) of this Section 6.4(d)(i), the Company shall have validly terminated this Agreement in accordance with Section 8.1(c)(ii), including the payment of the Company Termination Fee in accordance with Section 8.2(b)(i); or

(ii) other than in connection with an Acquisition Proposal, the Company Board may take any action prohibited by clauses (A), (C) or (E) of Section 6.4(c)(i) (“Intervening Event Change of Recommendation”) in response to an Intervening Event if the Company Board shall have determined in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, if and only if:

(A) the Company shall have provided a Determination Notice to Parent for at least the Notice Period to the effect that the Company Board has determined to effect an Intervening Event Change of Recommendation, which notice shall specify the Intervening Event in reasonable detail;

(B) prior to effecting such Intervening Event Change of Recommendation, the Company shall, during the Notice Period, negotiate with Parent in good faith (if Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that such Intervening Event no longer necessitates such Intervening Event Change of Recommendation; and

(C) at or following the end of such Notice Period, the Company Board determines in good faith, after consultation with its outside legal counsel, that such Intervening Event continues to necessitate an Intervening Event Change of Recommendation (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent).

None of the Company, the Company Board or any committee of the Company Board shall enter into any agreement with any Person to limit or not to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change or an Intervening Event of Recommendation, or to terminate this Agreement in light of a Superior Proposal.

(e) Nothing contained in this Section 6.4 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders), provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation within five (5) Business Days following any request by Parent, or (ii) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f) The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any Company Representative with respect to an Acquisition Proposal indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide to Parent, as soon as practicable and in any event within 48 hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal) sent by or provided to the Company or any Company Representative in connection with any Acquisition Proposal.

(g) No Company Adverse Recommendation Change or Intervening Event Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Provision to be inapplicable to the transactions contemplated by this Agreement.

Section 6.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 6.4, Parent and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, Permits and Orders necessary or advisable to be obtained from any Third Party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as reasonably practicable after the date of this Agreement, (ii) make all necessary notifications, filings or registrations necessary to obtain the other Required Antitrust Approvals as soon as reasonably practicable after the date of this Agreement, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Required Antitrust Approvals and (iv) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.5 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or other Antitrust Laws as soon as practicable. Without limiting the foregoing, the Parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(b) Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company or any Company Subsidiary or Company Representative, as the case may be, from any Third Party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated hereby this Agreement. Neither the Company nor Parent shall permit any of its officers or any of its other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(d) In furtherance and not in limitation of the covenants of the Parties contained in Section 6.5(a) through Section 6.5(c), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Action is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of the Company and Parent shall use its reasonable best efforts to contest, resist and resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary but subject to Section 6.5(f), the obligations of Parent under this Section 6.5 shall include Parent, as a condition to obtaining any and all expirations of waiting periods under the HSR Act or any other Antitrust Law or consents, clearances, or approvals from any Governmental Entity necessary to consummate the Merger and the other transactions contemplated hereby: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its Affiliates; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; (iv) licensing, holding separate or entering into arrangements, commitments, or restrictions with respect to its respective assets or the assets of the Company or the conduct of business arrangements of the Parent or the Company or terminating any and all existing relationships, contractual rights or obligations; and (v) effectuating any other change or restructuring of Parent or the Company, in each case so as to enable the Effective Time to occur prior to the End Date (for the avoidance of doubt, as the End Date may be extended pursuant to Section 8.1(b)(i)).

(f) Notwithstanding anything to the contrary contained in this Agreement (including Section 6.5(e)), the Parties hereby agree and acknowledge that nothing in this Section 6.5 (including the “reasonable best efforts” standard set forth in Section 6.5(a) or 6.5(d)) shall require, or be construed to require, Parent or any of its Subsidiaries or Affiliates to take or agree to take any of the actions contemplated by clauses (i) through (v) of Section 6.5(e) if such actions, individually or in the aggregate, are reasonably likely to have a material and adverse impact on the business, financial condition or results of operations of Parent and its Subsidiaries (including, after the Effective Time, the Company and the Company Subsidiaries), taken as a whole.

Section 6.6 Notices of Certain Events. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other orally and in writing of (a) any change, event, circumstance or occurrence within such Party’s Knowledge that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party to effect the Merger not to be satisfied, (b) any Action commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates in connection with, arising from or otherwise relating to the Merger (the “Transaction Litigation”), or (c) to such Party’s Knowledge, the failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger not to be satisfied; provided that the delivery of any notice pursuant to this Section 6.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

Section 6.7 Transaction Litigation. The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided that neither the Company nor any Company Subsidiary or Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have consented in writing (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that after receipt of the Company Shareholder Approval, the Company shall cooperate with Parent with respect to, and, if requested by Parent, use its reasonable best efforts to defend or to settle, any unresolved Transaction Litigation in accordance with Parent’s direction.

Section 6.8 Publicity.

(a) The initial press release regarding the execution of this Agreement and the transactions contemplated hereby shall be a joint press release by the Company and Parent in a mutually agreed upon form and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Merger or any other transactions contemplated by this Agreement. No Party shall issue any such press release or make any such public announcement prior to such consultation, except (i) to the extent the disclosing Party determines based on advice of counsel it is required to do so by applicable Law or any listing agreement with a stock exchange, in which case such Party shall use reasonable best efforts to consult with the other Party before issuing any such release or making any such public announcement or (ii) for any disclosure made pursuant to Section 6.4, which, notwithstanding anything to the contrary contained herein, shall not be subject to the requirements of this Section 6.8(a).

(b) Upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentation to Institutional Shareholder Services recommending this Agreement and the transactions contemplated hereby, including the Merger, (ii) the Company shall request a meeting with Institutional Shareholder Services for purposes of obtaining its recommendation of the approval of this Agreement by the Company Shareholders and (iii) the Company shall use its reasonable best efforts to obtain such recommendation.

Section 6.9 Employee Matters.

(a) For a period of no less than twelve (12) months following the Effective Time, Parent shall provide or cause to be provided to each Continuing Employee (i) compensation and employee benefits (other than severance benefits or benefits pursuant to a defined benefit pension plan) that are substantially comparable in the aggregate to such compensation and employee benefits provided by the Company and Company Subsidiaries to such employee immediately prior to the Effective Time and (ii) severance benefits in an aggregate amount that is not less than the aggregate amount of the severance benefits to which such employee would be entitled pursuant to the terms of the severance arrangement that covers such employee as of immediately prior to the Effective Time; provided that this clause (ii) shall not apply to any Continuing Employee who is party to a Termination Protection Agreement with the Company or who is a participant in the Company’s Change in Control Severance Plan. The preceding sentence shall not preclude Parent or its Subsidiaries at any time following the Effective Time from terminating the employment of any Continuing Employee for any reason (or no reason).

(b) Each Continuing Employee shall be given credit for all service with the Company and the Company Subsidiaries and their respective predecessors under any employee benefit plan of Parent or its Affiliates in which such Continuing Employee is eligible to participate, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Affiliates in which such Continuing Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Continuing Employees under the comparable Company Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 6.9(b) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan, or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of Parent and its Subsidiaries generally.

(c) In the event of any change in the welfare benefits provided to Continuing Employees following the Effective Time, Parent shall use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d) Notwithstanding anything in this Section 6.9 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or shall limit the right of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, terminate or otherwise modify any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Effective Time. If (i) a party other than the Parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, and (ii) such provision is deemed to be an amendment to such employee benefit plan even though not explicitly designated as such in this Agreement, then, solely with respect to such employee benefit plan, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

(e) The Parties acknowledge and agree that all provisions contained in this Section 6.9 are included for the sole benefit of the Parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company, any Company Subsidiary or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent or any of its Affiliates.

Section 6.10 Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.11 Indemnification of Directors and Officers.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and the Company Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “Indemnified Parties”) as provided in their respective charters or bylaws or other organizational documents or under any indemnification, employment or other similar agreements between any Indemnified Party and the Company or any Company Subsidiary, in each case as in effect on the date of this Agreement, shall survive the Merger and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Parent shall cause the charter, bylaws and other organizational documents of the Surviving Corporation and the Company Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to Indemnified Parties than are set forth as of the date of this Agreement in the charter, bylaws and other organizational documents of the Company and the Company Subsidiaries to the extent permitted by applicable Law.

(b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation (including by providing funding to the extent the Surviving Corporation does not have sufficient funds), to the fullest extent permitted under applicable Law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Party against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action by reason of the fact that such Person was a director or officer of the Company or any Company Subsidiary or anything done or not done by such Person in such capacity, whether before or after the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request of the Company). In the event of any such Action, Parent and the Surviving Corporation shall control the defense of any such Action, and the Indemnified Party shall cooperate with (but not control) Parent and the Surviving Corporation in such defense. Neither Parent nor the Surviving Corporation shall settle any such Action without the prior written consent of the Indemnified Party unless the Surviving Corporation assumes full responsibility for such settlement, the settlement grants the Indemnified Party a complete release in respect of the potential liability relating to the claims underlying such Action and such settlement does not contain any admission detrimental to the Indemnified Party. The Indemnified Party shall not settle any such Action without the prior written consent of Parent or the Surviving Corporation unless such settlement does not provide for monetary damages, the terms of such settlement are not in any way detrimental to Parent or the Surviving Corporation and such settlement does not contain any admission detrimental to Parent or the Surviving Corporation. In the event of any payment under this Section 6.11(b), the Surviving Corporation shall be subrogated to the extent of such payment to all rights of recovery of the Indemnified Party with respect to any insurance covering any such liability (including the insurance set forth in Section 6.11(c)).

(c) From the Effective Time through the sixth (6th) anniversary of the Effective Time (such period, the “Tail Period”), Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement; provided, that in no event shall the aggregate costs of such insurance policies exceed in any one year during the Tail Period 250% of the current aggregate annual premiums paid by the Company for such purpose (which aggregate annual premiums with respect to such period are hereby represented and warranted by the Company to be in the amount set forth in Section 6.11(c) of the Company Disclosure Schedule), it being understood that Parent or the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such 250% annual amount; provided, further, that Parent or the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 6.11(c) by causing the Company to obtain prepaid (or “tail”) directors’ and officers’ liability insurance policy, in each case, the material terms of which, including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 6.11(c).

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 6.11.

(e) The provisions of this Section 6.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of such Person set forth in this Section 6.11.

Section 6.12 Takeover Provisions. Parent, the Company and their respective Boards of Directors shall take all reasonable action necessary to ensure that no Takeover Provision is or becomes applicable to this Agreement or the Merger, and if any Takeover Provision becomes applicable to this Agreement or the Merger, Parent, the Company and their respective Boards of Directors shall take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Provision on this Agreement or the Merger.

Section 6.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including Company Restricted Stock and Company Stock-Based Awards) and other derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company and the conversion of Company Options as contemplated by Section 3.5, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law (including the rules and regulations of the NYSE) to cause the delisting of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock and other securities of the Company, as applicable, under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.15 Non-USRPHC Certificate. On the Closing Date, the Company shall provide to Parent (a) a certification for the Company, signed under penalties of perjury by the Company and dated not more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that the Company is not, nor has it been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and (b) proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Section 6.16 Environmental Matters. The Company shall, prior to the Closing, use reasonable best efforts to take all actions necessary to comply with any applicable “transaction-triggered” or “responsible property transfer” Environmental Laws, including the New Jersey Industrial Site Recovery Act, as amended by the Site Remediation Reform Act, and the regulations promulgated thereunder, in each case to the extent required to permit the consummation of the transactions contemplated by this Agreement.

Section 6.17 Additional Agreements. Parent agrees that (a) the Surviving Corporation shall maintain its principal administrative and executive offices within the city limits of Memphis, Tennessee, (b) such offices shall be the headquarters for the Parent Group’s North American low voltage business, (c) the Surviving Corporation’s Electrical segment shall become a new Global Business Unit within the Parent Group’s Low Voltage Products Division and (d) Thomas & Betts Corporation’s corporate name and individual product brands shall be substantially maintained.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. The Required Antitrust Approvals pursuant to the HSR Act and the Antitrust Laws of the countries set forth in Section 7.1(b) of the Company Disclosure Schedule shall have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with such Required Antitrust Approvals shall have expired or been terminated.

(c) No Injunctions or Restraints. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions, any one or more of which may be waived in writing by Parent.

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b), 4.2(c), 4.3, 4.9(b), 4.21 and 4.22) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any qualification and limitations as to “materiality” or “Company Material Adverse Effect” set forth therein, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Sections 4.1, 4.2(b), 4.2(c), 4.3, 4.21 and 4.22, (A) if qualified as to “materiality” or Company Material Adverse Effect, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), or (B) if not qualified as to “materiality” or Company Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (iii) the representations and warranties set forth in Section 4.2(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), subject only to de minimis exceptions; and (iv) the representations and warranties set forth in Section 4.9(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with each agreement and covenant required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b).

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any one of which may be waived in writing by the Company.

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate would not reasonably be expected to materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with each agreement and covenant required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section  7.3(b).

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such Party’s failure to act in compliance with this Agreement and consummate the transactions provided for herein.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after the Company Shareholder Approval having been obtained, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before August 29, 2012 (which date shall automatically be extended to October 29, 2012 to the extent necessary to satisfy the condition set forth in Section 7.1(b) and so long as all other conditions set forth in Article VII have been satisfied or shall be capable of being satisfied) (the latest such date, the “End Date”); provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date;

(ii) if (A) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and nonappealable or (B) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited and, in each case, prior to termination pursuant to this Section 8.1(b)(ii), the terminating Party shall have complied in all material respects with its obligations under Section 6.5; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement has been a principal cause of the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable; or

(iii) if the Company Shareholder Approval is not obtained at the Company Shareholders’ Meeting or any adjournment thereof at which approval of this Agreement has been voted upon;

(c) by the Company:

(i) if (A) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by them or (B) any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), but in either case only to the extent that such breach or inaccuracy would prevent Parent and Merger Sub from consummating the Merger in accordance with the terms of this Agreement and, in either case such breach is incapable of being cured by the End Date or is not cured by Parent within thirty (30) calendar days after Parent receives written notice of such breach or inaccuracy from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement; or

(ii) if (A) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) the Company has complied in all material respects with Section 6.4 and (C) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (A); provided that the right of the Company to terminate this Agreement pursuant this Section 8.1(c)(ii) is conditioned on and subject to the payment by the Company to Parent of the Company Termination Fee in accordance with Section 8.2(b)(i), and any purported termination pursuant to this Section 8.1(c)(ii) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee in accordance with Section 8.2(b)(i); or

(d) by Parent:

(i) if (A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company (other than Section 6.4) such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that (1) the closing condition set forth in Section 7.2(a) would not be satisfied or (2) such breach would prevent the Company from consummating the Merger in accordance with the terms of this Agreement, and, in either case such breach is incapable of being cured by the End Date or is not cured by the Company within thirty (30) calendar days after the Company receives written notice of such breach from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement; or

(ii) if, prior to the obtaining of the Company Shareholder Approval, (A) the Company Board shall have effected a Company Adverse Recommendation Change, (B) the Company Board shall have effected an Intervening Event Change of Recommendation or (C) the Company shall have willfully and knowingly breached in any material respect its obligations under Section 6.2(c) or Section 6.4.

(e) Notice of Termination. The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than under Section 8.1(a)) shall give written notice of such termination to the other Parties specifying the provision or provisions of this Section 8.1 pursuant to which such termination is purportedly effected.

Section 8.2 Effect of Termination; Termination Fee and Expense Reimbursement.

(a) Effect of Termination Generally. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective directors, officers, shareholders, employees and other Representatives; provided that the provisions of this Section 8.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its intentional and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement (including the failure by the Company to pay any amounts due pursuant to Section 8.2(b) or Section 8.2(c)) or for fraud. Notwithstanding the foregoing, in no event shall any Party be liable for punitive damages.

(b) Termination Fee.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), the Company shall pay the Company Termination Fee to Parent prior to or simultaneously with such termination by wire transfer of same day funds to one or more accounts designated by Parent.

(ii) In the event that this Agreement is terminated (A) by Parent pursuant to Section 8.1(d)(ii) or (B) by either Parent or the Company pursuant to Section 8.1(b)(iii), and, with respect to this clause (B) only, at any time prior to such termination the Company Board shall have effected either a Company Adverse Recommendation Change or an Intervening Event Change of Recommendation, the

Company shall pay the Company Termination Fee to Parent promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent.

(iii) In the event that (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(iii), (B) at or prior to the time of such termination an Acquisition Proposal shall have been publicly announced, commenced or disclosed and not unconditionally withdrawn, and (C) at any time after the date hereof and prior to the expiration of the twelfth (12th) month after the termination of this Agreement, (1) an Acquisition Proposal is consummated, (2) the Company enters into any definitive agreement related to an Acquisition Proposal that is subsequently consummated or (3) the Company Board shall have recommended an Acquisition Proposal to the Company Shareholders that is subsequently consummated, then, in each case, the Company shall, on the date such Acquisition Proposal is consummated, pay the Company Termination Fee to Parent by wire transfer of same day funds to one or more accounts designated by Parent; provided that for purposes of this Section 8.2(b)(iii), all percentages in the definition of Acquisition Proposal shall be replaced with 50%.

(iv) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion. Parent shall have right to assign the right to receive the Company Termination Fee to one or more Persons in its sole discretion.

(c) Expense Reimbursement.

(i) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) under circumstances in which a Company Termination Fee is not payable pursuant to Section 8.2(b), then the Company shall, following receipt of an invoice therefor, promptly (and in any event within five (5) Business Days) pay all of Parent’s reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”), which amount shall in no event exceed $20,000,000 in the aggregate, by wire transfer of same day funds to one or more accounts designated by Parent; provided that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 8.2(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.2(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.2(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.2(b).

(ii) In the event that a Company Termination Fee is payable by the Company to Parent pursuant to Section 8.2(b), a portion of such Company Termination Fee equal to the amount of Parent Expenses (less the amount of any Parent Expenses previously paid by the Company pursuant to Section 8.2(c)(i), if any) shall be allocated as reimbursement of Parent Expenses. For the avoidance of doubt, in no event shall any such allocation reduce or increase the amount of any Company Termination Fee payable by the Company pursuant to Section 8.2(b).

(iii) In the event the Company pays the Parent Expenses pursuant to Section 8.2(c)(i), the amount of such Parent Expenses actually paid shall be credited against any Company Termination Fee payable by the Company pursuant to Section 8.2(b).

(d) Acknowledgement. Each Party acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where any amount is payable pursuant to Section 8.2(b) or Section 8.2(c) are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to Section 8.2(b) or Section 8.2(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.2, Parent would not have entered into this Agreement. Subject to the final proviso of the first sentence of Section 8.2(a), in the event the Company Termination Fee is paid pursuant to Section 8.2(b), Parent’s right to receive payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, none of the Company or any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Laws or otherwise. If the Company fails to promptly pay any amount due pursuant to Section 8.2(b) or Section 8.2(c) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for an amount set forth in Section 8.2(b) or Section 8.2(c) or any portion thereof, the Company shall pay to Parent all costs and expenses (including attorneys’ fees) incurred by Parent and its Affiliates in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

Section 8.3 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law and subject to Section 8.4, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided that after the Company Shareholder Approval has been obtained, there shall be made no waiver that by Law (including the applicable rules and regulations of any stock exchange) requires further approval by the Company Shareholders without the further approval of such shareholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Shareholder Approval having been obtained, if required by applicable Law; provided that after the Company Shareholder Approval has been obtained, there shall be made no amendment that by Law (including the applicable rules and regulations of any stock exchange) requires further approval by the Company Shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements contained in this Article IX, the agreements of Parent, Merger Sub and the Company in Article III (Conversion of Securities; Exchange of Certificates), Section 6.9 (Employee Matters), Section 6.11 (Indemnification of Directors and Officers) and Section 6.17 (Additional Agreements), and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when received if delivered in person, by registered or certified mail (postage prepaid) or by national overnight courier or (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand delivery on the next Business Day), in each case as follows:

If to Parent or Merger Sub, at:

ABB Ltd

Affolternstrasse 44

8050 Zurich Switzerland

Attention:     Diane de Saint Victor

Facsimile:     + 41 43 317 79 92

E-mail:         diane.desaintvictor@ch.abb.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:     Thomas W. Christopher

                     Daniel E. Wolf

Facsimile:    (212) 446-4900

E-mail:         thomas.christopher@kirkland.com

                     daniel.wolf@kirkland.com

If to the Company, at:

Thomas & Betts Corporation

8155 T&B Boulevard

Memphis, Tennessee 38125

Attention:     General Counsel

Facsimile:    (901) 252-1475

E-mail:         Jim.Raines@tnb.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:     Paul R. Kingsley

                     Michael Davis

Facsimile:    (212) 701-5800

E-mail:         paul.kingsley@davispolk.com

                      michael.davis@davispolk.com

or, in each case, to such other addresses as shall be given in writing by any such Person to each of the other Parties in accordance with this Section 9.2.

Section 9.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5 Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Schedule and the other documents delivered pursuant hereto) and the NDA constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.6 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives (a) any defense to any action for specific performance based on the argument that a remedy at law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction, except with respect to matters relating to the Merger that are mandatorily subject to the requirements of the TBCA and matters relating to fiduciary duties of the Company Board, which shall be governed by Tennessee Law.

(b) Any Action against, arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the Court of Chancery of the State of Delaware; provided that if (and only after) such court determines that it lacks subject matter jurisdiction over any such legal Action, such legal Action shall be brought in the Federal courts of the United States located in the State of Delaware. Each of the Parties agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal Action arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 9.7. Each of the Parties hereby irrevocably waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.2 (Notices) in any Action relating to this Agreement. Nothing in this Agreement will limit or otherwise affect the right of any Party to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY MEMBER OF THE PARENT GROUP UNDER ANY THIS AGREEMENT. EACH

PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7(C).

Section 9.8 No Third-Party Beneficiaries. Except as provided in Section 6.11 (Indemnification of Directors and Officers) and, following the Effective Time, the right of the Company’s stockholders to receive the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 3.1 (Conversion of Securities), each Party hereby agrees that its respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The Parties further agree that the rights of third party beneficiaries under Section 6.11 (Indemnification of Directors and Officers) shall not arise unless and until the Effective Time occurs.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that prior to the Closing, Parent and Merger Sub may assign this Agreement to any wholly-owned Subsidiary of Parent. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.10 Obligations of Parent and the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Company Subsidiary to take such action.

Section 9.11 Independence of Agreements, Covenants, Representations and Warranties. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 9.12 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.13 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.15 Delivery by Facsimile or E-mail. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by means of a facsimile machine or by e-mail with facsimile or scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or e-mail to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by e-mail with facsimile or scan attachment as a defense to the formation of a contract, and each such Party forever waives any such defense.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ABB LTD

By:	/s/ Tarak Mehta
	Name:	Tarak Mehta
	Title:	Executive Committee Member Responsible for ABB’s Low Voltage Products Division

By:	/s/ Diane de Saint Victor
	Name:	Diane de Saint Victor
	Title:	Executive Committee Member and
General Counsel

EDISON ACQUISITION CORPORATION

By:	/s/ Diane de Saint Victor
	Name:	Diane de Saint Victor
	Title:	General Counsel

THOMAS & BETTS CORPORATION

By:	/s/ Dominic J. Pileggi
	Name:	Dominic J. Pileggi
	Title:	Chairman & Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Knowledge of the Company

Dominic J. Pileggi

William E. Weaver, Jr.

Charles L. Treadway

Imad Hajj

J.N. Raines

Peggy P. Gann

Stanley P. Locke

W. David Smith, Jr.

David L. Alyea

Michael J. Geiger

Michael Arney

EXHIBIT B

Knowledge of Parent Group

Natascia Rubinic

Diane de Saint Victor

Annex B

January 29, 2012

Board of Directors
Thomas & Betts Corporation
8155 T&B Boulevard
Memphis, Tennessee 38125	Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Thomas & Betts Corporation (the “Company”) in connection with the Agreement and Plan of Merger, dated as of January 29, 2012 (the “Merger Agreement”), by and among ABB Ltd (“Parent”), Edison Acquisition Corporation, a wholly owned indirect subsidiary of Parent (“Merger Sub”), and the Company, which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.10 per share (the “Company Common Stock”), of the Company, other than shares held by Parent, Merger Sub, any other subsidiary of Parent, the Company or any subsidiary of the Company, will be converted into the right to receive $72.00 in cash (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the

Thomas & Betts Corporation January 29, 2012 Page 2

solvency or fair value of the Company under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us, as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of Company Common Stock.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are

Thomas & Betts Corporation January 29, 2012 Page 3

currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Parent or its affiliates for which they have received compensation, including having acted as joint bookrunner and mandated lead arranger with respect to a pricing and maturity amendment to Parent’s existing $2,000,000,000 revolving credit facility in November 2010 and as joint lead manager with respect to an offering of 4.00% senior unsecured notes due June 2021 by ABB Treasury Center (USA), Inc. (aggregate principal amount $650,000,000) in June 2011. The DB Group may also provide investment and commercial banking services to Parent and the Company in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

THOMAS & BETTS CORPORATION 8155 T&B BOULEVARD 4D-55 MEMPHIS, TN 38125 VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have this proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have this proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SHARES HELD IN THE THOMAS & BETTS EMPLOYEES’ INVESTMENT PLAN Your vote must be received, by internet, phone or mail, by a.m. Central Time on , 2012. TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THOMAS & BETTS CORPORATION The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3: 1. To approve the Agreement and Plan of Merger dated as of January 29, 2012 among Thomas & Betts Corporation, ABB Ltd and Edison Acquisition Corporation. For Against Abstain 2. To approve an adjournment of the special meeting of shareholders if necessary or appropriate, in the view of the Board of Directors, to solicit additional proxies in favor of proposal 1 if there are not sufficient votes at the time of such adjournment to approve proposal 1. 3. To approve, on a non-binding, advisory basis, certain compensation to be paid by Thomas & Betts Corporation to its named executive officers that is based on or otherwise relates to the merger. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature [Joint Owners] Date

THOMAS & BETTS CORPORATION Solicited on Behalf of the Board of Directors SPECIAL MEETING OF SHAREHOLDERS — , 2012 — a.m. at TPC Southwind 3325 Club at Southwind, Memphis, Tennessee 38125 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice of Meeting, Proxy Statement and Proxy Card are available at www.proxyvote.com. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE Proxy — Thomas & Betts Corporation Notice of Special Meeting of Shareholders The shares will be voted as recommended by the Board of Directors unless you indicate otherwise in which case they will be voted as marked. The undersigned hereby appoints [William E. Weaver, Jr.] and [J.N. Raines] as proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Thomas & Betts Corporation held by the undersigned on , 2012 at the Special Meeting of Shareholders to be held on , 2012, or any adjournment or postponement thereof. This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Thomas & Betts Corporation Employees’ Investment Plan (091412). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by a.m. Central Time on , 2012, the plan’s trustee will not be authorized to vote the shares. You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE HEREOF. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. PLEASE VOTE PROMPTLY. UNLESS YOU ARE VOTING BY TELEPHONE OR INTERNET, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE HEREOF AND RETURN IN THE ENCLOSED ENVELOPE. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side hereof.)